Exhibit 10.1

CREDIT AND GUARANTY AGREEMENT

Dated as of December 7, 2007

by and among

THE PROVIDENCE SERVICE CORPORATION,

as the Borrower,

CIT HEALTHCARE LLC,

as Administrative Agent,

BANK OF AMERICA, N.A. AND SUNTRUST BANK,

As Co-Documentation Agents,

ING CAPITAL LLC AND ROYAL BANK OF CANADA,

As Co-Syndication Agents

and

THE OTHER LENDERS PARTY HERETO

Arranged By:

CIT CAPITAL SECURITIES LLC,

as Sole Lead Arranger and Book Runner

i

5.03	Governmental Authorization; Other Consents	62
5.04	Binding Effect	62
5.05	Financial Statements; No Material Adverse Effect	62
5.06	Litigation	63
5.07	No Default	63
5.08	Ownership of Property; Liens	63
5.09	Environmental Compliance	63
5.10	Insurance	64
5.11	Taxes	64
5.12	ERISA Compliance	65
5.13	Subsidiaries	65
5.14	Margin Regulations; Investment Company Act	66
5.15	Disclosure	66
5.16	Compliance with Laws	66
5.17	Intellectual Property; Licenses, Etc.	67
5.18	Broker’s Fees	68
5.19	Labor Matters	68
5.20	Business Locations	68
5.21	Perfection of Security Interests in the Collateral	68
5.22	Solvency	68
5.23	Material Contracts	68
5.24	Patriot Act	68
5.25	Fraud and Abuse	69
5.26	Licensing and Accreditation	69
5.27	Reimbursement from Medical Reimbursement Programs	70
5.28	Medicare and Medicaid Notices and Filings Related to Health Care Business	70
5.29	Captive Insurance Subsidiaries	70

ARTICLE 6 AFFIRMATIVE COVENANTS		71

6.01	Financial Statements	71
6.02	Certificates; Other Information	71
6.03	Notices	73
6.04	Payment of Obligations	74
6.05	Preservation of Existence, Etc.	74
6.06	Maintenance of Properties	74
6.07	Maintenance of Insurance	75
6.08	Compliance with Laws	76
6.09	Books and Records	76
6.10	Inspection Rights	76
6.11	Use of Proceeds	76
6.12	Additional Subsidiaries	77
6.13	ERISA Compliance	77
6.14	Pledged Assets	77
6.15	Covenant with Respect to Environmental Matters	78
6.16	Lenders Meetings	79
6.17	Post Closing Covenants	79

6.18	Interest Rate Protection	80
6.19	Handling of Proceeds of Collateral; Cash Dominion	80

ARTICLE 7 NEGATIVE COVENANTS		80

7.01	Liens	80
7.02	Investments	82
7.03	Indebtedness	83
7.04	Fundamental Changes	84
7.05	Dispositions	85
7.06	Restricted Payments	85
7.07	Change in Nature of Business	85
7.08	Transactions with Affiliates and Insiders	86
7.09	Burdensome Agreements	86
7.10	Use of Proceeds	86
7.11	Amendments of Certain Agreements	86
7.12	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity	87
7.13	Ownership of Subsidiaries	87
7.14	Excluded Subsidiaries	87
7.15	Sale and Leaseback Transactions	87

ARTICLE 8 FINANCIAL COVENANTS		87

8.01	Financial Covenants	87

ARTICLE 9 EVENTS OF DEFAULT AND REMEDIES		89

9.01	Events of Default	89
9.02	Remedies Upon Event of Default	91
9.03	Application of Funds	92

ARTICLE 10 GUARANTY		93

10.01	The Guaranty	93
10.02	Obligations Unconditional	94
10.03	Reinstatement	94
10.04	Waivers	95
10.05	Remedies	95
10.06	Contribution by Guarantors	96
10.07	Guarantee of Payment; Continuing Guarantee	96
10.08	Subordination of Other Obligations	96

ARTICLE 11 THE ADMINISTRATIVE AGENT		97

11.01	Appointment and Authorization of Administrative Agent	97
11.02	Delegation of Duties	97
11.03	Liability of Administrative Agent	98

11.04	Reliance by Administrative Agent	98
11.05	Notice of Default	98
11.06	Credit Decision; Disclosure of Information by Administrative Agent	99
11.07	Indemnification of Administrative Agent	99
11.08	Administrative Agent in its Individual Capacity	100
11.09	Successor Administrative Agent	100
11.10	Administrative Agent May File Proofs of Claim	100
11.11	Collateral and Guaranty Matters	101
11.12	Other Agents; Arrangers and Managers	102
11.13	Cooperation of Loan Parties	102

ARTICLE 12 MISCELLANEOUS		102

12.01	Amendments, Etc.	102
12.02	Notices and Other Communications; Facsimile Copies	104
12.03	No Waiver; Cumulative Remedies	105
12.04	Attorney Costs and Expenses	105
12.05	Indemnification by the Borrower	106
12.06	Payments Set Aside	107
12.07	Successors and Assigns	107
12.08	Confidentiality	111
12.09	Set-off	113
12.10	Interest Rate Limitation	113
12.11	Counterparts	113
12.12	Integration	113
12.13	Survival of Representations and Warranties	114
12.14	Severability	114
12.15	Replacement of Lenders	114
12.16	Governing Law	114
12.17	Waiver of Right to Trial by Jury	115
12.18	USA Patriot Act Notice	115
12.19	Nonliability of Lenders	115

SCHEDULES

1.01(a)	Excluded Subsidiaries
1.01(b)	Existing Letters of Credit
1.01(c)	Collateralized Investments
5.10	Insurance
5.13	Capitalization
5.17	IP Rights
5.19	Labor Matters
5.20(a)	Locations of Real Property
5.20(b)	Locations of Chief Executive Office
5.23	Material Contracts
5.28	Medicare and Medicaid Notices and Filings
6.17	Deposit Accounts
7.01	Liens Existing on the Closing Date
7.02	Investments Existing on the Closing Date
7.03(b)	Indebtedness Existing on the Closing Date
7.03(j)	Letters of credit issued for the Target’s account
7.13	Subsidiaries
12.02	Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B-1	Form of Revolving Note
B-2	Form of Term Note
B-3	Form of Incremental Term Loan Note
C	Form of Compliance Certificate
D	Form of Assignment and Assumption Agreement
E	Form of Joinder Agreement

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT is dated as of December     , 2007 among THE PROVIDENCE SERVICE CORPORATION, a Delaware corporation (the “Borrower”), the Guarantors (as hereinafter defined) from time to time party hereto, the Lenders (as hereinafter defined) from time to time party hereto, and CIT HEALTHCARE LLC, as Administrative Agent, BANK OF AMERICA, N.A. and SUNTRUST BANK, as Co-Documentation Agents, and ING CAPITAL LLC and ROYAL BANK OF CANADA, as Co-Syndication Agents.

The Borrower has requested that the Lenders provide $213,000,000 in senior secured credit facilities for the purposes set forth herein and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2008 Excess Cash Flow Reserve” means the lesser of (i) one-third (1/3) of the sum of clauses (a) through (e) in the definition of “Excess Cash Flow” determined for 2008 or (ii) $6,700,000, to the extent such amount is reserved by the Borrower in 2008 to fund a portion of the earnout payment and payments to optionholders as provided in the Target Acquisition Agreement if the Borrower’s shareholders have not approved at the Borrower’s 2008 annual meeting or before such annual meeting the required increase in the Borrower’s Capital Stock which would permit such payment to be made in shares of its Capital Stock.

“Accounts” means all of the Loan Parties’ present and future: (a) accounts (as defined in the UCC); (b) instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) reserves and credit balances arising in connection with or pursuant to this Agreement; (d) guaranties; (e) other supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (f) property, including notes and deposits, of the Loan Parties’ account debtors securing the obligations owed by such account debtors to the Loan Parties; and (g) all proceeds of any of the foregoing.

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the Property of another Person or all or a portion of the Capital Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Acquisition EBITDA” has the meaning set forth in clause (viii) of the definition of “Permitted Acquisitions”.

“Administrative Agent” means CIT Healthcare LLC in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of CIT Healthcare LLC in its capacity as the Administrative Agent and CIT Capital Securities LLC in its capacity as the Arranger), and its Approved Funds, and the officers, directors, employees, agents, advisors, auditors and Controlling Persons and attorneys-in-fact of such Persons and Affiliates; provided, however, that no Agent-Related Person shall be an Affiliate of the Borrower or the Guarantors.

“Agents” means the Administrative Agent, the Co-Documentation Agents and the Co-Syndication Agents.

“Aggregate Commitments” means, at any time, the aggregate amount of the Commitments of all Lenders at such time.

“Aggregate Payments” has the meaning set forth in Section 10.06.

“Agreement” means this Credit and Guaranty Agreement, as amended, modified, restated, supplemented and extended from time to time.

“Applicable Margin” means the following percentages per annum: (a) with respect to Loans, 2.50% for Base Rate Loans and 3.50% for LIBOR Loans and (b) with respect to Letters of Credit, 3.50%.

“Approved Fund” means (i) any Person (other than a natural person) engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit and that is advised, administered, or managed by a Lender, an Affiliate of a Lender (or an entity or an Affiliate of an entity that administers, advises or manages a Lender); (ii) with respect to any Lender that is an investment fund, any other investment fund that invests in loans and that is advised, administered or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor; and (iii) any third party which provides “warehouse financing” to a Person described in the preceding clause (i) or (ii) (and any Person described in said clause (i) or (ii) shall also be deemed an Approved Fund with respect to such third party providing such warehouse financing).

“Arranger” means CIT Capital Securities LLC, in its capacity as sole lead arranger and book runner.

“Assignment and Assumption” means an Assignment and Assumption Agreement substantially in the form of Exhibit D.

“Assuming Lender” has the meaning specified in Section 2.13(c).

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheet of the Loan Parties and their Subsidiaries (other than the Target and its Subsidiaries) for the Fiscal Years ended December 31, 2004, 2005 and 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Loan Parties and their Subsidiaries (other than the Target and its Subsidiaries) for such Fiscal Years, including the notes thereto.

“Availability Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date in respect of the Revolving Loan, (b) the date of termination of the Revolving Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 9.02 and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 9.02.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% or (b) the per annum rate published from time to time by The Wall Street Journal as the “prime rate” in effect for such day on corporate loans posted by at least 75% of the nation’s 30 largest banks (or, if The Wall Street Journal ceases publishing a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the bank prime loan rate or its equivalent). Any change in the “prime rate” published by The Wall Street Journal shall take effect without notice to the Borrower at the opening of business on the day specified as the effective date of change in the public announcement or publication of such change. The Base Rate is not necessarily the lowest rate of interest charged by Lenders in connection with extensions of credit.

“Base Rate Loan” means a Loan that accrues interest by reference to the Base Rate in accordance with the terms of this Agreement.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of LIBOR Loans, having the same Interest Period made by the Lenders pursuant to Sections 2.01 and 2.02.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, New York City, or the State where the Borrower’s primary operating account is located or, with respect to a Letter of Credit, the state where the L/C Issuer’s office is located and, if such day relates to any LIBOR Loan, means any such day meeting the above requirements on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Businesses” means, at any time, a collective reference to the businesses operated by the Borrower and its Subsidiaries at such time.

“Capital Expenditures” means, with respect to any Person, all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the balance sheet of such Person, including expenditures in respect of Capital Leases.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such person.

“Capital Stock” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Captive Insurance Subsidiaries” means Social Services Providers, Captive Insurance Co., an Arizona corporation and Provado Insurance Services, Inc., a South Carolina corporation.

“Cash Collateralize” has the meaning specified in Section 2.03(e).

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short term commercial paper rating from S&P is at least A1 or the equivalent thereof or from Moody’s is at least P1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A1 (or the equivalent thereof) or better by S&P or P1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d) and (f) cash and uncleared checks maintained in deposit accounts not subject to any Lien other than in favor of the Administrative Agent and non-consensual Permitted Liens.

“Change of Control” means, at any time, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (a) shall have acquired beneficial ownership of 25% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Borrower or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Borrower; (ii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Borrower cease to be occupied by Persons who either (a) were members of the board of directors of the Borrower on the Closing Date or (b) were nominated for election by the board of directors of the Borrower, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or (iii) except to the extent otherwise permitted under this Agreement, the Borrower shall cease to beneficially own and control one hundred percent (100%), on a fully diluted basis, of the economic and voting interests in the Capital Stock of any Guarantor; or (iv) a “Change of Control” or any term of similar effect, as defined in the document governing any Subordinated Indebtedness if (A) such “Change of Control” constitutes an event of default under such governing document or (B) as a result thereof, the holders of the respective Subordinated Indebtedness holding more than $15,000,000 in aggregate principal amount thereof elect to put such Subordinated Indebtedness to the Borrower (or otherwise require the Borrower to redeem or repay such Subordinated Indebtedness).

“Closing Date” means December __, 2007.

“CMS” means the Centers for Medicare and Medicaid Services of HHS and any successor thereof and any predecessor thereof, including the United States Health Care Financing Administration.

“Co-Documentation Agents” means Bank of America, N.A. and SunTrust Bank.

“Co-Syndication Agents” means ING Capital LLC and Royal Bank of Canada.

“Collateral” means, collectively, all real and personal Property with respect to which Liens in favor of the Administrative Agent are granted (or were intended to be granted) pursuant to and in accordance with the terms of the Collateral Documents; provided, that, “Collateral” shall not include the proceeds of the issuance of the Convertible Notes to the extent held in escrow until such proceeds are released to the Borrower.

“Collateral Documents” means, collectively, the Security Agreement, the Securities Account Control Agreement, the Deposit Account Control Agreements and such other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 6.14.

“Collateralized Investment” means (i) an Investment listed on Schedule 1.01(c) or (ii) an Investment consisting of a loan, guaranty or other credit support provided by a Loan Party to or for the benefit of an Affiliate, Excluded Subsidiary or a Managed Entity (for purposes of this definition, the “Obligor”), which satisfies each of the following conditions: (A) the obligation of the Obligor in respect of such Investment is evidenced by a duly executed promissory note, reimbursement agreement or other instrument reasonably satisfactory to Administrative Agent, and the applicable Loan Party shall have pledged or assigned (and, if applicable, endorsed and delivered) such original note, agreement or instrument to Administrative Agent pursuant to documentation reasonably satisfactory to Administrative Agent in form and substance; (B) the obligation of the Obligor in respect of such Investment is secured by a valid and perfected first priority Lien granted in favor of the applicable Loan Party in assets of such Obligor having a fair value (as determined by Administrative Agent in its reasonable discretion) equal to not less than 100% of the amount of such Investment; and (C) such Investment, the obligation of the Obligor to the applicable Loan Party in respect thereof, and the collateral securing such obligation are otherwise satisfactory to Administrative Agent in its reasonable discretion.

“Commitment” means, as to each respective Lender, the Revolving Commitment and/or the Term Loan Commitment, as applicable, set forth in a written notice from such Lender to the Administrative Agent or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in the Register, as applicable, as the same may be reduced or modified at any time and from time to time pursuant to the terms hereof.

“Commitment Letter” means the commitment letter dated November 6, 2007 among the Borrower, the Administrative Agent and the Arranger.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Capital Expenditures” means, for any period, for Loan Parties and their Subsidiaries on a consolidated basis, all Capital Expenditures, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include (a) expenditures made with proceeds of any Involuntary Disposition to the extent such expenditures are used to purchase Property that is the same as or similar to the Property subject to such Involuntary Disposition, or (b) Permitted Acquisitions.

“Consolidated Commitment Fee Charges” means, for any period, the fees paid pursuant to Section 2.08 hereof.

“Consolidated EBITDA” means, for any period for the Consolidated Group on a consolidated basis (without duplication), an amount equal to (a) Consolidated Net Income for such period, minus, (b) to the extent included in calculating Consolidated Net Income, the sum of, without duplication, (i) interest income (whether cash or non-cash) for such period, (ii) income tax credits for such period and (iii) gain from extraordinary or non-recurring items for such period, plus (c) the following to the extent deducted in calculating such Consolidated Net Income, (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Consolidated Group for such period, (iii) the amount of depreciation and amortization expense for such period, (iv) all of the transaction fees, costs and expenses incurred by the Borrower in connection with the Target Acquisition in such period (including without limitation, fees associated with the negotiation and execution of this Agreement and the issuance of the Convertible Notes but exclusive of legal fees) in an aggregate amount not to exceed $20,000,000, (v) the amount of bonuses paid to employees, officers and the executive management team of the Borrower in connection with the Target Acquisition in such period in an aggregate amount not to exceed $1,000,000 (vi) directors’ and officers’ insurance premiums, fees in connection with the filing of notification and report forms under the Hart-Scott-Rodino Antritrust Improvement Act of 1976, as amended, in connection with the Target Acquisition, accountants’ fees, the bonuses paid to the executive management team of the Target, investment banking fees, legal fees and management transaction fees, in each case incurred by the Target in connection with the Target Acquisition in such period in an aggregate amount not to exceed $5,500,000, (vii) other accounting, consulting, amendment and legal fees, costs and expenses incurred by the Target in such period and not related to the Target Acquisition in an aggregate amount not to exceed $1,700,000, (viii) the net settlement amount paid to the Washington Metropolitan Area Transit Authority in such period in an aggregate amount not to exceed $850,000, (ix) fees, costs and expenses incurred by the Target to Capital Associates, Inc. in such period in an aggregate amount not to exceed $1,558,000, (x) the amount reserved in such period with respect to Community Partnership of Southern Arizona in an amount not to exceed $4,018,000 in respect of losses incurred in 2006 and 2007 and (xi) all other non-recurring non-cash charges (including non-cash stock or equity compensation) in such period for which no cash outlay prior to the Termination Date is foreseeable.

“Consolidated Fixed Charges” means, for any period for the Consolidated Group on a consolidated basis, an amount equal to the sum of (a) the cash portion of Consolidated Interest Charges for such period plus (b) Consolidated Scheduled Funded Debt Payments for such period plus (c) taxes paid in cash for such period, all as determined in accordance with GAAP.

“Consolidated Fixed Charges Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the four Fiscal Quarters most recently completed prior to such date less Capital Expenditures in such period to (b) Consolidated Fixed Charges for such period, provided, that for purposes of calculating the Consolidated Fixed Charges Coverage Ratio for (i) the four Fiscal Quarter period ending March 31, 2008, each component of Consolidated Fixed Charges shall be the respective amount for the Fiscal Quarter ending March 31, 2008 multiplied by four (4), (ii) the four Fiscal Quarter period ending June 30, 2008, each component of Consolidated Fixed Charges shall be the respective amount for the two Fiscal Quarter period ending June 30, 2008 multiplied by two (2) and (iii) the four Fiscal Quarter period ending September 30, 2008, each component of Consolidated Fixed Charges shall be the respective amount for the three Fiscal Quarter period ending September 30, 2008 multiplied by four-thirds (4/3).

“Consolidated Funded Indebtedness” means Funded Indebtedness of Loan Parties and their Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated Group” means the Loan Parties and their Subsidiaries.

“Consolidated Interest Charges” means, for any period, the interest expense (including any rent expense for such period under Capital Leases that is treated as interest in accordance with GAAP) of the Consolidated Group for such period with respect to all outstanding Indebtedness of the Consolidated Group (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period for the Consolidated Group on a consolidated basis, the net income of the Consolidated Group for such period as determined in accordance with GAAP, but excluding for all purposes minority-owned Subsidiaries (except to the extent of net income distributed or representing a management fee or other similar fee).

“Consolidated Scheduled Funded Debt Payments” means, for any period for the Consolidated Group on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness scheduled to be paid during such period, as determined in accordance with GAAP. For purposes of this definition, payments of principal scheduled to be paid (a) shall be determined after giving effect to any reduction of such scheduled payments resulting from the application of any voluntary prepayments made during the applicable period, (b) shall be deemed to include the Attributable Indebtedness in respect of Capital Leases, Synthetic Leases and Sale and Leaseback Transactions, (c) shall not include any mandatory prepayments required pursuant to Section 2.04, and (d) shall be determined without giving effect to the Following Business Day Convention.

“Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness minus Subordinated Indebtedness as of such date to (b) Consolidated EBITDA for the four Fiscal Quarters most recently completed prior to such date.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the four Fiscal Quarters most recently completed prior to such date.

“Contract Provider” means any Person or any employee, agent or subcontractor of such Person who provides professional health care services under or pursuant to any employment arrangement or contract with the Borrower or any Subsidiary.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Contributing Guarantors” has the meaning set forth in Section 10.06.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Convertible Notes” means those notes issued pursuant to that certain Indenture dated as of November 13, 2007 by and among the Borrower, as issuer, and The Bank of New York Trust Company, N.A., as trustee.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Loan Party other than Indebtedness permitted under Section 7.03.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a LIBOR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin then applicable to Letters of Credit plus 2% per annum, in all cases to the fullest extent permitted by applicable Laws. Interest accruing at the Default Rate shall be immediately payable upon demand.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in Letters of Credit required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or becomes the subject of a bankruptcy or insolvency proceeding under any Debtor Relief Laws.

“Deposit Account Control Agreement” means an agreement among a Loan Party, a depository institution, and the Administrative Agent, which agreement is in a form reasonably acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) described therein, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time, and contains such other terms and conditions as Administrative Agent may require.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by any Loan Party or any Subsidiary (including the Capital Stock of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the sale, lease, license, transfer or other disposition of inventory or other assets in the ordinary course of business of the Loan Parties and their Subsidiaries, (b) the sale, lease, license, transfer or other disposition of machinery and equipment no longer used or useful in the conduct of business of the Loan Parties and their Subsidiaries, (c) any sale, lease, license, transfer or other disposition of Property by any Loan Party or any Subsidiary to any other Loan Party, (d) any Involuntary Disposition by any Loan Party or any Subsidiary, (e) any sale, lease, license, transfer or other disposition of Property by any Foreign Subsidiary to another Foreign Subsidiary, (f) any license of any IP Rights by any Loan Party or any Subsidiary in the ordinary course of business, and (g) any sale, transfer, license, lease or other disposition of any Property by any Loan Party or any Subsidiary in a single transaction or series of substantially related transactions for less than $500,000 in the aggregate.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f to 300j-26 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions and common law relating to pollution, the protection of the environment, natural resources, human health or the release of any materials into the environment, including those related to Hazardous Materials, hazardous substances or wastes, indoor and outdoor air emissions, soil, groundwater, wastewater, surface water, stormwater, wetlands, sediment and discharges of wastewater to public treatment systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, losses, punitive damages, consequential damages, costs of environmental investigation and remediation, fines, penalties, indemnities or expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants)), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means any issuance by any Loan Party or any Subsidiary thereof to any Person of shares of its Capital Stock, other than (a) any issuance by the Borrower of shares of its Capital Stock pursuant to the exercise of options or warrants, (b) any issuance by the Borrower of shares of its Capital Stock pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities, (c) any issuance by the Borrower of shares of its Capital Stock as consideration for or to finance a Permitted Acquisition, (d) the issuance by the Borrower of its Capital Stock or the grant of options, warrants or other rights to receive shares of its Capital Stock to directors, officers, employees and consultants pursuant to employee benefit or incentive plans or other similar arrangements and (e) any issuance of Capital Stock by the Subsidiaries of the Borrower to the Borrower or to other Subsidiaries (other than to the Excluded Subsidiaries). The term “Equity Issuance” shall not be deemed to include any (i) Disposition, (ii) issuances of Capital Stock of the Borrower used to fund the earnout payment as provided in the Target Acquisition Agreement or any other earnout payment provided in connection with any Permitted Acquisition that occurs after the Closing Date or with any Acquisition that occurred prior to the Closing Date and (iii) the cancellation of options to acquire and the issuance of Capital Stock of the Borrower pursuant to the Target Acquisition Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any successor thereto.

“ERISA Affiliate” means any corporation, trade or business (whether or not incorporated) under common control with a Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code). Any former ERISA Affiliate of the Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Borrower or any of its Subsidiaries within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower or any of its Subsidiaries and with respect to liabilities arising after such period for which the Borrower or any of its Subsidiaries could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate; (g) the occurrence of an act or omission which could give rise to the imposition on the Borrower or any ERISA Affiliate of material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Plan; (h) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower or any ERISA Affiliate in connection with any Plan; (i) receipt from the IRS of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (j) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; (k) the commencement of any administrative investigation, audit or other administrative proceeding by the Department of Labor, IRS or other Governmental Authority, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program; or (l) the occurrence of a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means, with respect to the Consolidated Group on a consolidated basis, for any period: (a) Consolidated Net Income; (b) plus decreases or minus increases (as the case may be) in net working capital (other than decreases in net working capital attributable to the accrual of earnout payments provided in connection with the Target Acquisition, any Permitted Acquisition that occurs after the Closing Date or with any Acquisition that occurred prior to the Closing Date), (c) plus non-cash depreciation, non-cash amortization and other non-cash charges, (d) minus without duplication the sum of (i) Consolidated Capital Expenditures (to the extent not financed with Funded Indebtedness or reinvestments of Net Cash Proceeds), (ii) to the extent not taken into account in the calculation of Consolidated Net Income, (w) all of the transaction fees, costs and expenses incurred by the Borrower and paid in the respective period in connection with the Target Acquisition (including without limitation, fees associated with the negotiation and execution of this Agreement and the issuance of the Convertible Notes but exclusive of legal fees) not to exceed $20,000,000, (x) the principal amortization during such period with respect to Capital Leases, (y) all regularly scheduled principal payments and voluntary principal prepayments under the Loans (other than in respect of the Revolving Loans to the extent not accompanied by an equivalent permanent reduction of the Revolving Commitments) and any regularly scheduled principal payments or mandatory prepayments of Funded Indebtedness, in each case in such period, and (z) earnout payments provided in connection with any Permitted Acquisition that occurs after the Closing Date or with any Acquisition that occurred prior to the Closing Date and (iii) to the extent included in the calculation of Consolidated Net Income, the positive effect, if any, on Consolidated Net Income from an event which resulted in a mandatory principal payment pursuant to Section 2.04 and which was actually paid in such period pursuant to Section 2.04; provided, that in respect of 2008, the Excess Cash Flow shall be reduced by the 2008 Excess Cash Flow Reserve.

“Excess Liquidity” means the sum of (a) Revolving Availability plus (b) the aggregate balance of cash and Cash Equivalents of the Loan Parties, not subject to any Lien or encumbrance, other than in favor of the Administrative Agent and non-consensual Permitted Liens.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means any deposit account that is used solely for payment of payroll, bonuses, other compensation and related expenses and other operating expenses in the ordinary course of business and is not a depository account for the deposit of funds by account debtors.

“Excluded Property” means, with respect to any Loan Party (a) any owned or leased real or personal Property which is located outside of the United States, (b) any leased Real Property, (c) any personal Property (including motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the UCC or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, unless reasonably requested by the Administrative Agent or the Required Lenders in its or their good faith credit judgment, (d) any Property which, subject to the terms of Section 7.01, is subject to a Lien of the type described in Section 7.01(g) pursuant to documents which prohibit such Loan Party from granting any other Liens in such Property, (e) other than Accounts, any lease or license if the grant of a security interest in such lease or license is prohibited by the terms of such lease or license or by Law and would result in the termination of such lease or license, but only to the extent that (i) after reasonable efforts, consent from the relevant party or parties has not been obtained and (ii) any such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable law (including Debtor Relief Laws) or principles of equity, (f) owned Real Property with a fair market value of less than $500,000 and (g) any Excluded Account.

“Excluded Subsidiaries” means those Subsidiaries of the Borrower listed on Schedule 1.01(a) and any Foreign Subsidiaries.

“Exclusion Event” means an event or events resulting in the exclusion of the Borrower or any Subsidiary or any of the Facilities from participation in any Medical Reimbursement Program and which is reasonably likely to result in a loss of 10% or more of the consolidated revenues of the Borrower and its Subsidiaries or Consolidated EBITDA during the 12-month period succeeding such event or events.

“Existing Borrower Credit Agreement” means that certain Second Amended and Restated Loan and Security Agreement dated as of June 28, 2005 among the Borrower, the Subsidiaries named therein and CIT Healthcare LLC (as successor in interest to Healthcare Business Credit Corporation).

“Existing Credit Agreements” means the Existing Borrower Credit Agreement and the Existing Target Credit Agreement.

“Existing Letters of Credit” means those letters of credit listed on Schedule 1.01(b).

“Existing Target Credit Agreement” means that certain revolving Credit and Term Loan Agreement dated as of May 28, 2004 among Logisticare Solutions, LLC, the guarantors defined therein, Fleet National Bank and the other financial institutions named therein.

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Loan Party not in the ordinary course of business and arising from tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments; provided that Extraordinary Receipts shall exclude any single or related series of amounts received in an aggregate amount less than $500,000.

“Facilities” means, at any time, the facilities and real properties owned, leased, managed or operated by any Loan Party or any Subsidiary, from which any Loan Party or any Subsidiary provides or furnishes goods or services.

“Fair Share” has the meaning set forth in Section 10.06.

“Fair Share Contribution Amount” has the meaning set forth in Section 10.06.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent, in its reasonable credit judgment.

“Fee Letter” means the letter agreement dated November 6, 2007 among the Borrower, the Administrative Agent and the Arranger.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Loan Parties and their Subsidiaries ending on December 31 of each calendar year.

“Following Business Day Convention” means a contractual provision or provision of applicable Laws pursuant to which a scheduled date for payment or performance of an obligation, which date is not a Business Day, is extended to the first following day that is a Business Day.

“Foreign Lender” has the meaning specified in Section 3.01(e).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations and any Subordinated Indebtedness) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money indebtedness;

(c) the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d) the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds (other than surety bonds issued for the account of any Loan Party or its Subsidiaries in the ordinary course of business and for the benefit of governmental agencies or any other Persons party to the contracts with any Loan Party or its Subsidiaries);

(e) all obligations in respect of the deferred purchase price of Property or services (other than trade accounts payable and accrued liabilities in the ordinary course of business);

(f) Attributable Indebtedness in respect of Capital Leases;

(g) all preferred stock or other equity interests providing for mandatory redemptions sinking fund or like payments prior to the Maturity Date in respect of the Term Loan;

(h) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; and

(i) all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person.

“Funding Guarantors” has the meaning set forth in Section 10.06.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Account Debtor” means an account debtor making payments under Medicare, Medicaid and TRICARE and any other health care program operated by or financed in whole or in part by any foreign or domestic federal, state or local government.

“Governmental Approvals” means any and all Permits of each Governmental Authority issued or required under Laws applicable to the business of the Borrower or any of its Subsidiaries or necessary in the sale, furnishing, or delivery of goods or services under Laws applicable to the business of the Borrower or any of its Subsidiaries.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Reimbursement Program Cost” means with respect to and payable by the Borrower and its Subsidiaries the sum of:

(a) all amounts (including punitive and other similar amounts) agreed to be paid or payable (i) in settlement of claims or (ii) as a result of a final, non-appealable judgment, award or similar order, in each case, relating to participation in Medical Reimbursement Programs;

(b) all final, non-appealable fines, penalties, forfeitures or other amounts rendered pursuant to criminal indictments or other criminal proceedings relating to participation in Medical Reimbursement Programs; and

(c) the amount of final, non-appealable recovery, damages, awards, penalties, forfeitures or similar amounts rendered in any litigation, suit, arbitration, investigation, review or other legal or administrative proceeding of any kind relating to participation in Medical Reimbursement Programs.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 10.01.

“Guarantor” means all existing and future direct and indirect Domestic Subsidiaries of the Borrower other than Excluded Subsidiaries.

“Guaranty” means the guaranty made by each Guarantor in favor of the Administrative Agent, the Lenders and the other Secured Parties pursuant to Article 10.

“HHS” means the United States Department of Health and Human Services and any successor thereof.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-191, Aug. 21, 1996, 110 Stat. 1936.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead-based paint, toxic mold or fungus, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Healthcare Laws” means all federal and state laws applicable to the business of Borrower regulating the provision of and payment for healthcare services, including HIPAA, Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7b (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and Section 1877 of the Social Security Act, as amended, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute,” and all rules and regulations promulgated thereunder, including the Medicare Regulations and the Medicaid Regulations.

“Healthcare Permit” means a Governmental Approval required under Healthcare Laws applicable to the business of the Borrower or any of its Subsidiaries or necessary in the sale, furnishing, or delivery of goods or services under Healthcare Laws applicable to the business of the Borrower or any of its Subsidiaries.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Party” means any Person that is a counterparty to a Hedge Agreement with a Loan Party.

“Immaterial Subsidiary” means a Subsidiary whose revenues for the year immediately preceding the date of determination is less than 2.5% of the consolidated revenues of the Borrower and its Subsidiaries for such year; provided, that for 2006 and 2007 such consolidated revenues shall be calculated on a pro forma basis to include the revenues of the Target and its Subsidiaries.

“Incremental Term Loan” has the meaning specified in Section 2.13(a).

“Incremental Term Loan Commitment Date” has the meaning specified in Section 2.13(b).

“Incremental Term Loan Effective Date” has the meaning specified in Section 2.13(a).

“Incremental Term Loan Lenders” has the meaning specified in Section 2.13(c).

“Incremental Term Loan Note” has the meaning set forth in Section 2.10(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Indebtedness;

(b) the Termination Value of any Hedge Agreement;

(c) Synthetic Leases, Sale and Leaseback Transactions and Securitization Transactions; and

(d) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (b) and (c) above of any other Person.

“Indemnified Liabilities” has the meaning set forth in Section 12.05.

“Indemnitees” has the meaning set forth in Section 12.05.

“Information” has the meaning set forth in Section 12.08(a).

“Interest Payment Date” means (a) as to any LIBOR Loan, the last day of each Interest Period applicable to such LIBOR Loan and the Maturity Date in respect of such Loan; provided, however, that if any Interest Period for a LIBOR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each calendar quarter and the Maturity Date in respect of such Loan.

“Interest Period” means, as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date in respect of such Loan.

“Interim Financial Statements” means, collectively, the unaudited consolidated financial statements of the Borrower and its Subsidiaries (other than Target and its Subsidiaries) for the Fiscal Quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows, for the Fiscal Quarter ended on such dates.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of any of the Capital Stock of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of any Loan Party.

“IP Rights” has the meaning set forth in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower or in favor of such L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit E executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 6.12.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, compacts, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means (a) the issuance of a Letter of Credit (other than a Supported Letter of Credit) or extension of the expiry date thereof, or the increase of the amount thereof and (b) with respect to any Supported Letter of Credit, the entry into any Support Agreement by Administrative Agent.

“L/C Issuer” means (i) one or more banks, trust companies or other Persons in each case expressly identified by Administrative Agent from time to time, in its sole discretion, as an L/C Issuer for purposes of issuing one or more Letters of Credit hereunder or (ii) any Lender designated by Borrower and reasonably acceptable to Administrative Agent; provided, that the issuing bank under the Existing Letters of Credit shall not be deemed an “L/C Issuer” for purposes of issuing Letters of Credit after the date hereof until it has notified the Borrower and the Administrative Agent in writing that it agrees to act as such.

“Lender” means each Person identified as a “Lender” on the signature pages hereto or who becomes a Lender pursuant to Section 2.13 and its successors and assigns and, as the context requires, the L/C Issuer.

“Lender Parties” has the meaning specified in Section 12.07(g).

“Lender Securitization” has the meaning specified in Section 12.07(g).

“Lender Securitization Liabilities” has the meaning specified in Section 12.07(g).

“Lender Securitization Parties” has the meaning specified in Section 12.07(g).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means a standby or documentary (trade) letter of credit issued for the account of the Borrower by an L/C Issuer which expires by its terms within one year after the date of issuance and in any event at least thirty (30) days prior to the Maturity Date in respect of the Revolving Loan. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiry date for one or more successive one (1) year periods provided that the L/C Issuer that issued such Letter of Credit has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth (30th) day prior to the Maturity Date in respect of the Revolving Loan unless Cash Collateralized. “Letter of Credit” includes the Existing Letters of Credit.

“Letter of Credit Fee” has the meaning specified in Section 2.03(b).

“Letter of Credit Liabilities” means, at any time of calculation, the sum of (i) without duplication, the amount then available for drawing under all outstanding Letters of Credit, without regard to whether any conditions to drawing thereunder can then be met plus (ii) without duplication, the aggregate unpaid amount of all reimbursement obligations in respect of previous drawings made under all outstanding Letters of Credit. The Letter of Credit Liability of any Revolving Lender at any time shall be its Pro Rata Share of the total Letter of Credit Liabilities at such time.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the total Revolving Commitments and (b) $40,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the total Revolving Commitments.

“LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to (i) the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 as the offered rate for loans in United States dollars for the applicable Interest Period under the caption British Bankers Association LIBO Rates as of 11:00 a.m. (London time) two Business Days before the first day of such Interest Period; divided by (ii) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein). If Bloomberg Professional Service no longer reports the LIBOR or if such index no longer exists or if Page BBAM 1 no longer exists, the Administrative Agent may select a replacement index or replacement page, as the case may be, consistent with market practices at the time.

“LIBOR Loan” means any Loan that accrues interest by reference to the LIBO Rate, in accordance with the terms of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article 2 in the form of a Term Loan, a Revolving Loan and/or an Incremental Term Loan.

“Loan Documents” means this Agreement, each Note, each Letter of Credit, each Joinder Agreement, each Collateral Document, each Request for Credit Extension, each Issuer Document, each Compliance Certificate and each other document, instrument or agreement from time to time executed by any Loan Party or any Subsidiary or any Responsible Officer thereof and delivered in connection with the transactions contemplated by this Agreement; provided that a Hedge Agreement shall be a Loan Document only to the extent it is a Secured Hedge Agreement.

“Loan Notice” means a notice of (a) a Borrowing of the Term Loan, (b) a Borrowing of Revolving Loans, (c) a conversion of Loans from one Type to the other pursuant to Section 2.02(a), or (d) a continuation of LIBOR Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor party hereto.

“Majority Revolving Lenders” mean the holders of more than 50% of the sum of the aggregate unpaid principal amount of the Revolving Exposure (or, prior to the termination of the Revolving Commitments, the holders of more than 50% of the aggregate Revolving Commitments).

“Managed Entities” means any Person for which the Borrower or any of its Affiliates provides or intends to provide management or administrative services, excluding each of the Excluded Subsidiaries (other than the Captive Insurance Subsidiaries).

“Master Agreement” has the meaning set forth in the definition of “Hedge Agreement.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Loan Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties taken as a whole to perform their obligations under any respective Loan Document (as determined by the Administrative Agent in its reasonable discretion); (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties taken as a whole of any respective Loan Document; or (d) a material adverse effect on the validity, perfection or priority of a Lien in favor of the Administrative Agent for the benefit of the Secured Parties on any material portion of the Collateral or on the aggregate value of the Collateral.

“Material Contract” means any lease of real or personal property, contract or other arrangement to which any Loan Party or any of its Subsidiaries is a party (other than the Loan Documents), for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means (a) with respect to the Revolving Loan, the fifth (5th) anniversary of the Closing Date and (b) with respect to the Term Loan, the sixth (6th) anniversary of the Closing Date.

“Medicaid” means that means-tested entitlement program under Title XIX of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United States Code, as amended, and any statute succeeding thereto.

“Medicaid Provider Agreement” means an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care provider or supplier under which the health care provider or supplier agrees to provide items and services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.

“Medicaid Regulations” means, collectively, (i) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (ii) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (i) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (i) above; (iii) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (i) and (ii) above; and (iv) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (iii) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (iii) above, in each case as may be amended, supplemented or otherwise modified from time to time.

“Medical Reimbursement Programs” means a collective reference to Medicare, Medicaid and TRICARE and any other health care program operated by or financed in whole or in part by any foreign or domestic federal, state or local government and any other non-government funded third party payor programs.

“Medicare” means that government-sponsored entitlement program under Title XVIII of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code, as amended, and any statute succeeding thereto.

“Medicare Provider Agreement” means an agreement entered into between CMS or other such entity administering the Medicare program on behalf of CMS, and a health care provider or supplier under which the health care provider or supplier agrees to provide items and services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.

“Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including CMS, the OIG, HHS, or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Sections 4001(a)(3) or 3(37) of ERISA that is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six (6) plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Involuntary Disposition, Equity Issuance, or Debt Issuance net of (a) direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof, and (c) the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent or any other Permitted Lien agreed to by the Administrative Agent) on the related Property; it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents received upon the sale or other disposition of any non cash consideration received by the Borrower or any Subsidiary in any Disposition, Involuntary Disposition, Equity Issuance or Debt Issuance.

“Note” or “Notes” means each Term Note, each Revolving Note and/or each Incremental Term Loan Note, individually or collectively, as appropriate.

“Notice of L/C Credit Event” means a notice from a Responsible Officer of Borrower to Administrative Agent with respect to any issuance, increase or extension of a Letter of Credit specifying: (i) the date of issuance or increase of a Letter of Credit; (ii) the identity of the L/C Issuer with respect to such Letter of Credit, (iii) the expiry date of such Letter of Credit; (iv) the proposed terms of such Letter of Credit, including the face amount; and (v) the transactions that are to be supported or financed with such Letter of Credit or increase thereof.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include any obligations or liabilities of any Loan Party under any Secured Hedge Agreement.

“Obligee” has the meaning set forth in Section 10.08.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OIG” means the Office of Inspector General of HHS and any successor thereof.

“Organization Documents” means, (a) with respect to any corporation, the, charter, certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Participant” has the meaning set forth in Section 12.07(d).

“Participating Lender” has the meaning specified in Section 2.13(c).

“Patriot Act” has the meaning specified in Section 5.24.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Plan, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six (6) plan years.

“Permit” means any governmental license, authorization, registration, permit, drug or device authorization and approval, certificate, franchise, qualification, accreditation, consent and approval required under any applicable Law in order for any Person to carry on its business as now conducted.

“Permitted Acquisitions” means (a) the Target Acquisition and (b) Investments consisting of an Acquisition by any Loan Party or any Subsidiary, provided that (i) the Property acquired (or the Property of the Person acquired) in such Acquisition is used or useful in the same or a substantially related line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date, (ii) the Administrative Agent shall have received not less than (A) thirty (30) days prior notice of such Acquisition if the Total Consideration paid by such Loan Party or Subsidiary is greater than or equal to $2,000,000, and (B) five (5) days prior notice of such Acquisition if the Total Consideration paid by such Loan Party or Subsidiary is less than $2,000,000, which notice in each case shall contain a summary, in reasonable detail, of the acquisition terms and conditions, including price, and Borrower’s projections prepared in connection with such Acquisition, (iii) at or prior to the closing of such Permitted Acquisition, the Administrative Agent shall be granted a first priority perfected Lien (subject to Permitted Liens) in the assets and capital stock or other equity interests of such acquisition target or Subsidiary and such acquisition target or Subsidiary shall join this Agreement and the other Loan Documents as a Loan Party pursuant to the terms of Section 6.12, except if such acquisition target or Subsidiary will be or is, as the case may be, a Foreign Subsidiary, (iv) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (v) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Article 8 as of the most recent Fiscal Quarter for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b), as applicable and no other Default exists or would be caused by such Acquisition, (vi) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, (vii) if such transaction involves the purchase of an interest in a partnership between the Borrower (or any Subsidiary) as a general partner and entities unaffiliated with the Borrower or such Subsidiary as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly owned by the Borrower newly formed for the sole purpose of effecting such transaction, (viii) if the Total Consideration for any Acquisition (exclusive of any earnout payments determined on the basis of Acquisition EBITDA of the target subsequent to the Acquisition) is greater than $3,000,000, the Acquisition target’s net income for the four fiscal quarter period ended immediately preceding such Acquisition, plus to the extent deducted in computing such net income, interest expense, income tax expense, depreciation expense and amortization expense (such net income for such four fiscal quarter period as adjusted, the “Acquisition EBITDA”) otherwise included therein after giving pro forma effect to changes in such Acquisition EBITDA from cost savings reasonably satisfactory to the Administrative Agent to be implemented in the immediately succeeding four Fiscal Quarter period, shall be greater than $1 and (ix) the Total Consideration paid by the Loan Parties and their Subsidiaries for all Acquisitions occurring in any Fiscal Year shall not exceed $20,000,000 and in the aggregate prior to the Maturity Date in respect of the Term Loan shall not exceed $60,000,000; provided, that if the Consolidated Total Leverage Ratio is not greater than 4.00 to 1.00 (x) as of the end of any period of four Fiscal Quarters or (y) as a result of a prepayment of the Loans from the proceeds of an Equity Issuance in accordance with Section 2.04(b)(iii) calculated as of the last day of the most recently ended four Fiscal Quarter period giving pro forma effect to such prepayment as if it had been made on such day, then such amounts shall be increased to $25,000,000 and $75,000,000, respectively, for so long as the Consolidated Total Leverage Ratio thereafter is not greater than 4.00 to 1.00 as of the end of any period of four Fiscal Quarters; provided, that no Default or Event of Default shall be deemed to have occurred following any date on which the Consolidated Total Leverage Ratio is greater than 4.00 to 1.00 based solely on any Acquisitions made prior thereto as permitted hereunder.

“Permitted Liens” means, at any time, Liens in respect of Property of the Loan Parties and their Subsidiaries permitted to exist at such time pursuant to the terms of Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means (i) any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates; and (ii) all other employee benefit plans, programs, policies, agreements or arrangements, including any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan or other equity-based plan, change in control agreement, retention, severance pay plan, dependent care plan, sick leave, disability, death benefit, group insurance, hospitalization, dental, life, any fund, trust or arrangement providing health benefits including multiemployer welfare arrangements, a multiple employer welfare fund or arrangement, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, termination agreement, severance agreement, non-competition agreement, consulting agreement, confidentiality agreement, vacation policy, employee loan, or other similar plan, agreement or arrangement, whether written or oral, funded or unfunded, or actual or contingent which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Proceedings” means any actual or threatened civil, equitable or criminal proceeding litigation, action, suit, claim, investigation (governmental or judicial or otherwise), dispute indictment or prosecution, pleading, demand or the imposition of any fine or penalty or similar matter.

“Pro Forma Basis” means, for purposes of calculating the financial covenants in Article 8, that any Disposition, Involuntary Disposition, Restricted Payment or Acquisition shall be deemed to have occurred as of the first day of the four Fiscal Quarter period most recently ended prior to the date of such transaction for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b). In connection with the foregoing, (a) with respect to any Disposition or Involuntary Disposition, (i) income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement items attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Loan

Parties and their Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by any Loan Party or any Subsidiary (including the Person or Property acquired) in connection with such transaction and any Indebtedness of the Person or Property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the financial covenants set forth in Article 8 as of the most recent Fiscal Quarter end for which the Loan Parties have delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b) after giving effect to the applicable transaction on a Pro Forma Basis.

“Pro Rata Share” means, with respect to any Lender at any time, (a) with respect to such Lender’s Revolving Commitment and Letter of Credit Liabilities at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitment of such Lender at such time and the denominator of which is the amount of the total Revolving Commitments at such time; provided that if commitments of each Lender to make Revolving Loans have been terminated pursuant to Section 9.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof, (b) with respect to the outstanding Term Loan at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the outstanding Term Loan held by such Lender at such time and the denominator of which is the aggregate outstanding principal amount of the Term Loan held by all Term Loan Lenders at such time, and (c) with respect to such Lender’s commitment to fund a portion of the Incremental Term Loan, a fraction (expressed as a percentage, carried out to the ninth decimal point), the numerator of which is the amount of such Lender’s commitment to fund a portion of the Incremental Term Loan at such time and the denominator of which is the amount of the total commitments to fund the Incremental Term Loan at such time; provided, that following the Incremental Term Loan Effective Date, “Pro Rata Share” shall mean with respect to the Incremental Term Loan, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the outstanding Incremental Term Loan held by such Lender at such time and the denominator of which is the aggregate principal outstanding amount of the Incremental Term Loan held by all Incremental Term Loan Lenders at such time.

“Property” means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock.

“Prospective Lender” has the meaning specified in Section 2.13(b).

“Rating Agencies” has the meaning set forth in Section 12.08(a).

“Real Property” means the real estate listed on Schedule 5.20(a), and any other real estate owned or leased after the Closing Date.

“Register” has the meaning set forth in Section 12.07(c).

“Registrar” has the meaning set forth in Section 12.07(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Representatives” has the meaning set forth in Section 12.08(a).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans or a Loan Notice and (b) with respect to an L/C Credit Extension, a Notice of L/C Credit Event.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than fifty percent (50%) of (a) the Revolving Commitments and the outstanding Term Loan, or (b) if the Revolving Commitments have been terminated, the Revolving Exposures and outstanding Term Loan. The Revolving Commitments (or, if the Revolving Commitments have terminated, the Revolving Exposure) and the outstanding Term Loan held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is executed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Capital Stock (or any warrants, options or other rights relating thereto) of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (d) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness of any Loan Party or any of its Subsidiaries, and (e) any payment from any Loan Party to the Borrower not expressly permitted by Section 7.06.

“Revolving Availability” means, at any time, an amount equal to (a) the total Revolving Commitments less (b) the total Revolving Exposures at such time.

“Revolving Commitment” means, as to each respective Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01 and (b) and to acquire participations in Letters of Credit pursuant to Section 2.03 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth in a written notice from such Lender to the Administrative Agent or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in the Register, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Revolving Commitments is $40,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its Letter of Credit Liabilities at such time.

“Revolving Lenders” means, as of any date of determination, Lenders having a Revolving Commitment, or after the Revolving Commitments have terminated, Lenders holding any portion of the outstanding Revolving Loan.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Loan Account” means the loan account on the Administrative Agent’s books, in the name of the Borrower on behalf of the Borrower, in which the Borrower will be charged with all Obligations when due or incurred by the Administrative Agent or any Lender.

“Revolving Note” has the meaning specified in Section 2.10(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Hedge Agreement required or permitted by this Agreement that is entered into by and between a Loan Party and a Secured Hedge Provider; provided that on the effective date of any Hedge Agreement to which the Administrative Agent (or an Affiliate thereof) is not a party and from time to time thereafter at the request of the Administrative Agent, such Loan Party and such Secured Hedge Provider shall notify the Administrative Agent of the aggregate amount of the exposure of such Loan Party under such Hedge Agreement.

“Secured Hedge Provider” means (i) the Administrative Agent or any of its Affiliates (or any Person who was an Affiliate of the Administrative Agent at the time such Person entered into a Secured Hedge Agreement), and (ii) any other Lender or Affiliate of a Lender, each in their capacity as a counterparty to a Secured Hedge Agreement.

“Secured Parties” means, collectively, the Administrative Agent, all other Agents, the Arranger, the Lenders, the L/C Issuer (solely to the extent such L/C Issuer also is the Administrative Agent or a Lender) and, solely for the purpose of (i) identifying the Persons entitled to share in payments and collections from the Collateral as more fully set forth in this Agreement and the Collateral Documents, (ii) determining the beneficiaries of the guarantees set forth in Article 10 and (iii) Article 11, the Secured Hedge Providers.

“Securities Account Control Agreement” shall mean an agreement, among a Loan Party, a securities intermediary, and the Administrative Agent, which agreement is in a form reasonably acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Articles 8 and 9 of the UCC) over the securities account(s) described therein, as the same may be as amended, modified, extended, restated, replaced, or supplemented from time to time.

“Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of any Person.

“Security Agreement” means the Security and Pledge Agreement dated as of the Closing Date executed in favor of the Administrative Agent by each of the Loan Parties which is a party thereto, as amended, modified and supplemented from time to time.

“Social Security Act” means the Social Security Act of 1965 as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the assets of such Person exceed its liabilities, including contingent liabilities, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liabilities of such Person or its debts as they become absolute and matured, (c) the remaining capital of such Person is not unreasonably small to conduct its business, and (d) such Person will not have incurred debts and does not have the present intent to incur debts, beyond its ability to pay such debts as they mature. In computing the amount of contingent liabilities of any Person on any date, such liabilities shall be computed at the amount that, in the good faith credit judgment of the Administrative Agent, in light of all facts and circumstances existing at such time, represents the amount of such liabilities that reasonably can be expected to become actual or matured liabilities.

“Subordinated Indebtedness” means Indebtedness of any Loan Party that is subordinated to the prior payment and satisfaction of the Obligations pursuant to the terms of a Subordination Agreement, and the Indebtedness evidenced by the Convertible Notes.

“Subordinated Indebtedness Documents” means any agreement evidencing Subordinated Indebtedness and Subordination Agreements, all security agreements, guaranty agreements and other documents, agreements and instruments executed in connection therewith, including in the case of the Convertible Notes, the Convertible Senior Subordinated Note Indenture dated as of November 13, 2007 between the Borrower, as issuer and The Bank of New York Trust Company, N.A, as trustee.

“Subordination Agreement(s)” means (a) an agreement (in form and substance reasonably satisfactory to the Administrative Agent) among any Loan Party, a subordinating creditor of such Loan Party and the Administrative Agent, on behalf of the Secured Parties, pursuant to which (i) the Subordinated Indebtedness is subordinated to the prior payment and satisfaction of the Obligations and (ii) the subordinating creditor agrees not to require, accept or maintain any Lien(s) on any assets of the Loan Parties and their Subsidiaries, and (b) any note, indenture, note purchase agreement or similar instrument or agreement, pursuant to which the indebtedness evidenced thereby or issued thereunder is subordinated to the Obligations by the express terms of such note, indenture, note purchase agreement or similar instrument or agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Loan Parties.

“Support Agreement” has the meaning specified in Section 2.03(a).

“Supported Letter of Credit” means a Letter of Credit issued by a L/C Issuer in reliance on one or more Support Agreements.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Target” means Charter LCI Corporation, a Delaware corporation.

“Target Acquisition” means the acquisition by the Borrower of all of the issued and outstanding shares of Capital Stock of Target under and pursuant to the Target Acquisition Agreement.

“Target Acquisition Agreement” means that certain Agreement and Plan of Merger dated as of November 6, 2007 among Target, the Borrower, a wholly-owned Subsidiary of the Borrower, the shareholders of Target and the representative of such shareholders.

“Target Acquisition Documents” means the Target Acquisition Agreement and each of the other documents, instruments and agreements executed and delivered in connection with the Target Acquisition.

“Target Material Adverse Effect” shall mean any occurrence, event, fact, condition, effect or change, whether determined individually or in the aggregate, that does, or is reasonably likely to, (a) have a material adverse effect on the business (as presently conducted), operations, results of operations, properties or financial condition of the Target and its Subsidiaries, taken as a whole, other than any occurrence, event, fact, condition, effect or change (i) resulting from performance in accordance with the express terms of the Target Acquisition Agreement by the parties thereto of their respective covenants contained therein; (ii) impacting the economy, securities markets, or financial markets generally; (iii) impacting the Target’s and its Subsidiaries’ industry in general and not specific to the Target or its Subsidiaries; (iv) resulting from the announcement or existence of the Target Acquisition Agreement or the transactions contemplated thereby; or (v) attributable to any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared); or (b) materially impair the ability of the Target to perform its respective obligations under the Target Acquisition Agreement.

“Taxes” has the meaning set forth in Section 3.01(a).

“Term Loan” has the meaning specified in Section 2.01(b).

“Term Loan Commitment” means, as to each respective Lender, its obligation to make its portion of the Term Loan to the Borrower pursuant to Section 2.01(b) and the other terms and conditions of this Agreement, in the principal amount set forth in a written notice from such Lender to the Administrative Agent, as such amounts may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Term Loan Commitments is $173,000,000.

“Term Loan Lender” means, as of any date of determination, any Lender holding a Term Loan Commitment or any portion of the outstanding Term Loan.

“Term Note” has the meaning set forth in Section 2.10(a).

“Termination Date” means the date that (i) all Obligations have been paid in full, (ii) no commitments or other obligations of any Lender to provide funds to the Borrower remains outstanding, and (iii) no Letter of Credit remains outstanding (or, to the extent outstanding, such Letter of Credit has been Cash Collateralized as provided in Section 2.03(e)).

“Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Total Consideration” means, with respect to any Acquisition, all cash and non-cash consideration, including the amount of Indebtedness assumed by the buyer and the amount of Indebtedness evidenced by notes issued by the buyer to the seller and the maximum amount payable in connection with any deferred purchase price obligation (including any earn-out obligation) but excluding: (i) the value of any Capital Stock of the Borrower issued to the seller in connection with such Acquisition and (ii) the proceeds of the issuance of any such Capital Stock issued to finance such Acquisition.

“TRICARE” means the United States Department of Defense health care program for service families (including TRICARE Prime, TRICARE Extra and TRICARE Standard), and any successor or predecessor thereof.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a LIBOR Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“UCP” means, with respect to any commercial Letter of Credit, the “Uniform Customs and Practice for Documentary Credits”, as most recently published by the International Chamber of Commerce.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Wholly Owned Subsidiary” means any Person 100% of whose Capital Stock is at the time owned by a Loan Party directly or indirectly through other Persons 100% of whose Capital Stock is at the time owned, directly or indirectly, by such a Loan Party.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the most recent Audited Financial Statements.

(b) Together with each Compliance Certificate, the Borrower will provide a written summary of any changes in GAAP that materially impact the calculation of the financial covenants in Article 8 contained in such Compliance Certificate. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and any of the Administrative Agent, the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Article 8 (including for purposes of determining compliance with such financial covenants) shall be made on a Pro Forma Basis.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Document related thereto, whether or not such maximum face amount is in effect at such time.

ARTICLE 2

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans.

(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans to the Borrower (each such loan, a “Revolving Loan”) in Dollars from time to time on any Business Day (subsequent to the Closing Date) during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the total Revolving Exposures shall not exceed the total Revolving Commitments, and (ii) the Revolving Exposure of each Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.04, and reborrow under this Section 2.01(a). The Revolving Loans may be Base Rate Loans or LIBOR Loans, as further provided herein.

(b) Term Loan. Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to fund its Pro Rata Share of a term loan to the Borrower (the “Term Loan”) on the Closing Date in an aggregate amount not to exceed such Lender’s Term Loan Commitment; provided, however, that after giving effect to any Borrowing under the Term Loan, the outstanding amount of the Term Loan shall not exceed the total Term Loan Commitments. Amounts repaid or prepaid on the Term Loan may not be reborrowed. The Term Loan may consist of Base Rate Loans or LIBOR Loans, as further provided herein; provided, however, all Borrowings of the Term Loan on the Closing Date shall be Base Rate Loans.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing (other than the Borrowings on the Closing Date), each conversion of Loans from one Type to the other, and each continuation of LIBOR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be delivered by telephone or e-mail request (or such other means as may be agreed upon by the Administrative Agent in its reasonable discretion). Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBOR Loans or of any conversion of LIBOR Loans to Base Rate Loans, and (ii) one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans (or any conversation to Base Rate Loans). Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and executed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of LIBOR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice pursuant to this Section 2.02(a) (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of LIBOR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of LIBOR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower as required by Section 2.02(a) with respect to any continuation of a LIBOR Loan, the Administrative Agent shall notify each Lender of the details of any automatic conversion of such LIBOR Loan to Base Rate Loans as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

(c) Except as otherwise provided herein, a LIBOR Loan may be continued or converted only on the last day of the Interest Period for such LIBOR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as LIBOR Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding LIBOR Loans be converted to Base Rate Loans on the last day of the applicable Interest Period for each such LIBOR Loan.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Loans upon determination of such interest rate. The determination of the LIBO Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to outstanding Loans.

2.03 Letters of Credit and Letter of Credit Fees.

(a) Letter of Credit. On the terms and subject to the conditions set forth herein, the Revolving Commitment may be used by Borrower, in addition to the making of Revolving Loans hereunder, for the issuance, prior to the Maturity Date in respect of the Revolving Loan, by (i) Administrative Agent, of letters of credit, guarantees or other agreements or arrangements (each, a “Support Agreement”) to induce an L/C Issuer expressly identified by Administrative Agent to issue or increase the amount of, or extend the expiry date of, one or more Letters of Credit and (ii) a Lender that is an L/C Issuer, of one or more Letters of Credit, so long as, in each case:

(i) except in respect of Letters of Credit issued on the Closing Date as agreed to by the Borrower and the L/C Issuer, Administrative Agent shall have received a Notice of L/C Credit Event at least three (3) Business Days before the relevant date of issuance, increase or extension; and

(ii) after giving effect to such issuance, increase or extension, (x) the aggregate Letter of Credit Liabilities under all Letters of Credit do not exceed the Letter of Credit Sublimit and (y) the aggregate Revolving Exposure of all Lenders does not exceed the aggregate Revolving Commitments.

Each Lender that is an L/C Issuer hereby agrees to give Administrative Agent prompt written notice of each issuance of a Letter of Credit by such Lender and each payment made by such Lender in respect of Letters of Credit issued by such Lender.

(b) Letter of Credit Fee. The Borrower shall pay to Administrative Agent, for the benefit of the Revolving Lenders, a letter of credit fee (the “Letter of Credit Fee”) with respect to each Letter of Credit, for each day from the date of issuance of such Letter of Credit to the date that is the last day a drawing is available under such Letter of Credit, equal to the product of (i) the Applicable Margin then applicable to Letters of Credit and (ii) the average daily aggregate amount available to be drawn under such Letter of Credit in the respective period. Such fee shall be payable in arrears on the last day of each calendar quarter prior to the Maturity Date in respect of the Revolving Loan and on the earliest to occur of the full drawing, expiration, termination or cancellation of the respective Letter of Credit and on such Maturity Date. In addition, the Borrower agrees to pay promptly to the L/C Issuer any fronting or other fees that it may charge in connection with any Letter of Credit.

(c) Reimbursement Obligations of the Borrower. If either (x) Administrative Agent shall make a payment to an L/C Issuer pursuant to a Support Agreement, or (y) any Lender shall honor any draw request under, and make payment in respect of, a Letter of Credit, (i) the Borrower shall promptly reimburse Administrative Agent or such Lender, as applicable, for the amount of such payment or (ii) if such payment has not been made, Borrower shall be deemed to have immediately requested that Revolving Lenders make a Revolving Loan, which shall be a Base Rate Loan, in a principal amount equal to the amount of such payment. Administrative Agent shall promptly notify Revolving Lenders of any such deemed request and each Revolving Lender hereby agrees to make available to Administrative Agent not later than noon on the Business Day following such notification from Administrative Agent such Revolving Lender’s Pro Rata Share of such Revolving Loan. Each Revolving Lender hereby absolutely and unconditionally agrees to fund such Revolving Lender’s Pro Rata Share of the Loan described in the immediately preceding sentence, unaffected by any circumstance whatsoever, including (without limitation) (i) the occurrence and continuance of a Default or Event of Default, (ii) the fact that, whether before or after giving effect to the making of any such Revolving Loan, the Revolving Exposure exceeds or will exceed the Revolving Commitment and/or (iii) the non-satisfaction of any conditions set forth in Section 4.02. Administrative Agent hereby agrees to apply the gross proceeds of each Revolving Loan deemed made pursuant to this Section 2.03(c) in satisfaction of the Borrower’s reimbursement obligations arising pursuant to this Section 2.03(c) or pay such proceeds to any L/C Issuer that has honored any draw request under, and made a payment in respect of, a Letter of Credit. The Borrower shall pay interest, on demand, on all amounts so paid by Administrative Agent for each day until the Borrower reimburses the Administrative Agent therefor at a rate per annum equal to the sum of two percent (2%) plus the interest rate applicable to Revolving Loans (which are Base Rate Loans) for such day.

(d) Reimbursement and Other Payments by the Borrower. The obligations of the Borrower to reimburse Administrative Agent and/or the applicable L/C Issuer pursuant to Section 2.03(c) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following:

(i) any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit or any related document;

(ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against the beneficiary of any Letter of Credit, the L/C Issuer (including any claim for improper payment), Administrative Agent, any Lender or any other Person, whether in connection with any Loan Document or any unrelated transaction, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(iii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever other than in respect of the gross negligence or willful misconduct of the L/C Issuer;

(iv) any affiliation between the L/C Issuer and Administrative Agent; or

(v) to the extent permitted under applicable law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(e) Deposit Obligations of the Borrower. In the event any Letters of Credit are outstanding at the time that the Borrower prepays or is required to repay the Obligations or the Revolving Commitment is terminated, the Borrower shall Cash Collateralize one hundred and five percent (105%) of the aggregate outstanding Letter of Credit Liabilities to be available to Administrative Agent, for its benefit and the benefit of the L/C Issuers, to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto. Upon termination of any such Letter of Credit and provided no Event of Default then exists, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to the Borrower, together with the deposit described in the preceding clause (i) to the extent not previously applied by Administrative Agent in the manner described herein. “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent (or with and to a bank designated by the Administrative Agent to be held in a deposit account subject to a control agreement), for the benefit of the Administrative Agent and the Lenders, as collateral for the total Letter of Credit Liabilities, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer, if the L/C Issuer is a Lender (which documents are hereby consented to by the Lenders). Derivatives of the term Cash Collateralize have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, a security interest in all such cash, deposit accounts and all balances therein pledged, deposited with or delivered to the Administrative Agent and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at a financial institution designated by the Administrative Agent.

(f) Participations in Support Agreements and Letters of Credit.

(i) Concurrently with the issuance of each Supported Letter of Credit, Administrative Agent shall be deemed to have sold and transferred to each Revolving Lender, and each such Revolving Lender shall be deemed irrevocably and immediately to have purchased and received from Administrative Agent, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender’s Pro Rata Share of the Revolving Commitment, Administrative Agent’s Support Agreement liabilities and obligations in respect of such Letters of Credit and the Borrower’s Reimbursement Obligations with respect thereto. Concurrently with the issuance of each Letter of Credit (other than a Supported Letter of Credit), the L/C Issuer in respect thereof shall be deemed to have sold and transferred to each Revolving Lender, and each such Revolving Lender shall be deemed irrevocably and immediately to have purchased and received from such L/C Issuer, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender’s Pro Rata Share of the Revolving Commitment, such Letter of Credit and the Borrower’s Reimbursement Obligations with respect thereto. Any purchase obligation arising pursuant to the immediately two preceding sentences shall be absolute and unconditional and shall not be affected by any circumstances whatsoever.

(ii) If either (x) Administrative Agent makes any payment or disbursement under any Support Agreement and/or (y) an L/C Issuer makes any payment or disbursement under any Letter of Credit, and (A) the Borrower has not reimbursed Administrative Agent or, as applicable, the applicable L/C Issuer, with respect to any Letter of Credit, in full for such payment or disbursement in accordance with Section 2.03(c), or (B) any reimbursement received by Administrative Agent or any L/C Issuer from the Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Credit Party or otherwise, each Revolving Lender shall be irrevocably and unconditionally obligated to pay to Administrative Agent or the applicable L/C Issuer, as applicable, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the Obligations of the Borrower under Section 2.03(c)). To the extent any such Revolving Lender shall not have made such amount available to Administrative Agent or the applicable L/C Issuer, as applicable, by noon on the Business Day on which such Lender receives notice from Administrative Agent or the applicable L/C Issuer, as applicable, of such payment or disbursement, such Lender agrees to pay interest on such amount to Administrative Agent or the applicable L/C Issuer, as applicable, forthwith on demand accruing daily at the Federal Funds Rate, for the first three (3) days following such Lender’s receipt of such notice, and thereafter at the Base Rate plus the Applicable Margin in respect of Base Rate Loans. Any Revolving Lender’s failure to make available to Administrative Agent or the applicable L/C Issuer, as applicable, its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available such other Revolving Lender’s Pro Rata Share of such payment, but no Revolving Lender shall be responsible for the failure of any other Lender to make available such other Lender’s Pro Rata Share of any such payment or disbursement.

2.04 Prepayments.

(a) Voluntary Prepayments of Loans.

(i) Revolving Loans and Term Loan. Subject to the limitations set forth in this Section 2.04(a), the Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans or the Term Loan in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 p.m. (A) three (3) Business Days prior to any date of prepayment of LIBOR Loans, and (B) one (1) Business Day prior to the prepayment of Base Rate Loans; (ii) any such prepayment of LIBOR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (iii) any such prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is delivered by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

Any prepayment of a LIBOR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Notwithstanding the foregoing, the Borrower may not voluntarily prepay (i) any Loans that are LIBOR Loans unless such Loans are prepaid at the end of the applicable Interest Period or unless the Borrower pays all breakage costs associated with such prepayment as provided in Section 3.05 hereof, and (ii) the Term Loan in part if the outstanding principal balance of the Term Loan, after giving effect to such prepayment, would be less than $25,000,000.

(ii) Application of Voluntary Prepayments of Revolving Loans and Term Loan. Any voluntary prepayment of the Term Loan shall be applied ratably to the remaining principal amortization payments thereof. Prepayments of Revolving Loans pursuant to this Section 2.04(a) shall not reduce the total Revolving Commitments. Each such prepayment shall be applied to the Loans of the applicable Lenders in accordance with their respective Pro Rata Shares.

(b) Mandatory Prepayments of Loans.

(i) Total Revolving Exposure. If for any reason the total Revolving Exposures at any time exceed the total Revolving Commitments then in effect, the Borrower shall immediately prepay the Revolving Loans and/or Cash Collateralize the Letter of Credit Liabilities in an aggregate amount equal to such excess.

(ii) Dispositions and Involuntary Dispositions. The Borrower shall prepay the Loans as hereinafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds of any Disposition or, to the extent the applicable Net Cash Proceeds exceed $500,000, Involuntary Disposition (each such prepayment to be applied as set forth in clause (vii) below). Notwithstanding the foregoing, if at the time of the receipt or application of such Net Cash Proceeds no Default or Event of Default has occurred and is continuing and the Borrower delivers to the Administrative Agent a certificate, executed by the Borrower’s chief financial officer, that it intends within three hundred sixty-five (365) days after receipt thereof to use all or part of such Net Cash Proceeds either to purchase assets used in the ordinary course of business of the Borrower and its Subsidiaries or to make Capital Expenditures, the Borrower may use all or part of such Net Cash Proceeds in the manner set forth in such certificate; provided, however, that, (A) any such Net Cash Proceeds not so used within the period set forth in such certificate shall, on the first Business Day immediately following such period, be applied as a prepayment in accordance with clause (vii) below and (B) any assets so acquired shall be subject to the security interests under the Collateral Documents in the same priority (subject to Permitted Liens) as the assets subject to such Disposition or Involuntary Disposition.

(iii) Equity Issuances. Immediately upon receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Equity Issuance, the Borrower shall prepay the Loans as hereinafter provided in an aggregate amount equal to 50% of such Net Cash Proceeds (such prepayment to be applied as set forth in clause (vii) below).

(iv) Debt Issuances. Immediately upon receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay an aggregate principal amount of Loans in an amount equal to one hundred percent (100%) of all such Net Cash Proceeds or other amounts received (such prepayment to be applied as set forth in clause (vii) below).

(v) Excess Cash Flow. (A) On the date that is fifteen (15) days after the date on which the annual financial statements are required to be delivered pursuant to Section 6.01(a) for each Fiscal Year (commencing with the Fiscal Year ending December 31, 2008), the Borrower shall prepay an aggregate principal amount of the Loans in an amount equal to seventy-five percent (75%) of Excess Cash Flow for such Fiscal Year. Simultaneously with the delivery by the Loan Parties of the financial statements required to be delivered pursuant to Section 6.01(a) for each Fiscal Year, the Loan Parties shall deliver to the Administrative Agent a calculation (in such detail as the Administrative Agent may reasonably require) of the Excess Cash Flow for such Fiscal Year. Each prepayment with respect to Excess Cash Flow shall be accompanied by a certificate executed by the Borrower’s chief financial officer certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form, substance and detail reasonably satisfactory to the Administrative Agent and shall be applied as set forth in clause (vii) below.

(B) In addition to the foregoing, to the extent any of the 2008 Excess Cash Flow Reserve is not actually used as contemplated by this Agreement, then as soon as practicable but in no event later than June 30, 2009, the Borrower shall prepay an aggregate principal amount of the Loans equal to such unused amount and such prepayment shall be applied as set forth in clause (vii) below.

(vi) Extraordinary Receipts. Upon receipt by any Loan Party of any Extraordinary Receipts, an amount equal to one hundred percent (100%) of such Extraordinary Receipts.

(vii) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.04(b) shall be applied as follows:

(A) with respect to all amounts prepaid pursuant to Section 2.04(b)(i), to the Revolving Loans to the full extent thereof and, after all Revolving Loans have been repaid, to Cash Collateralize any L/C Exposures; and

(B) with respect to all amounts prepaid pursuant to Sections 2.04(b)(ii) through (vi), first to the Term Loan (applied ratably to the remaining principal amortization payments thereof), second to the Revolving Loans (without a corresponding permanent reduction of the total Revolving Commitments), and third to Cash Collateralize the L/C Exposures (without a corresponding reduction of the Letter of Credit Sublimit).

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to LIBOR Loans in direct order of Interest Period maturities. Prepayments of the Revolving Loans pursuant to this Section 2.04(b) shall not reduce the total Revolving Commitments. All prepayments under this Section 2.04(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by a payment of all interest accrued on the principal amount prepaid through the date of prepayment.

2.05 Termination or Reduction of Total Revolving Commitments. The Borrower may, upon prior written notice from the Borrower to the Administrative Agent, terminate the total Revolving Commitments or from time to time permanently reduce the total Revolving Commitments; provided, however, that (i) any such notice shall be received by the Administrative Agent not later than (A) ten (10) Business Days prior to the date of termination or (B) three (3) Business Days prior to the date of reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) after giving effect to any reduction of the total Revolving Commitments, the total Revolving Commitments shall not be less than (A) the total Revolving Exposures or (B) the Letter of Credit Sublimit. The Administrative Agent will promptly notify the respective Lenders of any such notice of termination or reduction of the total Revolving Commitments. Any reduction of the Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Pro Rata Share. All fees accrued with respect thereto until the effective date of any termination of the total Revolving Commitments shall be paid on the effective date of such termination.

2.06 Repayment of Loans.

(a) Revolving Loans. The Borrower shall repay to the Administrative Agent for the ratable benefit of the Lenders on the Maturity Date in respect of the Revolving Loan the aggregate principal amount of all Revolving Loans outstanding on such date.

(b) Term Loan. The Borrower shall pay to the Administrative Agent for the ratable account of the Term Lenders on the following dates the amount equal to the percentage listed opposite such date of the aggregate outstanding principal amount of the Term Loan on the Closing Date:

Date	Amount
March 31, 2008	1.250%
June 30, 2008	1.250%
September 30, 2008	1.250%
December 31, 2008	1.250%
March 31, 2009	1.875%
June 30, 2009	1.875%
September 30, 2009	1.875%
December 31, 2009	1.875%
March 31, 2010	2.500%

June 30, 2010	2.500%
September 30, 2010	2.500%
December 31, 2010	2.500%
March 31, 2011	3.125%
June 30, 2011	3.125%
September 30, 2011	3.125%
December 31, 2011	3.125%
March 31, 2012	3.750%
June 30, 2012	3.750%
September 30, 2012	3.750%
December 31, 2012	3.750%
March 31, 2013	12.500%
June 30, 2013	12.500%
September 30, 2013	12.500%
Maturity Date in respect of the Term Loan	12.500%

; provided, however, that the final principal repayment installment of the Term Loan shall be repaid on the Maturity Date in respect of the Term Loan and shall be in an amount equal to the aggregate principal amount of the Term Loan outstanding on such date.

2.07 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the LIBO Rate for such Interest Period plus (B) the Applicable Margin; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to the (A) Base Rate plus (B) the Applicable Margin.

(b) After the occurrence and during the continuation of an Event of Default, the Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08 Fees.

(a) Unused Fee. The Borrower shall pay, or cause to be paid, to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share, an unused fee equal to the product of (A) three-quarters of one percent (0.75%) per annum times (B) the average daily amount by which the total Revolving Commitments exceed the sum of (y) the total outstanding amount of Revolving Loans and (z) the total Letter of Credit Liabilities. The unused fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last day of each of March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date in respect of the Revolving Loan.

(b) Other Fees. The Borrower shall pay, or cause to be paid, to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

2.09 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed except that interest computed by reference to clause (b) of the definition of “Base Rate” shall be computed on the basis of a 365/366-day year. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid.

2.10 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall (i) in the case of Revolving Loans, be in the form of Exhibit B-1 (a “Revolving Note”), (ii) in the case of a Term Loan, be in the form of Exhibit B-2 (a “Term Note”) and (iii) in the case of an Incremental Term Loan, be in the form of Exhibit B-3 (an “Incremental Term Loan Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto, but any failure to do so shall not limit or otherwise affect the Borrower’s Obligations hereunder.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.11 Payments Generally.

(a) All payments to be made by the Borrower of principal, interest, fees and other Obligations shall be absolute and unconditional and shall be made without condition or deduction for any counterclaim, defense, recoupment, setoff or rescission. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Subject to the definition of “Interest Period”, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing and the Borrower shall not be obligated to pay such Lender interest on its Loan included in the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(iii) In the event that any Lender fails to make available to the Administrative Agent such Lender’s Pro Rata Share of any Borrowing by the Borrower in accordance with the provisions of Section 2.02 hereof, and the Borrower does not repay to the Administrative Agent such Lender’s Pro Rata Share of the Borrowing within three (3) Business Days after such Borrowing, the Administrative Agent shall have the right to recover such Lender’s Pro Rata Share of the Borrowing directly from such Lender, together with interest thereon from the date of the Borrowing at the rate per annum applicable to such Borrowing. In addition, until the Agent recovers such amount, (x) such Lender shall not be entitled to receive any payments under Sections 2.04, 2.06 or 2.07 hereof, and (y) for purposes of voting on or consenting to other matters with respect to this Agreement or the other Loan Documents, such Lender’s Commitment shall be deemed to be zero and such Lender shall not be considered to be a Lender.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

(d) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation. In the event a Lender defaults in its obligation to make available to the Administrative Agent its Pro Rata Share of any Borrowing as provided in Section 2.11(c)(iii), the Borrower may replace such Lender in accordance with Section 12.15.

2.12 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or Letter of Credit Liabilities held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them, and/or such subparticipations in Letter of Credit Liabilities held by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 12.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.12 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.12 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.13 Incremental Term Loan. (a) The Borrower may, at any time, by written notice to the Administrative Agent, make one request that an additional term loan (the “Incremental Term Loan”) be made in an amount not to exceed $40,000,000 for the sole purpose of funding the earnout obligations of the Borrower pursuant to the Target Acquisition Agreement and to be effective as of the date upon which the conditions set forth in Section 2.13(c) below are fulfilled to the satisfaction of the Administrative Agent (the “Incremental Term Loan Effective Date”); provided, however, that no Default or Event of Default shall have occurred and be continuing as of the date of such request or as of the Incremental Term Effective Date, or shall occur as a result thereof.

(b) The Administrative Agent shall promptly notify the Lenders of a request by the Borrower for the Incremental Term Loan, which notice shall include the date by which Lenders wishing to participate in the Incremental Term Loan must commit to funding a portion of the Incremental Term Loan (the “Incremental Term Loan Commitment Date”). Each Lender that is willing to participate in the Incremental Term Loan (each a “Participating Lender”) shall give written notice to the Administrative Agent on or prior to the Incremental Term Loan Commitment Date of its commitment to fund a portion of the Incremental Term Loan. The Administrative Agent may, in its sole discretion, also extend offers to one or more banks, financial institutions or institutional lenders (each such Person, a “Prospective Lender”) to participate in any portion of the Incremental Term Loan; provided, however, that the commitment of each such Prospective Lender shall be in an amount of $2,000,000 or an integral multiple of $1,000,000 in excess thereof (or such lesser amounts as may be necessary to cause the aggregate commitments for the Incremental Term Loan to equal the amount thereof). If the Participating Lenders and the Prospective Lenders notify the Administrative Agent that they are willing to commit to fund a portion of the Incremental Term Loan so that the aggregate amount of such commitments shall equal or exceed the amount of the Incremental Term Loan, the Incremental Term Loan shall be allocated among the Participating Lenders and the Prospective Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Administrative Agent. Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to agree to the Incremental Term Loan nor shall any Lender be obligated to participate in the Incremental Term Loan. Participation in the Incremental Term Loan shall be completely optional and at the sole discretion of each Lender.

(c) On the Incremental Term Loan Effective Date, each Prospective Lender that accepts an offer to participate in the Incremental Term Loan in accordance with this Section 2.13(c) (each such Prospective Lender being an “Assuming Lender” and together with any Participating Lenders, the “Incremental Term Loan Lenders”) shall become a Lender party to this Agreement as of the Incremental Term Loan Effective Date and; provided, that on or before the Incremental Term Loan Effective Date:

(i) all amendments to this Agreement deemed reasonably necessary by the Administrative Agent to successfully fund the Incremental Term Loan shall have been agreed to by the parties hereto as provided herein and any Assuming Lenders;

(ii) all necessary approvals shall have been obtained by each of the Incremental Term Loan Lenders and the Administrative Agent; and

(iii) the Administrative Agent shall have received the following, each dated such date:

(A) (x) certified copies of resolutions of the Board of Directors of the Borrower approving the Incremental Term Loan and the corresponding modifications to this Agreement and (y) an opinion of counsel for the Borrower, in form and substance satisfactory to the Administrative Agent; and

(B) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Administrative Agent, duly executed by such Assuming Lender, the Administrative Agent and the Borrower.

On the Incremental Term Loan Effective Date, upon fulfillment of the conditions set forth in Section 2.13(c), the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 12:00 p.m., by facsimile or other electronic means, of the funding of the Incremental Term Loan and shall record in the Register the relevant information with respect to each Incremental Term Loan Lender on such date. The Incremental Term Loan (i) shall rank pari passu in right of payment and security with, and shall have the same guarantees as, the Term Loan, (ii) shall not mature earlier than the sixth (6th) anniversary of the Closing Date and shall have a life to maturity that is no shorter than the life to maturity of the Term Loan, (iii) shall be treated substantially the same as the Term Loan (including with respect to mandatory and voluntary prepayments) and all other terms and documentation in respect thereof, to the extent inconsistent with the Term Loan, shall not be more onerous than the Term Loan and shall be reasonably satisfactory to the Administrative Agent and (iv) in the event the applicable margin with respect to the Incremental Term Loan at any time exceeds the Applicable Margin with respect to the Term Loan, the Applicable Margin with respect to the Term Loan shall be automatically increased so that no such excess exists.

ARTICLE 3

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by any Loan Party to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), in each of the foregoing cases by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains its Lending Office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If any Loan Party shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions, (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, such Loan Party shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof or if no receipt is available, other evidence of payment reasonably satisfactory to the Administrative Agent.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by the Administrative Agent and such Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (c) shall be made within thirty (30) days after the date the Lender or the Administrative Agent makes a demand therefor.

(d) If any Loan Party is required to pay any amount to any Lender or the Administrative Agent pursuant to this Section 3.01, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment which may thereafter accrue, if such change in the reasonable judgment of such Lender is not otherwise disadvantageous to such Lender.

(e) Each Lender, if any, that is not organized under the laws of the United States or a state thereof (each, a “Foreign Lender”) shall, (i) on or prior to the date of the execution and delivery of this Agreement, in the case of each Lender listed on the signature pages hereof, or, in the case of an assignee Lender, on or prior to the date it becomes a Lender, execute and deliver to the Borrower and the Administrative Agent, two or more (as the Borrower or the Administrative Agent may reasonably request) IRS Forms W-8IMY (with all required attachments), Forms W-8ECI or Forms W-8BEN (or successor forms) establishing the Lender’s exemption from, or reduced rate of, United States federal withholding tax, or, solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” IRS Form W-8BEN and a certificate executed by a duly authorized officer of such Lender representing that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3) or 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, or such other forms or documents (or successor forms or documents), appropriately completed, establishing that payments to such Lender are exempt from withholding or deduction of United States federal withholding taxes; and (ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or documents on or before the date that any such form or document expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent such form or document previously delivered by it to the Borrower. If the forms provided by a Foreign Lender at the time such Foreign Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Foreign Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that, if at the date of an assignment pursuant to which a Foreign Lender becomes a party to this Agreement, the Foreign Lender assignor was entitled to payments under Section 3.01(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Foreign Lender assignee on such date.

(f) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (in the reasonable exercise of its respective discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(g) The Borrower shall not be required to pay any additional amount to any Foreign Lender under this Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to Section 3.01 or (B) if such Lender shall have failed to provide the proper forms as required by the foregoing provisions of Section 3.01(e) or (f); provided that if such Lender shall have satisfied the requirement of Section 3.01(e) or (f) (as the case may be) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 3.01 shall relieve the Borrower of its obligation to pay any amounts pursuant to this Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate or such forms, certificates or other evidence is no longer applicable to such Lender or other Person.

(h) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 3.01.

(i) Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Internal Revenue Code, without reduction.

(j) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 3.01, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section 3.01 shall survive the termination of all commitments to make Loans, repayment of all Obligations and the resignation of the Administrative Agent.

(k) If the Administrative Agent, a Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer (as the case may be) in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon the LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender or cost any additional amount.

3.03 Inability to Determine Rates. If the Administrative Agent determines in its good faith credit judgment that for any reason adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBOR Loan, or that the LIBO Rate for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Capital Adequacy. (a) If any change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate);

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any tax excluded from the definition of Taxes in Section 3.01(a) payable by such Lender); or

(iii) impose on any Lender any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender of participating in, issuing or maintaining any Letter of Credit or continuing its obligation under any Support Agreement (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered, so long as such costs have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor.

(b) Without duplication of amounts payable in paragraph (a) above, if any Lender determines that any change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a LIBOR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 12.15;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Loan made by it at the LIBO Rate used in determining the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article 3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Upon any Lender’s making a claim for compensation under Sections 3.01, 3.02 or 3.04, the Borrower may replace such Lender in accordance with Section 12.15.

3.07 Survival. All of the Borrower’s obligations under this Article 3 shall survive the Termination Date.

ARTICLE 4

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of each Lender and the L/C Issuer to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement, the Security Agreement, the agreements and other documents executed in connection herewith and therewith and the Notes (if requested), each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(b) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), dated as of a recent date before the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent:

(i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii) such resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof (A) executing any agreement, certificate of other document required to be delivered hereby or (B) authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation and the state in which its principal place of business is located.

(c) Filings, Registrations and Recordings. Receipt by the Administrative Agent of each document (including any UCC-1 financing statements) required by the Collateral Documents or under Law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than Permitted Liens), which shall be in proper form for filing, registration or recordation.

(d) Pledged Stock; Stock Powers; Pledged Notes. Receipt by the Administrative Agent of (i) any certificates representing the shares of Capital Stock pledged pursuant to the Security Agreement, together with an undated stock (or analogous) power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(e) [Intentionally omitted.]

(f) Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of (i) Blank Rome LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Administrative Agent and (ii) Proskauer Rose LLP, counsel to the Sellers (as defined in the Target Acquisition Agreement) delivered pursuant to Section 5.18 of the Target Acquisition Agreement, addressed to the Borrower with reliance language in favor of the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Administrative Agent.

(g) Evidence of Insurance. Receipt by the Administrative Agent of ACCORD insurance certificates evidencing insurance coverages and amounts reasonably satisfactory to the Administrative Agent and appropriate endorsements in favor of the Administrative Agent with respect thereto (it being understood that information previously provided to the Administrative Agent concerning the Borrower’s and Target’s insurance coverages and amounts is satisfactory to the Administrative Agent).

(h) Liens Searches. Receipt by the Administrative Agent of UCC and other Lien searches considered necessary by the Administrative Agent and other evidence as reasonably requested by Administrative Agent that no Liens exist other than Permitted Liens.

(i) Third Party Consents; Change of Ownership. Receipt by the Administrative Agent of evidence reasonably satisfactory to the Administrative Agent that (i) the Loan Parties have obtained all required approvals of all Persons including all requisite Governmental Authorities and counterparties to Material Contracts, to the execution, delivery and performance of the Loan Documents and necessary with respect to the Target Acquisition Documents, and (ii) if applicable, all requirements for Medicare change of ownership have been met or will be met and the necessary approvals have been granted or will be granted.

(j) Fees. Receipt by the Administrative Agent and the Lenders of any fees required to be paid on or before the Closing Date under this Agreement and the Fee Letter.

(k) Attorney Costs. The Loan Parties shall have paid all Attorney Costs of the Administrative Agent for which an invoice has been received by the Loan Parties and the Loan Parties have had reasonable opportunity to review, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Loan Parties and the Administrative Agent).

(l) Compliance with Laws. Each Loan Party shall be in compliance with all applicable Law, except where failure to comply would not result in a Material Adverse Effect, and shall have provided the Administrative Agent with true and correct copies of each of the accreditations, license and certifications required by Section 5.01 below.

(m) Compliance with Agreements. Each Loan Party shall be in compliance with all material agreements, except where failure to comply would not result in a Material Adverse Effect, and shall have provided the Administrative Agent with true and correct copies of each Material Contract.

(n) No Litigation. There exists no pending or, to the knowledge of the Loan Parties, threatened Proceeding against the Loan Parties, the Target or any of their respective Affiliates or respective assets in any court or administrative forum which, if determined adversely, could reasonably be expected to have a Material Adverse Effect, other than as set forth on Schedule 5.06.

(o) No Material Adverse Change. There shall not have occurred (i) a Material Adverse Effect since December 31, 2006 with respect to the Borrower and its Subsidiaries, taken as a whole (exclusive of the Target and its Subsidiaries), and (ii) a Target Material Adverse Effect with respect to the Target and its Subsidiaries, taken as a whole.

(p) Closing Certificate. Receipt by the Administrative Agent of a certificate executed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.01(q), (s) – (v) and Sections 4.02(a), (b), (c) and (d) have been satisfied.

(q) Target Acquisition. All conditions to the consummation of the Target Acquisition shall have been satisfied, except for the funding of the purchase price, in accordance with the Target Acquisition Agreement in form and substance satisfactory to the Administrative Agent, including the provision that management of the Target will exchange at least $13,000,000 of the proceeds received from the Target Acquisition for equity in the Borrower and no provision of the Target Acquisition Agreement which is materially adverse to the Lenders shall have been waived, amended or supplemented without the consent of the Required Lenders. The Administrative Agent shall have received a fully executed copy of each of the Target Acquisition Documents, which shall be certified by a Responsible Officer of the Borrower as being true, correct and complete. In connection with the extension of credit hereunder, to the extent permitted by Law or by the terms of such license, lease or contract all such licenses, leases and contract shall be duly assigned to Administrative Agent as collateral security. All of the transaction fees incurred by the Borrower in connection with the Target Acquisition (including without limitation, fees associated with the negotiation and execution of this Agreement and the issuance of the Convertible Notes but exclusive of legal fees) shall not exceed $20,000,000.

(r) No Surviving Debt. Receipt by the Administrative Agent of evidence (including pay-off letters in form, substance and detail reasonably satisfactory to the Administrative Agent) that (i) the Existing Credit Agreements have been, or concurrently with the Closing Date are being, terminated and all Liens securing obligations under the Existing Credit Agreements have been, or concurrently with the Closing Date are being, released and (ii) the Borrower and its Subsidiaries have no debt that will survive the Closing Date other than (x) the Loans and (y) any Indebtedness permitted under Section 7.03 hereof.

(s) Solvency. Receipt by the Administrative Agent of certificates attesting to the Solvency of each Loan Party before and after giving effect to the Target Acquisition, from its chief financial officer.

(t) Minimum EBITDA. Receipt by the Administrative Agent of a certificate of the Borrower’s chief financial officer, in form, substance and detail reasonably satisfactory to the Administrative Agent demonstrating that the Consolidated EBITDA of the Consolidated Group (as adjusted in a manner reasonably satisfactory to the Administrative Agent) for the twelve month period ended September 30, 2007 is equal to or greater than $53,000,000, calculated on a Pro Forma Basis to give effect to the Target Acquisition and the initial funding of the Loans (and the application of the proceeds thereof).

(u) Minimum Cash at Closing. Receipt by the Administrative Agent of a certificate of the Borrower’s chief financial officer, in form, substance and detail reasonably satisfactory to the Administrative Agent, demonstrating that, after giving effect to the Target Acquisition, the Consolidated Group, on a consolidated basis, have at least $20,000,000 in cash or Cash Equivalents (free of any Liens or encumbrances, except in favor of the Administrative Agent on behalf of the Lenders and non-consensual Permitted Liens) on deposit in accounts not subject to any Liens other than in favor of the Administrative Agent and non-consensual Permitted Liens.

(v) Maximum Closing Date Leverage. Receipt by the Administrative Agent of a certificate of the Borrower’s chief financial officer, in form, substance and detail reasonably satisfactory to the Administrative Agent, demonstrating that (i) the ratio of the Loan Parties’ Indebtedness (including the Convertible Notes and Capital Leases but excluding (A) all contingent obligations arising under or in connection with surety bonds and (B) all letters of credit) to Consolidated EBITDA of the Consolidated Group for the twelve-month period ended September 30, 2007 shall not exceed 4.55 to 1.00 and (ii) the ratio of the Loan Parties’ Indebtedness (including Capital Leases but excluding (A) all contingent obligations arising under or in connection surety bonds, (B) all letters of credit and (C) all Subordinated Indebtedness) to Consolidated EBITDA of the Consolidated Group for the twelve-month period ended September 30, 2007 shall not exceed 3.25 to 1.00, respectively, in each case calculated on a Pro Forma Basis to give effect to the Target Acquisition and the initial funding of the Loans (and the application of the proceeds thereof).

(w) Other. Receipt by the Administrative Agent and the Lenders of such other documents, instruments, agreements and information as reasonably requested by the Administrative Agent or any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, environmental matters, material contracts, debt agreements, property ownership, contingent liabilities, employment agreements, non-compete agreements and management of the Loan Parties and their Subsidiaries.

4.02 Conditions to all Credit Extensions. The obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension, whether on the Closing Date or at any time thereafter, is subject to the following conditions precedent:

(a) The representations and warranties of each Loan Party contained in Article 5 (except in the case of the initial Borrowing, the representation and warranty set forth in Section 5.05(e) (which is provided for in Section 4.01(o)) shall not be brought down to the date thereof) or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct (i) if such date is the Closing Date, on and as of such date and (ii) otherwise, in all material respects (provided, that if any representation or warranty is by its terms qualified by concepts of materiality, such representation shall be true and correct in all respects) on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension.

(c) After giving effect to such Credit Extension, the total Revolving Exposures shall not exceed the total Revolving Commitments.

(d) The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(e) With respect to the Incremental Term Loan, (i) a certificate of the Borrower certifying that such Loan shall be used to satisfy all or a portion of the earnout payments (as provided in the Target Acquisition Agreement), together with a reasonably detailed schedule showing the computation thereof, and (ii) the Administrative Agent shall have received satisfactory evidence that after giving pro forma effect thereto, the Consolidated Senior Leverage Ratio is not more than 3.25 to 1.00 and the Consolidated Total Leverage Ratio is not more than 4.50 to 1.00, in each case with Consolidated EBITDA to be determined as of the end of the immediately preceding Fiscal Quarter.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty by the Loan Parties that the conditions specified in Section 4.02 have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Loan Parties hereby represent and warrant to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite Permits to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, except where the failure to have such Permits, either singularly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except where failure to be so qualified or licensed would not result in a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any Loan Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any material Contractual Obligation to which any Loan Party is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any Loan Party or the Property of any Loan Party is subject; (c) violate any material Law (including Regulation U or Regulation X issued by the FRB); or (d) result in a limitation on any material licenses, permits or other Governmental Approvals applicable to the business, operations or properties of any Loan Party or adversely affect the ability of any Loan Party to participate in any Medical Reimbursement Programs.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, other than (i) those that have already been obtained and are in full force and effect and (ii) filings to perfect the Liens created by the Collateral Documents.

5.04 Binding Effect. Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws or by equitable principles relating to enforceability.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Loan Parties and their Subsidiaries (other than the Target and its Subsidiaries) as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Loan Parties and their Subsidiaries (other than the Target and its Subsidiaries) as of the date thereof, including liabilities for taxes, commitments and Indebtedness.

(b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Loan Parties and their Subsidiaries (other than the Target and its Subsidiaries) as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Loan Parties and their Subsidiaries (other than the Target and its Subsidiaries) as of the date thereof, including liabilities for taxes, material commitments and Indebtedness except to the extent not required to be disclosed in accordance with GAAP.

(c) From the date of the Audited Financial Statements and the Interim Financial Statements to and including the Closing Date, there has been no Disposition by the Loan Parties and their Subsidiaries, or any Involuntary Disposition, of any material part of the business or Property of the Loan Parties and their Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Loan Parties and their Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d) The financial statements delivered pursuant to Sections 6.01(a) and 6.01(b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Sections 6.01(a) and 6.01(b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) in all material respects the consolidated financial condition, results of operations and cash flows of the Loan Parties and their Subsidiaries as of the dates thereof and for the periods covered thereby except to the extent not required to be disclosed in accordance with GAAP.

(e) Since December 31, 2006, there has not occurred any event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect except as has been previously disclosed in writing prior to the date hereof to the Administrative Agent or disclosed in any annual, regular, periodic or special report or registration statement which the Borrower has filed prior to the date hereof with the SEC.

5.06 Litigation. There are no Proceedings pending or, to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default.

(a) No Loan Party is in breach of or default under any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b) No Default or Event of Default has occurred and is continuing.

5.08 Ownership of Property; Liens. Each of the Loan Parties and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Property necessary or used in the ordinary conduct of its business. No Property of the Loan Parties and their Subsidiaries is subject to any Liens, other than Permitted Liens.

5.09 Environmental Compliance. Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the Facilities and all operations at the Facilities are in material compliance with all applicable Environmental Laws, and there is no material violation of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b) None of the Facilities contains, or, to the knowledge of the Loan Parties, has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a material violation of, or could give rise to material liability under, Environmental Laws.

(c) Neither any Loan Party nor any Subsidiary has received any written notice of, or inquiry from any Governmental Authority regarding, any material violation or material non-compliance regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of any Loan Party or any Subsidiary in material violation of, or in a manner that would be reasonably likely to give rise to material liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Facilities or the Businesses.

(f) To the knowledge of the Loan Parties, there has been no release or, threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including disposal) of any Loan Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

5.10 Insurance. The properties of the Loan Parties and their Subsidiaries are insured with the Captive Insurance Subsidiaries or with financially sound and reputable insurance companies (none of which are Affiliates of the Loan Parties, except for the Captive Insurance Subsidiaries), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The insurance coverage of the Loan Parties as in effect on the Closing Date complies with the requirements of Section 6.07 and is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 5.10.

5.11 Taxes. The Loan Parties have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party that could, if made, have a Material Adverse Effect.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations and published interpretations thereunder, and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such letter is currently being processed by the IRS with respect thereto taking into account the changes in qualification requirements under Section 401(a) of the Internal Revenue Code made by the Uruguay Round Agreements Act, the Small Business Job Protection Act of 1996, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, and the Community Renewal Tax Relief Act of 2000 (and each Plan has been timely amended to reflect changes in the qualification requirements under Section 401(a) of the Internal Revenue Code made by the Economic Growth and Tax Relief Reconciliation Act of 2001 and any applicable IRS guidance issued thereunder) and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate has made all material required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan. Each Loan Party and each ERISA Affiliate has performed all their material obligations under each Plan according to their terms, including filing or furnishing to the IRS, Department of Labor or other Governmental Authority, or to participants or beneficiaries of each Plan, any material reports, returns, notices and other documentation required to be filed or furnished.

(b) There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.13 Subsidiaries. Set forth on Schedule 5.13 is a complete and accurate list as of the Closing Date of the name and jurisdiction of organization of each Loan Party and each Subsidiary, together with (a) number of shares of each class of Capital Stock outstanding and (b) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary. None of the shares of Capital Stock of any Subsidiary is subject to any outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto, other than as set forth on Schedule 5.13. The outstanding Capital Stock of each Loan Party and each Subsidiary is validly issued, fully paid and non-assessable.

5.14 Margin Regulations; Investment Company Act.

(a) The Loan Parties are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No proceeds of any Borrowing shall be used for the purpose of purchasing or carrying margin stock.

(b) None of the Loan Parties, any Person Controlling any Loan Party or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. No report, financial statement, certificate or other information furnished (in writing) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projected financial information, the Loan Parties represent that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. Notwithstanding the foregoing, Administrative Agent and Lenders acknowledge that the pro forma financial statements and other economic forecasts by Borrower hereunder are not factual representations and that the actual financial results of Borrower may differ from the pro forma financial statements and other economic forecasts submitted from time to time.

5.16 Compliance with Laws. Each of the Loan Parties and each Subsidiary has operated at all times in compliance with the requirements of all Laws (including Healthcare Laws) and all orders, writs, conditions of participation, contracts, standards, policies, injunctions, decrees, and Governmental Approvals applicable to it, its properties or the Facilities, except where noncompliance individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing:

(i) neither any Loan Party nor any Subsidiary, nor, to the knowledge of the Loan Parties, any individual employed by any Loan Party or any Subsidiary, has any criminal culpability or has been excluded from participation in any Medical Reimbursement Program for corporate or individual actions or failures to act known to any Loan Party or any Subsidiary where such culpability or exclusion has resulted or would reasonably be expected to result in an Exclusion Event and neither any Loan Party nor any Subsidiary nor, to the knowledge of the Loan Parties, any individual employed by any Loan Party or Subsidiary has been subject to sanction or been indicted or convicted of a crime, or pled nolo contendre or to sufficient facts, in connection with any allegation of violation of any Medical Reimbursement Program or health care law;

(ii) no officer or other member of management continues to be employed by any Loan Party or any Subsidiary who may reasonably be expected to have individual culpability for matters under investigation by the OIG or other Governmental Authority unless such officer or other member of management has been, within a reasonable period of time after discovery of such actual or potential culpability, either suspended or removed from positions of responsibility related to those activities under challenge by the OIG or other Governmental Authority;

(iii) current billing policies, arrangements, protocols, practices and instructions of the Loan Parties and their Subsidiaries comply with requirements of Medical Reimbursement Programs and are administered by property trained personnel, except where any such failure to comply could not reasonably be expected to result in an Exclusion Event or a Material Adverse Effect;

(iv) current arrangements of the Loan Parties and their Subsidiaries with physicians and other healthcare providers and referral sources comply with all Healthcare Laws, except where any such failure to comply would not reasonably be expected to result in an Exclusion Event or a Material Adverse Effect;

(v) neither any Loan Party nor any Subsidiary is in receipt of any written notice of any material violation of any Law, statute, rule, regulation, ordinance, code, judgment, order writ, decree or Governmental Approval applicable to it or any of its property, which notice, individually or in the aggregate could not reasonably be expected to result in an Exclusion Event or a Material Adverse Effect; and

(vi) none of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower are in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

5.17 Intellectual Property; Licenses, Etc. The Loan Parties and their Subsidiaries own, or possess the legal right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses without conflict with the rights of any other Person. Set forth on Schedule 5.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by any Loan Party, or that any Loan Party has the right to use, as of the Closing Date. No claim has been asserted and is pending by any Person challenging or questioning the use of any material IP Rights or the validity or effectiveness of any material IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any material IP Rights by any Loan Party or any Subsidiary or the granting of a right or a license in respect of any material IP Rights from any Loan Party or any Subsidiary does not infringe on the rights of any Person. As of the Closing Date, none of the material IP Rights owned by any of the Loan Parties is subject to any licensing agreement or similar arrangement except as set forth on Schedule 5.17.

5.18 Broker’s Fees. Neither any Loan Party nor any Subsidiary has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with the financing hereunder, except as provided in the Fee Letter.

5.19 Labor Matters. Except as set forth on Schedule 5.19, there are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party or any Subsidiary as of the Closing Date, and neither any Loan Party nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years.

5.20 Business Locations. Set forth on Schedule 5.20(a) is a list of all Real Property located in the United States that is owned or leased by any Loan Party as of the Closing Date in which is located the equipment needed to successfully bill, collect and track the Accounts. Set forth on Schedule 5.20(b) is the chief executive office, tax payer identification number and organizational identification number of each Loan Party as of the Closing Date. The exact legal name and state of organization of each Loan Party is as set forth on the signature pages hereto.

5.21 Perfection of Security Interests in the Collateral. The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens, prior to all other Liens, and such Collateral is not subject to any other Liens other than Permitted Liens, provided, all filings and registrations necessary to perfect the security interests and Liens have been made and remain in full force and effect, Deposit Account Control Agreements and Securities Account Control Agreements have not been terminated and, where necessary for perfection, possession has been maintained by Administrative Agent.

5.22 Solvency. Both before and after giving effect to (a) the Loans to be made or extended on the Closing Date or such other date as Loans requested hereunder are made or extended, the issuance of the guaranties of the Obligations and the pledge of assets as security therefor by all of the Loan Parties, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the Loan Parties, (c) the consummation of the transactions contemplated in the Loan Documents and the Target Acquisition Agreement and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Loan Parties taken as a whole are Solvent.

5.23 Material Contracts. Schedule 5.23 contains a true, correct and complete list of all Material Contracts in effect as of the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no material breaches, defaults or events of default currently exist thereunder.

5.24 Patriot Act. To the extent applicable, each Loan Party is in compliance with the (i) Trading with the Enemy Act, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.25 Fraud and Abuse. Neither any Loan Party nor any Subsidiary nor any of their respective officers or directors has engaged in any activities that are prohibited under any applicable provision of any Healthcare Law and the regulations promulgated thereunder, including HIPAA, the Medicare Regulations or the Medicaid Regulations, to the extent such activities would reasonably be expected to result in a Material Adverse Effect.

5.26 Licensing and Accreditation.

(a) Each of the Loan Parties and their Subsidiaries has, except to the extent such failure to do so would not reasonably be expected to result in a Material Adverse Effect, to the extent applicable: (i) obtained (or been duly assigned) all required Governmental Approvals and certificates of need or determinations of need as required by the relevant state Governmental Authority for the acquisition, construction, expansion of, investment in or operation of its businesses and Facilities as currently operated; (ii) obtained and maintains in good standing all Governmental Approvals and Healthcare Permits; (iii) obtained and maintains accreditation from all generally recognized accrediting agencies where required by applicable Law or necessary for reimbursement by any applicable Medical Reimbursement Program; (iv) entered into and maintains in good standing its Medicare Provider Agreements and, to the extent applicable, Medicaid Provider Agreements; and (v) ensured that all such Healthcare Permits are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited (collectively, “Certificates, Licenses and Accreditation”). No event has occurred or other fact exists with respect to the Certificates, Licenses and Accreditation and Governmental Approvals that allows, or after notice or lapse of time or both, would allow, revocation, suspension, restriction, limitation or termination of any of the Certificates, Licenses and Accreditation and Governmental Approvals, except to the extent such failure to do so would not reasonably be expected to result in a Material Adverse Effect. No written notice from any Governmental Authority in respect to the revocation, suspension, restriction, limitation or termination of any material Certificates, Licenses and Accreditation and Governmental Approvals has been delivered or issued or, to the knowledge of the Loan Parties, proposed or threatened.

(b) To the knowledge of the Loan Parties, each Contract Provider is duly licensed by each state, state agency, commission or other Governmental Authority having jurisdiction over the provision of such services by such Person in the locations where the Loan Parties and their Subsidiaries conduct business, to the extent such licensing is required to enable such Person to provide the professional services provided by such Person and otherwise as is necessary to enable the Loan Parties and their Subsidiaries to operate as currently operated and as contemplated to be operated.

(c) There is no civil, criminal or administrative action, suit, claim, indictment, proceeding, hearing, charge, complaint, demand, audit inspection or investigation pending or, to the knowledge of the Loan Parties, threatened by any federal, state or local governmental agency against any Loan Party or any Subsidiary or any Responsible Officer thereof, nor is there any basis therefore, that would reasonably be expected to result in a Material Adverse Effect.

5.27 Reimbursement from Medical Reimbursement Programs. The accounts receivable of the Loan Parties and their Subsidiaries and all billing and collection practices of Loan Parties and their Subsidiaries have been and will continue to be adjusted to reflect the reimbursement policies (both those most recently published in writing as well as those not in writing which have been verbally communicated) of Medical Reimbursement Programs, including Medicare, Medicaid, Blue Cross/Blue Shield, private insurance companies, health maintenance organizations, preferred provider organizations, alternative delivery systems, managed care systems, government contracting agencies and other third party payors in all material respects. In particular, accounts receivable relating to such Medical Reimbursement Programs do not and shall not exceed amounts any obligee is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to its usual charges. Neither the Loan Parties nor their Subsidiaries have submitted to any Medical Reimbursement Program any fraudulent, abusive or materially false or improper claim for payment, billed any Medical Reimbursement Program for any service not rendered as claimed, or, to their knowledge, received and retained any payment or reimbursement from any Medical Reimbursement Program in excess of the proper amount allowed by applicable law and applicable contracts or agreements with the Medical Reimbursement Program.

5.28 Medicare and Medicaid Notices and Filings Related to Health Care Business. Except as set forth on Schedule 5.28, with respect to the Loan Parties and their Subsidiaries, to the extent applicable: (i) each has timely filed all reports required to be filed in connection with Medicare and applicable Medicaid programs and due on or before the date hereof to the extent failure to do so would reasonably be expected to result in a Material Adverse Effect, and all required reports and administrative forms and filings are true and complete in all material respects; (ii) there are no claims, actions, proceedings or appeals pending (and neither any Loan Party nor any of their Subsidiaries has filed anything that would result in any claims, actions or appeals) before any Governmental Authority with respect to any Medicare or Medicaid cost reports or claims filed by any Loan Party or any of their Subsidiaries on or before the date hereof, or with respect to any adjustments, denials, recoupments or disallowances by any intermediary, carrier, other insurer, commission, board or agency in connection with any cost reports or claims that would reasonably be expected to result in a Material Adverse Effect; (iii) except for normal ordinary course inspections, audits and surveys, to the knowledge of the Loan Parties, no validation review, survey, inspection, audit, investigation or program integrity review related to any Loan Party or any Subsidiary has been conducted by any Governmental Authority or government contractor in connection with the Medicare or Medicaid programs, and no such reviews are scheduled or, to the knowledge of the Loan Parties, pending or threatened against or affecting any Loan Party or any Subsidiary; and (iv) each has timely filed all material reports, data and other information required by any other Governmental Authority with authority to regulate any Loan Party or any Subsidiary or its business in any manner.

5.29 Captive Insurance Subsidiaries. The Borrower owns (directly or indirectly) 100% of the issued and outstanding Capital Stock of each of the Captive Insurance Subsidiaries. Each of the Captive Insurance Subsidiaries has been adequately capitalized by the Borrower and its Subsidiaries in compliance with applicable Law. The sole business activity of the Captive Insurance Subsidiaries is providing insurance coverage for the Borrower, its Affiliates, the other Excluded Subsidiaries, the Managed Entities and transportation providers. The Borrower has not guaranteed or otherwise agreed to pay or be responsible for any Indebtedness or obligations of the Captive Insurance Subsidiaries of any kind or nature which would not be permitted under the terms of this Agreement or arises under a Letter of Credit.

ARTICLE 6

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Revolving Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent Obligations which, by their terms, survive termination of this Agreement), or any Letter of Credit shall remain outstanding (unless such Letter of Credit has been Cash Collateralized), the Loan Parties shall:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Loan Parties and their Subsidiaries, consolidated balance sheets of the Loan Parties and their Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, retained earnings, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures as of the end of and for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Loan Parties and their Subsidiaries, consolidated balance sheets of the Loan Parties and their Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, retained earnings, shareholders’ equity and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures as of the end of and for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Loan Parties and their Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate executed by a Responsible Officer of the Borrower;

(b) within seventy-five (75) days after end of each Fiscal Year, the annual budget of the Loan Parties and their Subsidiaries containing projected consolidated statements of income or operations of the Loan Parties and their Subsidiaries as at the end of each Fiscal Quarter of the then current Fiscal Year;

(c) copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Consolidated Group;

(d) promptly after the same are available (and in any event within ten (10) days thereof), (i) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act or to a holder of any Indebtedness owed by any Loan Party or any Subsidiary in its capacity as such a holder and not otherwise required to be delivered to the Administrative Agent pursuant hereto, (ii) all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration or any successor agencies or authorities concerning environmental, health or safety matters, and (iii) all material reports and written information to and from any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters; and

(e) promptly (and in any event within two (2) Business Days after a reasonable request therefor), such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), 6.01(b) or 6.01(d) or Section 6.02(e)(i) may (to the extent any such documents are included in materials otherwise filed with the SEC) be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 12.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that reasonably requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is delivered by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificate required by Section 6.02(b) to the Administrative Agent and each of the Lenders. Except for such

Compliance Certificate, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03 Notices.

(a) Promptly (and in any event within two (2) Business Days) notify the Administrative Agent in writing of the occurrence of any Default or Event of Default.

(b) Promptly (and in any event within two (2) Business Days) notify the Administrative Agent in writing of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Promptly (and in any event within two (2) Business Days) notify the Administrative Agent in writing of the occurrence of any ERISA Event.

(d) Promptly (and in any event within two (2) Business Days) notify the Administrative Agent in writing of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary.

(e) Promptly (and in any event within two (2) Business Days), notify the Administrative Agent, in writing, of any Proceeding, to which it has knowledge, threatened against or affecting any Loan Party (i) in which the potential liability is reasonably expected to be in excess of $1,000,000 (exclusive of any such amount that is covered by insurance), (ii) which seeks injunctive relief, (iii) which alleges criminal misconduct by any Loan Party, (iv) which alleges material violations of any Laws or Governmental Approvals, or (v) which alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liability.

(f) Promptly (and in any event within two (2) Business Days), notify the Administrative Agent, in writing, of (i) receipt of notice of the institution of any investigation, review or proceeding against any Loan Party to suspend, revoke or terminate (or that would reasonably be expected to result in the termination of) any Medicaid Provider Agreement or Medicare Provider Agreement, or any such investigation or proceeding that would reasonably be expected to result in an Exclusion Event, (ii) any notice of loss or threatened loss of any applicable Governmental Approval or accreditation, loss of participation under any Medical Reimbursement Program or loss of applicable health care license, in each case, that could reasonably be expected to result in a Material Adverse Effect, or (iii) any notice of an actual or threatened Exclusion Event.

(g) Promptly (and in any event within two (2) Business Days), notify the Administrative Agent, in writing, of any loss, damage or destruction to the Collateral in the amount of $500,000 or more individually, whether or not covered by insurance.

(h) Immediately upon the occurrence of, upon becoming aware of, or upon receipt of notice from a third party to any Loan Party of, (i) any Loan Party’s default pursuant to the terms of any Material Contract to which such Loan Party is a party or

(ii) the termination of, or the intent or threat to terminate, any such Material Contract or lease, in each case, to the extent such default or termination would reasonably be expected to result in a Material Adverse Effect, notify the Administrative Agent and each Lender in writing of such default, termination or threat.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower have taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached. Promptly after its receipt thereof, the Administrative Agent shall deliver to each Lender any notice it receives under this Section.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary; and (b) all lawful material claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary.

6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its (i) legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05 and (ii) good standing under the Laws of the jurisdiction of its organization.

(b) Take all reasonable action to maintain all Governmental Approvals as are necessary for the conduct of its business as currently conducted and herein contemplated, including any required professional licenses, CLIA certifications, Medicare Provider Agreements and Medicaid Provider Agreements, except to the extent the failure to maintain any of the foregoing would not reasonably be expected to result in a Material Adverse Effect.

(c) Preserve, register and renew whenever applicable all of its material registered patents, copyrights, trademarks, trade names and service marks.

6.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its property necessary in the operation of its business in good working order and condition, ordinary wear and tear and Involuntary Dispositions excepted.

(b) Make all necessary repairs thereto and renewals and replacements thereof.

(c) Use the standard of care typical in the industry in the operation and maintenance of its Facilities.

6.07 Maintenance of Insurance. Maintain or cause to be maintained, with the Captive Insurance Subsidiaries or with financially sound and reputable insurers rated not less than B+, Class VI by Best’s, comprehensive general liability insurance, professional liability insurance, business interruption or extra expense insurance, as applicable, and all risk casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of each Loan Party as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self insurance), with such deductibles, covering such risks, and in amounts and otherwise on such terms and conditions as shall be customary for such Persons (including coverage for flood, quake and/or windstorm perils for each material loss exposure) and reasonably acceptable to the Administrative Agent. Without limiting the generality of the foregoing, the Loan Parties will maintain or cause to be maintained (a) for each material loss exposure, flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the FRB, and (b) 100% replacement value casualty insurance on the Collateral. Each such policy of insurance shall (i) name Administrative Agent, on behalf of each Lender as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent, on behalf of Lenders as the loss payee thereunder and (iii) provides for at least thirty (30) days’ prior written notice to Administrative Agent of any modification or cancellation of such policy. The Administrative Agent and Secured Parties have no responsibility for premiums, warranties or representations to underwriters. The Loan Parties or their insurance broker shall provide a certificate of insurance prior to each policy renewal or replacement. In the event Borrower fails within ten (10) Business Days after Administrative Agent’s request to provide Administrative Agent with evidence of the insurance coverage required by this Agreement, Administrative Agent may purchase insurance at Borrower’s expense to protect Administrative Agent’s interests in the Collateral. This insurance may, but need not, protect Borrower’s interests. The coverage purchased by Administrative Agent may not pay any claim made by the Borrower or any claim that is made against the Borrower in connection with the Collateral. The Borrower may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that the Borrower has obtained insurance as required by this Agreement. If Administrative Agent purchases insurance for the Collateral, to the fullest extent provided by law, the Borrower will be responsible for the costs of that insurance, including interest and other charges imposed by Administrative Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance the Borrower is able to obtain on their own. The Captive Insurance Subsidiaries shall not provide insurance or reinsurance coverage for any Person other than the Borrower, the other Loan Parties, Affiliates of Borrower, the other Excluded Subsidiaries, transportation providers or Managed Entities, without the prior written consent of the Administrative Agent.

6.08 Compliance with Laws.

(a) Comply in all material respects with the requirements of all Laws and Governmental Approvals applicable to it (including Healthcare Laws and Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or Property, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted;

(b) Ensure that (i) billing policies, arrangements, protocols and instructions will comply in all material respects with reimbursement requirements under Medicare, Medicaid and other Medical Reimbursement Programs and will be administered by properly trained personnel; and (ii) medical director compensation arrangements and other arrangements with referring physicians will comply with applicable state and federal Healthcare Laws relating to self-referrals and anti-kickback measures, including 42 U.S.C. Section 1320a-7b(b)(1) - (b)(2) 42 U.S.C. and 42 U.S.C. Section 1395nn, except, in each case, where the failure to so comply would not result in a Material Adverse Effect; and

(c) Maintain policies that are consistent with HIPAA.

6.09 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

(b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and, to the extent contemporaneous with the visit and inspection of the Administrative Agent, each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and, in the presence of the Borrower or a representative of the Borrower, independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours no more than one time per year so long as no Event of Default has occurred and is continuing, upon reasonable advance notice to the Loan Parties; provided, however, that when a Default or an Event of Default exists the Administrative Agent and, to the extent contemporaneous with the visit and inspection of the Administrative Agent, any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

6.11 Use of Proceeds.

(a) Use the proceeds of the Term Loan to (i) refinance Indebtedness of the Loan Parties and their Subsidiaries under the Existing Credit Agreements, (ii) pay the Merger Consideration (as defined in the Target Acquisition Agreement), and (iii) pay transaction costs related to the consummation of the Target Acquisition Agreement and the transactions contemplated thereunder and under this Agreement and in connection with the Convertible Notes.

(b) Use the proceeds of the Revolving Loans for the purposes set forth in (a) above and to finance working capital, make Capital Expenditures, consummate Permitted Acquisitions and for other general corporate purposes.

(c) Notwithstanding the foregoing, in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

6.12 Additional Subsidiaries. Simultaneously with (or such longer period as the Administrative Agent may provide in its reasonable credit judgment) an Acquisition or formation of any Subsidiary (other than an Excluded Subsidiary):

(a) notify the Administrative Agent thereof in writing, together with (i) jurisdiction of formation, (ii) number of shares of each class of Capital Stock outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b) cause such Subsidiary (other than an Excluded Subsidiary) to (A) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other document as the Administrative Agent shall deem reasonably appropriate for such purpose and a grantor under the Security Agreement by executing and delivering such documents as the Administrative Agent shall deem reasonably appropriate for such purpose, and (B) deliver to the Administrative Agent documents of the types referred to in Sections 4.01(b), (c) and (d), all in form, content and scope reasonably satisfactory to the Administrative Agent.

6.13 ERISA Compliance. Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Internal Revenue Code, except, in each case, to the extent failure to comply would not reasonably be expected to result in a Material Adverse Effect.

6.14 Pledged Assets. At all times, (a) cause all Real Property (other than Excluded Property) of each Loan Party to be subject at all times to first priority, perfected Liens (except for Permitted Liens) and, in the case of owned and leased Real Property (other than Excluded Property), title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request, subject in any case to Permitted Liens and (b) deliver such other documentation as the Administrative Agent reasonably deems necessary in connection with the foregoing, including appropriate UCC financing statements, real estate title insurance policies, surveys, environmental reports, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 4.01(d), all in form, content and scope reasonably satisfactory to the Administrative Agent.

Without limiting the generality of the above, the Loan Parties will cause (a) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary (other than Excluded Subsidiaries) and (b) 65% (or such greater percentage that could not reasonably be expected to cause any adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by the Borrower or any Domestic Subsidiary to be subject at all times to a first priority, perfected Lien (subject to non-consensual Permitted Liens) in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall request.

With respect to each Account for which either the perfection, enforceability, or validity of the Administrative Agent’s Liens in such Account, or the Administrative Agent’s right or ability to obtain direct payment to the Administrative Agent of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC, the Loan Parties will take such steps as the Administrative Agent may from time to time reasonably deem necessary, including compliance with the Federal Assignment of Claims Act of 1940, the Social Security Act, the Medicare Regulations and the Medicaid Regulations, in each case and such acts, rules and regulations may be amended, modified, supplemented and/or replaced from time to time.

6.15 Covenant with Respect to Environmental Matters. In respect of all environmental matters, except as would not reasonably be expected to have a Material Adverse Effect:

(a) comply with the requirements of all federal, state, and local Environmental Laws applicable to the Loan Parties or their Property; notify the Administrative Agent promptly in the event of any spill, release or disposal of Hazardous Material on, or hazardous waste pollution or contamination affecting, the Facilities in material violation of applicable Environmental Laws of which a Loan Party has actual knowledge; forward to the Administrative Agent promptly any written notices relating to such matters received from any Governmental Authority; and pay when due any fine or assessment against the Facilities; provided, however, that the Loan Parties shall not be required to pay any such fine or assessment so long as the validity thereof shall be diligently contested in good faith by appropriate proceedings and they shall have set aside on their books reasonable reserves (in accordance with GAAP) with respect to any such fine or assessment so contested; and provided further that, in any event, payment of any such fine or assessment shall be made before any of their Property shall be subjected to a Lien or be seized or sold in satisfaction thereof;

(b) promptly notify the Administrative Agent upon becoming aware of any fact or change in circumstances that would be expected to cause any of the representations and warranties contained in Section 5.09 to cease to be true in all material respects for any time before the Termination Date;

(c) not become involved, and will not knowingly permit any tenant of the Facilities to become involved, in any operations at the Facilities generating, storing, disposing, or handling Hazardous Materials in material violation of applicable Environmental Laws or any other activity that could lead to the imposition on any Lender or the Administrative Agent of any liability, or the imposition on the Loan Parties or the Facilities of any material liability or any lien under any Environmental Laws;

(d) promptly contain or remove any Hazardous Materials found on the Facilities in violation of any applicable Environmental Law, which containment or removal must be done in compliance with applicable Environmental Laws and at the Borrower’s expense; and the Borrower agrees that the Administrative Agent has the right, at its reasonable discretion but at the Borrower’s expense, to have an environmental engineer or other representative review the work being done; and

(e) indemnify, protect, defend and hold harmless each Indemnitee from and against and all liabilities, obligations, losses, damages (including, consequential damages), penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, the reasonable fees and disbursements of counsel for and consultants of such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), which may be imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect, or consequential) now or hereafter arising as a result of any claim for environmental cleanup costs, any resulting damage to the environment and any other environmental claims against any Loan Party, any Lender, the Administrative Agent, any other Indemnitee or the Facilities except to the extent caused by gross negligence or willful misconduct of such Indemnitee. The provisions of this Section 6.15(e) shall continue in effect and shall survive the Termination Date.

6.16 Lenders Meetings. The Loan Parties will, upon the reasonable advance notice and the reasonable request of the Administrative Agent, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed to by the Borrower and the Administrative Agent; provided that during the existence of an Event of Default, meetings may be held more frequently than once per Fiscal Year.

6.17 Post Closing Covenants. On or before the sixtieth (60th) day after the Closing Date or such later date to be determined by the Administrative Agent, in its reasonable discretion, the Borrower shall cause Deposit Account Control Agreements, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent, to be executed in respect of the deposit accounts listed on Schedule 6.17.

6.18 Interest Rate Protection. Within ninety (90) days following the Closing Date, the Borrower shall obtain, and at all times thereafter until the third (3rd) anniversary of the Closing Date, the Borrower shall cause to be maintained protection against fluctuations in interest rates pursuant to one or more Hedge Agreements in form and substance, and with a Hedge Party, reasonably satisfactory to the Administrative Agent, in order to ensure that no less than fifty percent (50%) of the Term Loan at any time outstanding is subject to such Hedge Agreements.

6.19 Handling of Proceeds of Collateral; Cash Dominion. The Borrower, at its expense, will enforce and collect payments and other amounts owing on all Accounts in the ordinary course of the Borrower’s business subject to the terms hereof and take all actions necessary so that at the close of each Business Day all such payments and amounts are transferred into deposit accounts that are subject to a Deposit Account Control Agreement (except such payments and amounts in Excluded Accounts and as provided in Section 6.17), including without limitation, causing all available funds deposited by Governmental Account Debtors or other payors into deposit accounts which are not subject to Deposit Account Control Agreements to be transferred into a deposit account subject to a Deposit Account Control Agreement by the end of the Business Day such funds are initially received by the respective Loan Party.

ARTICLE 7

NEGATIVE COVENANTS

So long as any Lender shall have any Revolving Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent Obligations which, by their terms, survive termination of this Agreement), or any Letter of Credit shall remain outstanding (unless such Letter of Credit has been Cash Collateralized), no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the Property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; provided, that the holder of any such Lien has not commenced any enforcement actions against the Collateral on the basis of such Lien and such actions have not been stayed;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts, licenses and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) Liens securing Indebtedness permitted under Section 7.03(c); provided that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property being acquired on the date of acquisition and (iii) such Liens attach to such Property concurrently with or within thirty (30) days after the acquisition thereof;

(h) leases, licenses or subleases granted to others not interfering in any material respect with the business of any Loan Party or any Subsidiary;

(i) any interest of title of a lessor under, and Liens arising from precautionary UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) solely evidencing such lessor’s interest under, leases permitted by this Agreement;

(j) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02;

(k) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions holding such deposits;

(l) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(m) Liens created or deemed to exist by the establishment of trusts for the purpose of satisfying (i) Governmental Reimbursement Program Costs and (ii) other actions or claims pertaining to the same or related matters or other Medical Reimbursement Programs, provided that the Borrower, in each case, shall have established adequate reserves for such claims or actions; and

(n) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h).

7.02 Investments. Make any Investments, except:

(a) cash or Cash Equivalents so long as such Investments are maintained in accounts subject to a Deposit Account Control Agreement or Securities Account Control Agreement, subject to Section 6.17 or an Excluded Account;

(b) accounts receivable created, acquired or made and trade credit extended in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(c) Investments consisting of stock, obligations, securities or other property received in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors;

(d) Investments existing as of the Closing Date and set forth in Schedule 7.02 provided, that the amount of any such Investment is not increased after the Closing Date except in accordance with this Section 7.02;

(e) Guarantees permitted by Section 7.03;

(f) Permitted Acquisitions;

(g) loans and advances to employees, directors and officers of the Loan Parties not to exceed $200,000 in the aggregate at any time outstanding;

(h) intercompany Investments by (i) any Loan Party in any other wholly-owned Loan Party (excluding the Borrower), (ii) Subsidiaries that are not Loan Parties in any Loan Party or in other Subsidiaries that are not Loan Parties, (iii) any Loan Party in Excluded Subsidiaries which are not-for-profit entities in an aggregate amount not to exceed $2,500,000, (iv) any Loan Party in Foreign Subsidiaries in an aggregate amount not to exceed (A) the amount then available for Permitted Acquisitions under clause (viii) of the definition thereof if the proceeds of such Investments are used solely for Permitted Acquisitions and (B) $8,000,000 if the proceeds of such Investments are used for purposes other than Permitted Acquisitions and (v) any Loan Party in Foreign Subsidiaries to the extent such Investments are funded solely with the proceeds of the issuance by the Borrower of its Capital Stock and such proceeds are used solely for Permitted Acquisitions;

(i) short-term loans to employees and consultants who hold options under the Target Acquisition Agreement in an amount not to exceed $5,000,000 in the aggregate, provided the maturity date of such loans is not later than one hundred eighty (180) days after the Closing Date;

(j) Collateralized Investments not exceeding $2,500,000 individually or $5,000,000 in the aggregate outstanding at any time, provided that Loan Parties shall not make any such Collateralized Investment at any time that a Default or Event of Default has occurred and is continuing;

(k) notes received in settlement of accounts receivable (created in the ordinary course of business) from the Managed Entities; and

(l) other Investments (not including Investments in the Excluded Subsidiaries) by the Loan Parties and their Subsidiaries not exceeding in the aggregate $3,000,000.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of the Loan Parties and their Subsidiaries existing on the Closing Date and set forth in Schedule 7.03(b) (and renewals, refinancings, and extensions thereof which do not increase the principal amount thereof and are otherwise on terms and conditions satisfactory to the Administrative Agent in its sole discretion);

(c) purchase money Indebtedness (including obligations in respect of Capital Leases but excluding Synthetic Leases) hereafter incurred by the Loan Parties or any of their Subsidiaries (except Foreign Subsidiaries) to finance the purchase of fixed assets, provided that (i) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing and (iii) the total amount of all such Indebtedness at any time outstanding shall not exceed $2,500,000;

(d) obligations (contingent or otherwise) of any Loan Party or any Subsidiary (except any Foreign Subsidiary) existing or arising under any Hedge Agreement, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Hedge Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) intercompany Indebtedness permitted under Section 7.02(h); provided that the terms of such intercompany Indebtedness is reasonably satisfactory to the Administrative Agent and, if evidenced by an instrument, pledged and delivered to the Administrative Agent pursuant to the Security Agreement as additional collateral security for the Obligations, and the obligations under such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent;

(f) Subordinated Indebtedness of the Loan Parties in an aggregate principal amount not to exceed $30,000,000 at any time outstanding; provided that such Subordinated Indebtedness (i) has a maturity date that is not earlier than the six (6) month anniversary of the Maturity Date in respect of the Term Loan and (ii) by its terms, does not require amortization payments, or, except as a result of a “change of control” or default thereunder, redemption payments, prior to the maturity thereof

(g) Indebtedness assumed by any Loan Party (including the Person or Property acquired) in connection with a Permitted Acquisition and any Indebtedness of the Person or Property acquired which is not retired in connection with such transaction;

(h) The endorsement in the ordinary course of business of negotiable instruments for deposit or collection;

(i) Guarantees by any Loan Party with respect to (i) Indebtedness permitted under this Section 7.03 and (ii) reinsurance obligations of the Captive Insurance Subsidiaries, provided the aggregate amount at any one time outstanding subject to such Guarantees of such reinsurance obligations shall not exceed $12,000,000;

(j) Obligations under letters of credit issued for the account of the Target prior to the date hereof and set forth on Schedule 7.03(j);

(k) Indebtedness under the Convertible Notes;

(l) Provided that no Default or Event of Default has occurred and is continuing hereunder at the time of incurrence, additional Indebtedness of any Loan Party in an aggregate principal amount not to exceed $2,500,00 at any time outstanding;

(m) Obligations with respect to earnout payments required to be paid in connection with Permitted Acquisitions; and

(n) Indebtedness of Foreign Subsidiaries arising from trade payables unpaid for more than ninety (90) days in an aggregate amount not in excess of $1,000,000.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided, however, that, notwithstanding the foregoing provisions of this Section 7.04 but subject to the terms of Sections 6.12 and 6.14 (a) any Loan Party may merge or consolidate with any other Loan Party, provided that, if such transaction involves the Borrower, the Borrower is the surviving entity, (b) any Wholly Owned Subsidiary that is not a Loan Party may merge or consolidate with any other Wholly Owned Subsidiary that is not a Loan Party or a Loan Party, provided that, if such transaction involves a Loan Party, the Loan Party is the surviving entity, (c) any Subsidiary which is not a Loan Party may merge with any Person that is not a Loan Party in connection with a Disposition permitted under Section 7.05, (d) any Loan Party or any Subsidiary may merge with any Person that is not a Loan Party in connection with a Permitted Acquisition provided that, if such transaction involves the Borrower or Guarantor, the Borrower or Guarantor, as applicable shall be the continuing or surviving corporation, and (e) any Wholly Owned Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect and all of its assets and business is transferred to a Loan Party.

7.05 Dispositions. Make any Disposition unless:

(a) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary;

(b) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other Property concurrently being disposed of in a transaction otherwise permitted under this Section 7.05;

(c) no Default or Event of Default has occurred and is continuing;

(d) the consideration paid in connection therewith shall be cash or Cash Equivalents, shall be received contemporaneous with the consummation of such Disposition and shall be in an amount not less than the fair market value of the Property disposed of;

(e) such transaction is a Disposition of an Immaterial Subsidiary; provided, that the aggregate total revenues of all Immaterial Subsidiaries Disposed of in any Fiscal Year shall not exceed $50,000,000; and

(f) the Net Cash Proceeds of any Disposition permitted above are applied in the manner specified in Section 2.04(b)(ii) hereof.

7.06 Restricted Payments. Directly or indirectly declare or make any Restricted Payment or incur any obligation to do so, except that:

(a) each Subsidiary may make Restricted Payments (directly or indirectly) to any Loan Party or the Borrower;

(b) each Loan Party and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Capital Stock of the Person making such dividend or distribution;

(c) the Borrower may purchase its Capital Stock from (i) retired or terminated employees or officers or employees, officers or directors of the Borrower or its Subsidiaries pursuant to employment agreements entered into in the ordinary course of business or (ii) holders of restricted Capital Stock to the extent representing withholding tax obligations provided that purchases described in this clause (ii) shall not exceed $500,000 in any Fiscal Year, in each case, provided no Default or Event of Default shall have occurred and remains outstanding on the date on which such payment occurs or would occur as a result thereof; and

(d) each applicable Loan Party and each Subsidiary may make regularly scheduled payments of interest permitted under the Subordinated Indebtedness if such payment is permitted under the terms of the agreement evidencing such Subordinated Indebtedness and no Default or Event of Default shall have occurred and remains outstanding on the date on which such payment or transaction occurs or would occur as a result thereof.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Loan Parties and their Subsidiaries on the Closing Date.

7.08 Transactions with Affiliates and Insiders. Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) transactions between the Loan Parties, (b) intercompany transactions expressly permitted by Sections 7.02, 7.03, 7.04, 7.05 or 7.06, (c) reasonable compensation and reimbursement of expenses of officers and directors, and (d) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms length transaction with a Person other than an officer, director or Affiliate.

7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation that encumbers or restricts the ability of any Loan Party or any Subsidiary to (a) pay dividends or make any other distributions to any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Loan Party, (c) make loans or advances to any Loan Party, (d) sell, lease or transfer any of its Property to any Loan Party, (e) grant any Lien on any of its Property to secure the Obligations pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (f) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(e) above) for (i) this Agreement and the other Loan Documents, (ii) any document or instrument governing Indebtedness incurred pursuant to Section 7.03(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (iii) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (iv) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 7.05 pending the consummation of such sale and (v) any document or instrument governing Subordinated Indebtedness.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

7.11 Amendments of Certain Agreements.

(a) Amend or modify any of the terms of any Subordinated Indebtedness Documents or any Subordinated Indebtedness of any Loan Party or any Subsidiary if such amendment or modification would add or change any terms in a manner materially adverse to any Loan Party or any Subsidiary (including any amendment or modification that would shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto), or amend or modify any of the subordination provisions of any Subordinated Indebtedness Documents or any Subordinated Indebtedness.

(b) Amend or modify, or waive any rights under, any Target Acquisition Document, if, in any case, such amendment, modification or waiver could be materially adverse to the interests of the Lenders.

7.12 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a) Amend, modify or change its Organization Documents in a manner which is materially adverse to the interests of the Lenders.

(b) Change its Fiscal Year.

(c) Change its name without providing thirty (30) days prior written notice to the Administrative Agent or its state of formation or form of organization (except as permitted by Section 7.04 and so long as the Borrower provides the Administrative Agent at least thirty (30) days prior written notice of any such transaction).

7.13 Ownership of Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, (i) permit any Person (other than the Borrower or any Wholly Owned Subsidiary) to own any Capital Stock of any Loan Party (other than the Borrower), except to qualify directors where required by applicable Law, (ii) except as set forth on Schedule 7.13 or in connection with a Permitted Acquisition, permit any Subsidiary to issue or have outstanding any shares of preferred Capital Stock, (iii) create, incur, assume or suffer to exist any Lien on any Capital Stock of any Subsidiary, except for under the Collateral Documents, or (iv) create any Foreign Subsidiaries without providing written notice to the Administrative Agent.

7.14 Excluded Subsidiaries. Permit at any time the aggregate revenues of all Excluded Subsidiaries for any Fiscal Quarter to exceed 20% of the consolidated revenues of the Consolidated Group for such Fiscal Quarter.

7.15 Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction.

ARTICLE 8

FINANCIAL COVENANTS

8.01 Financial Covenants. So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent Obligations which, by their terms, survive termination of this Agreement), or any Letter of Credit shall remain outstanding (unless such Letter of Credit is Cash Collateralized), no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

(a) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the end of each of the Fiscal Quarters ending on the dates set forth for the period of four Fiscal Quarters ending on such date below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
March 31, 2008 through September 30, 2008	4.75 to 1.00
December 31, 2008 through June 30, 2009	4.50 to 1.00
September 30, 2009 through December 31, 2009	4.25 to 1.00
March 31, 2010 through December 31, 2010	4.00 to 1.00
March 31, 2011 through December 31, 2011	3.75 to 1.00
March 31, 2012 through December 31, 2012	3.50 to 1.00
March 31, 2013 through December 31, 2013	3.25 to 1.00

(b) Consolidated Senior Leverage Ratio. Permit the Consolidated Senior Total Leverage Ratio as of the end of each of the Fiscal Quarters ending on the dates set forth for the period of four Fiscal Quarters ending on such date below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Senior Leverage Ratio
March 31, 2008 through December 31, 2008	3.50 to 1.00
March 31, 2009 through December 31, 2009	3.25 to 1.00
March 31, 2010 through December 31, 2010	3.00 to 1.00
March 31, 2011 through December 31, 2011	2.50 to 1.00
March 31, 2012 through December 31, 2013	2.25 to 1.00

(c) Consolidated Fixed Charges Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of each Fiscal Quarter ending on the dates set forth below to be less than the ratio set forth below opposite such Fiscal Quarter:

Four Fiscal Quarters Ending	Minimum Consolidated Fixed Charge Coverage Ratio
March 31, 2008 through June 30, 2008	1.10 to 1.00
September 30, 2008 through December 31, 2008	1.15 to 1.00
March 31, 2009 through December 31, 2013	1.10 to 1.00

(d) Minimum Liquidity. Permit Excess Liquidity to be less than $15,000,000 as of the last day of any month.

ARTICLE 9

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid pursuant to this Agreement or any other Loan Document, any amount of principal of any Loan or any Letter of Credit Liabilities, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or any Letter of Credit Liabilities, or any commitment fee, utilization fee or other fee due hereunder, or (iii) within three (3) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.10, 6.11, 6.12, 6.14, 6.18, 6.19, Article 7, Article 8 (and with respect to Section 8.01(d), such failure shall continue for a period exceeding three (3) Business Days) or Article 10; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) a Responsible Officer of any Loan Party becoming aware of such failure or (ii) notice thereof to any Loan Party by the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder, or Indebtedness under Hedge Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000; (ii) any Loan Party or any Subsidiary fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (iii) there occurs under any Hedge Agreement an Early Termination Date (as defined in such Hedge Agreement) resulting from (A) any event of default under such Hedge Agreement as to which any Loan Party or any Subsidiary (other than Immaterial Subsidiaries) is the Defaulting Party (as defined in such Hedge Agreement) or (B) any Termination Event (as so defined) under such Hedge Agreement as to which any Loan Party or any Subsidiary (other than Immaterial Subsidiaries) is an Affected Party (as so defined) and, in either event, the Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than $5,000,000; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its Property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or (iii) any writ of execution is issued or levied against all or any material part of the Property of any Loan Party; or

(h) Judgments. There is entered against any Loan Party or any of its Subsidiaries (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has acknowledged in writing its obligation to cover), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to give the Administrative Agent, for the benefit of the Lenders, any part of the Liens purported to be created thereby; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Subordinated Indebtedness. (i) There shall occur a “Default,” an “Event of Default” (or any comparable term) under any of the Subordinated Indebtedness Documents, (ii) any of the Obligations for any reason shall cease to be “Senior Debt” (or any comparable term) under, and as defined in, the Subordinated Indebtedness Documents, or (iii) except in accordance with the terms thereof, the subordination provisions of any of the Subordinated Indebtedness Documents shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Subordinated Indebtedness; or

(m) Exclusion Event. There shall occur an Exclusion Event; or

(n) Healthcare Permits. A state or federal regulatory agency shall have revoked any Governmental Approvals or Healthcare Permit to the extent that such revocation could reasonably be expected to have a Material Adverse Effect, regardless of whether such Governmental Approvals or Healthcare Permit was held by or originally issued for the benefit of Borrower, a Subsidiary, or a Contract Provider with whom the Borrower or Subsidiary has entered into a management agreement; or

(o) Healthcare Law Fines. One or more penalties or fines in an aggregate amount in excess of $5,000,000 shall be paid by the Loan Parties during any 12-month period under any Healthcare Law.

9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c) require that the Borrower Cash Collateralize the total Letter of Credit Liabilities (in an amount equal to 105% the total Letter of Credit Liabilities as of such date); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any Event of Default described in Section 9.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the total Letter of Credit Liabilities as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender. Except as expressly provided for herein, presentment, demand, protest and all other notices of any kind are hereby waived by the Borrower.

9.03 Application of Funds. Upon the occurrence and during the continuance of an Event of Default (or after the Loans have otherwise become due and payable and the Letter of Credit Liabilities have been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article 3) payable to the Administrative Agent in its capacity as such;

(b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause (b) payable to them;

(c) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Secured Hedge Agreement, ratably among the Secured Parties in proportion to the respective amounts described in this clause (c) held by them;

(d) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and breakage, termination or other payments, and any interest accrued thereon, due under any Secured Hedge Agreement and to Cash Collateralize that portion of Letter of Credit Liabilities comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Secured Parties in proportion to the respective amounts described in this clause (d) held by them; and

(e) Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause (d) above shall be applied to satisfy drawings under such Letters of Credit if and as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.

In connection with any distribution of payments and collections pursuant to this Section 9.03, the Administrative Agent shall be entitled to assume that no amounts are due to any Secured Hedge Provider unless such Secured Hedge Provider has notified the Administrative Agent of the amount of any such liability owed to it prior to such distribution.

ARTICLE 10

GUARANTY

10.01 The Guaranty. Each Guarantor hereby guarantees to each Secured Party and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. Each Guarantor hereby further agrees that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), each Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal (collectively, the “Guaranteed Obligations”).

Subject to Section 10.06 and the last sentence of this Section 10.01 below, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Secured Party may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), the Guarantors will upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of Secured Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Secured Parties as aforesaid.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the Guaranteed Obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws.

10.02 Obligations Unconditional. The Guaranteed Obligations of each Guarantor under Section 10.01 are joint and several and absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.02 that the obligations of each Guarantor hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article 10 until the Termination Date. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain joint and several and absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any Secured Party or Secured Parties as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

10.03 Reinstatement. The Guaranteed Obligations of any Guarantor under this Article 10 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Secured Party on demand for all reasonable costs and expenses (including reasonable fees and expenses of counsel) incurred by the Administrative Agent or such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

10.04 Waivers. Each Guarantor hereby waives, to the fullest extent permitted by Law, for the benefit of the Administrative Agent and Secured Party: (a) any right to require the Administrative Agent or any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of the Administrative Agent and Secured Parties favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of the Administrative Agent and the Secured Parties whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal or any law, rule, regulation, or order of any jurisdiction affecting any term of the Guaranteed Obligations; (d) any defense based upon the Administrative Agent’s or any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that the Administrative Agent and the Secured Parties protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, any Secured Hedge Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 10.02 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 10.02.

10.05 Remedies. Each Guarantor agrees that, to the fullest extent permitted by law, as between such Guarantor, on the one hand, and the Administrative Agent and the Secured Parties, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.02) for purposes of Section 10.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by each Guarantor for purposes of Section 10.01. Each Guarantor acknowledges and agrees that its Guaranteed Obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.

10.06 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 10.06, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 10.06), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 10.06. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 10.06 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 10.06 and a right to receive any Fair Share Contribution Amount shall be deemed an asset of the Guarantor entitled to such amount.

10.07 Guarantee of Payment; Continuing Guarantee. The guarantee in this Article 10 is an absolute and unconditional guaranty of payment and not of collection, is a continuing and irrevocable guarantee, and shall apply to all Obligations whenever arising.

10.08 Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter owing to any other Loan Party (the “Obligee”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent for its benefit and the benefit of the Secured Parties and shall forthwith be paid over to Administrative Agent for its benefit and the benefit of the Secured Parties to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee under any other provision hereof.

ARTICLE 11

THE ADMINISTRATIVE AGENT

11.01 Appointment and Authorization of Administrative Agent. (a) Each Secured Party hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Secured Party or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 11 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article 11 and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuers.

11.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through its, or its Affiliates’, agents, employees or attorneys-in-fact and shall be entitled to obtain and rely upon the advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as finally determined in a non-appealable decision of a court of competent jurisdiction).

11.03 Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein) (as finally determined in a non-appealable decision of a court of competent jurisdiction), or (b) be responsible in any manner to any Secured Party or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Secured Party or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

11.04 Reliance by Administrative Agent. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Sections 4.01 and 4.02, each Lender that has signed this Agreement (or an addendum to this Agreement or an Assignment and Assumption) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

11.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default and/or Event of Default, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default and/or Event of Default as may be directed by the Required Lenders in accordance with Article 9; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default and/or Event of Default as it shall deem advisable or in the best interest of the Lenders.

11.06 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

11.07 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.07. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 11.07 shall survive the Termination Date and the resignation of the Administrative Agent.

11.08 Administrative Agent in its Individual Capacity. CIT Healthcare LLC and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though CIT Healthcare LLC were not the Administrative Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, CIT Healthcare LLC or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, CIT Healthcare LLC shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include CIT Healthcare LLC in its individual capacity.

11.09 Successor Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders (or an Affiliate thereof) a successor administrative agent for the Lenders. If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders, a successor administrative agent from among the Lenders (or an Affiliate thereof). Upon the acceptance of its appointment as successor administrative agent hereunder and, so long as no Event of Default has occurred and is continuing, the written consent of the Borrower (such consent not to be unreasonably withheld or delayed), the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and L/C Issuer and the respective terms “Administrative Agent” and “L/C Issuer” means such successor administrative agent and Letter of Credit issuer, and the retiring Administrative Agent’s appointment, powers and duties in such capacities shall be terminated without any other further act or deed on its behalf. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 11 and Sections 12.04 and 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as the Administrative Agent by the date thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

11.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liabilities shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Liabilities and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.08 and 12.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 12.04.

11.11 Collateral and Guaranty Matters. The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments of all the Lenders and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, or (ii) that is sold or transferred as part of or in connection with any sale permitted hereunder or under any other Loan Document;

(b) to release any Guarantor from its obligations under this Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(g).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under this Agreement pursuant to this Section 11.11. In each case as specified in this Section 11.11, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under this Agreement, in each case in accordance with the terms of the Loan Documents and this Section 11.11.

11.12 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “co-syndication agent,” “documentation agent,” “co-documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” (each, an “Additional Titled Agent”) shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, no Additional Titled Agent shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any Additional Titled Agent in deciding to enter into this Agreement or in taking or not taking action hereunder. At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.

11.13 Cooperation of Loan Parties. If necessary, each Loan Party agrees to (i) execute any documents (including new Revolving Notes and/or Term Notes) reasonably required to effectuate and acknowledge each assignment of a Commitment or Loan to an assignee in accordance with Section 12.07, (ii) upon reasonable prior notice, make the Loan Parties’ management available to meet with the Administrative Agent and prospective participants and assignees of Commitments or Loans during normal business hours and (iii) assist the Administrative Agent or the Lenders in the preparation of information relating to the financial affairs of the Loan Parties as any prospective participant or assignee of a Commitment or Loan reasonably may request, provided that no Loan Party shall be required to deliver such information to the Administrative Agent to the extent not required by Sections 6.01 or 6.02. Subject to the provisions of Section 12.08, each Loan Party authorizes each Lender to disclose to any prospective participant or assignee of a Commitment or Loan, any and all information in such Lender’s possession concerning the Loan Parties and their financial affairs which has been delivered to such Lender by or on behalf of the Loan Parties pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of the Loan Parties in connection with such Lender’s credit evaluation of the Loan Parties prior to entering into this Agreement.

ARTICLE 12

MISCELLANEOUS

12.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing executed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and no amendment or waiver of any provision of any Collateral Document shall be effective unless in writing executed by the Administrative Agent (with the consent of the Required Lenders) and the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is delivered; provided, however, that no such amendment, waiver or consent shall:

(a) Extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change Section 2.12 or Section 9.03 or the definition of “Pro Rata Share” in a manner that would alter the pro rata sharing or application of payments required thereby without the written consent of all Lenders;

(e) change any provision of this Section 12.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of all Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of all Lenders;

(f) release all or substantially all of the Collateral or subordinate the Administrative Agent’s Lien arising under the Collateral Documents in all or substantially all of the Collateral without the written consent of all Lenders; or

(g) release all or substantially all of the Guarantors (or otherwise limit such Guarantors’ liability) with respect to their Obligations hereunder;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and executed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) no amendment, waiver or consent shall, unless in writing and executed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of any L/C Issuers under this Agreement; (iii) no amendment, waiver or consent of any provision of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Hedge Agreements resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Hedge Provider becoming unsecured (other than releases of Liens in accordance with terms hereof), in each case in a manner adverse to any Secured Hedge Provider without the written consent of such Secured Hedge Provider in the case of a Secured Hedge Agreement entered into by a Lender or an Affiliate of a Lender; and (iv) no amendment, waiver or consent shall (A) unless in writing and signed by the Majority Revolving Lenders, amend, modify or waive any condition precedent to any extension of credit under the Revolving Loan set forth in Section 4.02 (including in connection with the waiver of compliance with any covenant or any Default or Event of Default) and (B) unless in writing and signed by all Revolving Lenders, amend the percentage specified in the definition of Majority Revolving Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

12.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (messages sent by electronic mail or other electronic transmission (other than by facsimile) shall not constitute a writing, however any signature on a document or other writing that is transmitted by electronic mail or facsimile machine shall constitute a valid signature for the purposes hereof). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Loan Parties, the Borrower, the Administrative Agent or the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent and the L/C Issuer.

All such notices and other communications shall be deemed to be delivered or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or executed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.01 and Section 6.02, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly delivered by or on behalf of any Loan Party or the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly delivered by or on behalf of any Loan Party or Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

12.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.04 Attorney Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs and reasonable costs and expenses in connection with the use of IntraLinks, SyndTrak, StuckyNet, or other similar information transmission systems in connection with this Agreement, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants, consultants and other outside experts retained by the Administrative Agent. All amounts due under this Section 12.04 shall be deemed part of the Obligations when incurred and shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section 12.04 shall survive the Termination Date.

12.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify and hold harmless each Agent-Related Person, each Lender, the L/C Issuer, each Secured Party and the respective Affiliates of all such Persons, directors, officers, employees, counsel, trustees, advisors, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs and other costs of investigation or defense, including those incurred upon any appeal) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (or such Indemnitee’s officers, directors, employees or agents). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the internet, IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any punitive, special, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether arising or occurring before or after the Closing Date). All amounts due under this Section 12.05 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section 12.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender and the Termination Date. To the extent that the indemnification set forth in this Section 12.05 may be unenforceable, each Loan Party shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them. Without limiting the generality of any provision of this Section 12.05, to the fullest extent permitted by law, each Loan Party hereby waives all rights for contribution or any other rights of recovery with respect to liabilities, losses, damages, costs and expenses arising under or relating to Environmental Laws that it might have by statute or otherwise against any Indemnitee, except to the extent that such items are determined by a final and non-appealable decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnitee.

12.06 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

12.07 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 12.07, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 12.07 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 12.07 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 12.07 and, to the extent expressly contemplated hereby, the Indemnitees of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section 12.07, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 12.07 and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) a Revolving Commitment if such assignment is to a Person that is not a Lender with a Revolving Commitment, an Affiliate of such assigning Lender or an Approved Fund with respect to such Lender or (ii) a Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to any Loan Party. No such assignment may be made to any Loan Party or its Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 12.07, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 12.07.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (the “Registrar”), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, the principal amounts of the Loans owing to, and the Letter of Credit Liabilities held by, each Lender pursuant to the terms hereof from time to time (the “Register”). No assignment or transfer of a Loan or a Commitment shall be effective unless and until registered in the Register. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary, provided that, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Borrower’s or other Loan Party’s Obligations in respect of any Loan or Letter of Credit. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Each Borrower hereby designates the entity serving as the Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 12.07, and the Borrower hereby agrees that the entity serving as Registrar and its Affiliates, and their respective officers, directors, employees and agents shall constitute Indemnitees under Section 12.05. At the request of the registered Lender, the Registrar shall note a collateral assignment of a Loan on the Register and, provided that the Registrar has received the name and address of such collateral assignee, the Registrar (i) shall not permit any further transfers of the Loan on the Register absent receipt of written consent to such transfers from such collateral assignee and (ii) shall record the transfer of the Loan on the Register to such collateral assignee (or such collateral assignee’s designee, nominee or assignee) upon written request by such collateral assignee.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, any Loan Party, the Administrative Agent or the L/C Issuer, sell participations to any Person (other than a natural person or any Loan Party or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it (including such Lender’s Letter of Credit Liabilities)); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, each other Loan Party, the Administrative Agent and the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso of Section 12.01 that affects such Participant. Subject to subsection (e) of this Section 12.07, the Borrower and each other Loan Party agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 12.07. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01 as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and any pledge to a trustee as security for the benefit of the noteholders and other securityholders or creditors of a Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto until the provisions of this Section 12.07 regarding assignment are satisfied with respect to such pledge.

(g) Lender Securitization. In addition to any other assignment permitted pursuant to this Section 12.07, the Loan Parties hereby acknowledge that (x) the Lenders, their Affiliates and Approved Funds (the “Lender Parties”) may sell or securitize the Loans (a “Lender Securitization”) through the pledge of the Loans as collateral security for loans to a Lender Party or the assignment or issuance of direct or indirect interests in the Loans (such as, for instance, collateralized loan obligations), and (y) such Lender Securitization may be rated by a Rating Agency. The Loan Parties shall reasonably cooperate with the Lender Parties to effect the Lender Securitization at the expense of the applicable Lender Party, including by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Lender Securitization; provided that (i) any such amendment or additional documentation does not impose additional costs on the Borrower and (ii) any such amendment or additional documentation does not adversely affect the rights, or, without the Borrower’s consent (not to be unreasonably withheld or delayed), materially increase the obligations, of the Borrower under the Loan Documents or change or affect in a manner adverse to the Borrower the financial terms of the Loans, (b) providing such information as may be reasonably requested by the Lenders or Rating Agencies in connection with the rating of the Loans or the Lender Securitization, and (c) providing a certificate (i) agreeing to indemnify the Lender Parties, or any party providing credit support or otherwise participating in the Lender Securitization, including any investors in a Lender Securitization entity (collectively, the “Lender Securitization Parties”) for any losses, claims, damages or liabilities (the “Lender Securitization Liabilities”) to which the Lender Parties or such Lender Securitization Parties may become subject insofar as the Lender Securitization Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to the Lender Parties in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans, and (ii) agreeing to reimburse the Lender Parties and the other Lender Securitization Parties for any legal or other expenses reasonably incurred by such Persons in connection with defending the Lender Securitization Liabilities.

(h) Consent to Disclosure. Subject to the provisions of Section 12.08, each Loan Party authorizes each Lender to disclose to any prospective participant or assignee of a Commitment, any and all information in such Lender’s possession concerning the Loan Parties and their financial affairs which has been delivered to such Lender by or on behalf of the Loan Parties pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of the Loan Parties in connection with such Lender’s credit evaluation of the Loan Parties prior to entering into this Agreement.

12.08 Confidentiality.

(a) Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and Approved Funds and to its and its Affiliates’ and Approved Funds’ respective partners, directors, officers, employees, agents, consultants, counsel, accountants, advisors, actual and prospective investors, and other representatives (collectively, the “Representatives”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), or to Rating Agencies, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar judicial or legal process, and if practicable following prior written notice to the Borrower and a reasonable period of time in the circumstances for the Borrower to object to such disclosure, (d) to any other party hereto, (e) in connection with and to the extent necessary for the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) to (i) any assignee or pledgee of or Participant in, or any prospective assignee or pledgee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty to any swap or derivative transaction relating to the Borrower or any other Loan Party and its obligations, provided that such parties agree to be bound by confidentiality provisions substantially similar to those hereunder, and to the Representatives of the foregoing parties in clauses (i) and (ii), (g) with the consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.08 or (ii) becomes available to the Administrative Agent, any Lender, or any of their respective Representatives on a non-confidential basis from a source other than the Loan Parties, unless the Administrative Agent or such Lender, respectively, is aware that such source otherwise breached its obligations of confidentiality in disclosing such information. The terms of this provision shall supersede and replace any previous agreement regarding the confidentiality of the Information. This provision shall survive the termination of the Commitments and payment of the Obligations. For purposes of this Section 12.08, (i) “Information” means, all information received from any Loan Party or any of its Subsidiaries relating to any Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to or in the possession of the Administrative Agent, any Lender or the L/C Issuer or their Representatives on a non-confidential basis prior to disclosure by any Loan Party or any of its Subsidiaries, provided that, such information was or is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information and (ii) “Rating Agencies” means Moody’s, S&P, Fitch Ratings Ltd., or any other nationally recognized rating agency or service.

(b) Neither the Borrower or any Affiliate thereof will issue any press releases or other public disclosure using the name of “CIT Healthcare LLC” or its Affiliates or any other Lender or its Affiliates or referring to this Agreement or the other Loan Documents without at least three (3) Business Days’ prior notice to such Lender and without the prior written consent of such Lender unless (and only to the extent that) the Borrower or such Affiliate is required to do so under law and then, in any event, the Borrower or such Affiliate will consult with such Lender before issuing such press release or other public disclosure. The Borrower hereby consents to the publication by any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Each Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

12.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and any Affiliate of a Lender is authorized at any time and from time to time, with the prior written consent of the Administrative Agent, but without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or such Affiliate to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

12.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter; provided that the Fee Letter and the Commitment Letter shall survive the effectiveness of this Agreement and the initial Credit Extensions hereunder and shall continue to be in full force and effect after the Closing Date in accordance with its terms. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

12.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

12.14 Severability. If any provision of this Agreement or any other Loan Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.15 Replacement of Lenders. Under any circumstances set forth herein providing that the Borrower shall have the right to replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign at par (plus accrued interest and fees) its Revolving Commitment and outstanding Loans (with the assignment fee to be paid by the Borrower in such instance) pursuant to Section 12.07(b) to one or more other Lenders or eligible assignees procured by the Borrower (each, a “replacement lender”); provided, however, that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to replace all Lenders that have made similar requests for compensation pursuant to Section 3.01, 3.02 or 3.04. The Borrower shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under Section 3.01, 3.04 or 3.05, as applicable, through the date of such sale and assignment. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and such Lender’s Letter of Credit Liabilities.

12.16 Governing Law.

(a) THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (INCLUDING ITS APPELLATE DIVISION), AND OF

ANY OTHER APPELLATE COURT IN THE STATE OF NEW YORK, FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH LOAN PARTY HEREBY ALSO SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ALL FEDERAL AND STATE COURTS SITTING IN ANY STATE IN WHICH A BORROWER OR OTHER LOAN PARTY OWNS PROPERTY OR OPERATES ITS BUSINESS. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

12.17 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.18 USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act.

12.19 Nonliability of Lenders. The relationship between the Loan Parties on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower or guarantor, as applicable, and lender. Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither the Administrative Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. The Loan Parties agree that neither the Administrative Agent nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND THE BORROWER REPRESENTATIVE ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). The Loan Parties acknowledge that they have been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agents, Lenders or among the Loan Parties and the Lenders and the Agents.

Signature Pages Follow

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	THE PROVIDENCE SERVICE CORPORATION

	By:	/s/ Fletcher McCusker
Fletcher McCusker, Chairman

GUARANTORS:		A TO Z IN-HOME TUTORING LLC
ALPHACARE RESOURCES, INC.
CAMELOT CARE CENTERS, INC.
CHILDREN’S BEHAVIORAL HEALTH, INC.
DOCKSIDE SERVICES, INC.
DRAWBRIDGES COUNSELING SERVICES, LLC
FAMILY-BASED STRATEGIES, INC.
FAMILY PRESERVATION SERVICES, INC.
FAMILY PRESERVATION SERVICES OF FLORIDA, INC.
FAMILY PRESERVATION SERVICES OF NORTH CAROLINA, INC.
FAMILY PRESERVATION SERVICES OF WASHINGTON D.C., INC.
FAMILY PRESERVATION SERVICES OF WEST VIRGINIA, INC.
HEALTH TRANS, INC.
LOGISTICARE, INC.
MAPLE STAR NEVADA
OASIS COMPREHENSIVE FOSTER CARE LLC
PROVIDENCE COMMUNITY CORRECTIONS, INC.
PROVIDENCE COMMUNITY SERVICES, INC.
PROVIDENCE MANAGEMENT CORPORATION OF FLORIDA
PROVIDENCE OF ARIZONA, INC.
PROVIDENCE SERVICE CORPORATION OF ALABAMA
PROVIDENCE SERVICE CORPORATION OF DELAWARE
PROVIDENCE SERVICE CORPORATION OF MAINE
PROVIDENCE SERVICE CORPORATION OF NEW JERSEY, INC.
PROVIDENCE SERVICE CORPORATION OF OKLAHOMA
PROVIDENCE SERVICE CORPORATION OF TEXAS
RED TOP TRANSPORTATION, INC.
RIO GRANDE MANAGEMENT COMPANY, L.L.C.
TRANSITIONAL FAMILY SERVICES, INC.
W.D. MANAGEMENT, L.L.C.

	By:	/s/ Fletcher McCusker
		Name:	Fletcher McCusker,
		Title:	Chairman of each of the above named entities

(Signature Page to Credit and Guaranty Agreement)

GUARANTORS:	CHOICES GROUP, INC.
(continued)	PROVIDENCE COMMUNITY SERVICES, LLC

	By:	/s/ Fletcher McCusker
		Name:	Fletcher McCusker
		Title:	Chief Executive Officer of each of the above named entities

CHARTER LCI CORPORATION
PROVADO TECHNOLOGIES, INC.

	By:	/s/ John L. Shermyen
		Name:	John L. Shermyen
		Title:	President of each of the above named entities

LOGISTICARE SOLUTIONS, LLC

	By:	/s/ John L. Shermyen
		Name:	John L. Shermyen
		Title:	Manager

(Signature Page to Credit and Guaranty Agreement)

CIT Healthcare LLC,
as Administrative Agent and Lender

By:	/s/ John Cappellari
Name: John Cappellari
Title: Vice President

(Signature Page to Credit and Guaranty Agreement)

BANK OF AMERICA, N.A.,
as Co-Documentation Agent and Lender

By:	/s/ Mathew Buchwald
Name: Mathew Buchwald
Title: Vice President

(Signature Page to Credit and Guaranty Agreement)

SUNTRUST BANK, as Co-Documentation Agent and Lender

By:	/s/ Mark E. Kelley
Name: Mark E. Kelley
Title: Managing Director

(Signature Page to Credit and Guaranty Agreement)

ING CAPITAL LLC,
as Co-Syndication Agent and Lender

By:	/s/ Mike Garvin
Name: Mike Garvin
Title: Managing Director

(Signature Page to Credit and Guaranty Agreement)

ROYAL BANK OF CANADA,
as Co-Syndication Agent and Lender

By:	/s/ Gordon C. MacArthur
Name: Gordon C. MacArthur
Title: Authorized Signatory

(Signature Page to Credit and Guaranty Agreement)

SCHEDULE 1.01(a)

Excluded Subsidiaries

College Community Services

Maple Star Colorado

Maple Star Oregon, Inc.

Provado Insurance Services, Inc.

Social Services Providers Captive Insurance Co.

SCHEDULE 1.01(b)

Existing Letters of Credit

1.	Letter of Credit No. , dated April 1, 2005, issued by Bank of America, N.A. on behalf of LogistiCare Solutions, LLC, to First Indemnity of America Insurance Company - $1,250,000 outstanding

2.	Letter of Credit No. , dated December 9, 2004, issued by Fleet National Bank, on behalf of Provado Insurance Services, Inc. to Discover Reinsurance Company - $1,084,360 outstanding

3.	Letter of Credit No. , dated January 17, 2006, issued by Fleet National Bank, on behalf of Provado Insurance Services, Inc. to Discover Reinsurance Company - $2,008,743 outstanding

4.	Letter of Credit No. , dated December 29, 2005, issued by Bank of America, N.A., on behalf of LogistiCare Solutions, LLC, to Humana Medicaid - $135,000 outstanding

5.	Letter of Credit No. , dated November 30, 2006, issued by Bank of America, N.A., on behalf of LogistiCare Solutions, LLC, to The Hanover Insurance Company - $2,546,237 outstanding

6.	Letter of Credit No. , dated February 7, 2007, issued by Bank of America, N.A. on behalf of LogistiCare Solutions, LLC, to The Westchester Fire Insurance Company – $5,689,337.24

7.	Letter of Credit No. , dated June 14, 2007, issued by Bank of America, N.A., on behalf of LogistiCare Solutions, LLC, to Amerigroup Corporation. - $423,387.00

SCHEDULE 1.01(c)

Collateralized Investments

Instrument:	Promissory Note
Holder:	The Providence Service Corporation
Borrower:	The ReDCo Group, Inc.
Original Amount:	$600,000
Balance at 10/31/07:	$600,000

SCHEDULE 5.06

Litigation

None.

SCHEDULE 5.10

The Providence Service Corporation Insurance Schedule

Policy Term	Company/Policy No.	Coverage	Amount
04/12/07 – 04/12/08	Lexington Insurance Co. 3905769

Healthcare Professional & General Liability

Claims Made Form

General Liability:

General Aggregate

Products/Completed Operations Aggregate

Personal/Advertising Injury Aggregate

Each Occurrence

Damage to Rented Premises (each occurrence)

Medical Expense, each person

Professional Liability:

Each Medical Incident

Aggregate

			$3,000,000 Included Included $1,000,000 $ 50,000 $ 5,000 $1,000,000 $3,000,000

05/15/07 – 05/15/08	ACE American Insurance Co. WLRC4445984A

Workers’ Compensation & Employers Liability

Workers’ Compensation

Employers Liability

Bodily injury by accident, each accident

Bodily injury by disease, policy limit

Bodily injury by disease, each employee

			Statutory $1,000,000 $1,000,000 $1,000,000

04/12/07 – 04/12/08	Lexington 6793717	Umbrella Liability Claims Made Form Occurrence and Aggregate Limit Coverage is excess of underlying GL/PL, automobile liability, and employer’s liability policies	$3,000,000

03/01/07 – 03/01/08	Philadelphia Insurance PHPK220077	Property Limits Scheduled

03/01/07 – 03/01/08	Philadelphia Insurance PHPK220077	Automobile Liability Combined Single Limit (including non-owned and hired auto liability)	$1,000,000

SCHEDULE 5.10

Policy Term	Company/Policy No.	Coverage	Amount
03/11/05 – 03/11/08	Travelers Ins. Co. 104484348	Fiduciary Liability Claims Made Form (ERISA Bonds)	$ 1,000,000

08/31/07 – 08/31/08	ACE American Insurance Company DON G21675350 003	Employment Practices Liability Insurance (EPLI) Claims Made Form Retention: *includes LogistiCare eff. 12/1/07	$ 3,000,000 $ 75,000

08/31/07 – 08/31/08	National Union (AIG) 1932759	Directors & Officers Liability Claims Made Form Retention: Securities Claims – ($150,000 other claims) *includes LogistiCare eff. 12/1/07	$10,000,000 $ 250,000

04/19/07 – 04/19/08	Chubb 68044132	Crime/Dishonesty Retention:	$ 5,000,000 $ 10,000

07/01/07 – 01/01/08	Brickstreet Mutual Ins. Company WC10039132-03	Workers’ Compensation for West Virginia (for FPS of WV and Ross IES) Bodily Injury by Accident Bodily Injury by Disease Policy Limit Bodily Injury by Disease Each Employee	$ 1,000,000 $ 500,000 $ 100,000

01/01/04 – until cancelled	Travelers 104248245	Commercial Crime Employee Dishonesty (Coverage Form A) Limit of Insurance	$ 500,000

SCHEDULE 5.10

LogistiCare Inc. Insurance Schedule

Policy Term	Company/Policy No.	Coverage	Amount
06/26/07 – 06/26/08	Hanover ZHA005993200	General Liability Occurrence Limit Aggregate Limit Retention:	$1,000,000 $2,000,000 $ 50,000

08/15/07 – 08/15/08	Admiral Insurance Company	Professional Liability Limit Per Claim Limit – Aggregate Retention:	$5,000,000 $5,000,000 $ 100,000

06/26/07 – 06/26/08	Hanover WDA 857354800	Workers’ Compensation Workers’ Compensation	Statutory $1,000,000

06/26/07 – 06/26/08	Hanover UHA005993400	Umbrella Policy Limit	$5,000,000

06/26/07 – 06/26/08	Hanover ZHA005993200	Property Insurance Insured Value – Blanket Limits	$6,498,000

01/15/07 – 01/15/08	Discover RE D259A00007	FL NET Automobile Liability Policy Limit	$1,000,000

06/26/07 – 06/26/08	Hanover AHA005993300	Corporate Automobile Liability & Excess Auto Hired & Non-Owned *Corporate Automobile Liability Policy Limit *Excess Auto Hired & Non-Owned Policy Limit	$1,000,000 $1,000,000

SCHEDULE 5.13

Capitalization

Stock Ownership and Other Equity Interests

Entity Name	Country /Region	Record Owner	Type of Security	Ownership Interest	Shares Authorized	Shares Outstanding
The Providence Service Corporation	USA	Publicly-held	Common Shares	Publicly-held	40,000,000	11,723,278 (as of 11/15/07)
			Preferred Stock	100%	10,000,000	-0-

0798576 B.C. Ltd.	Canada	The Providence Service Corporation	Common Shares	100%	100	100

A to Z In-Home Tutoring LLC	USA	The Providence Service Corporation	Membership Interest	100%	N/A	Sole Member LLC

Aboriginal Jobwave Inc.	Canada	WCG International Consultants Ltd.	Common Shares	100%	Unlimited Shares of Common Stock	10,000

AlphaCare Resources, Inc.	USA	The Providence Service Corporation	Common Shares	100%	100,000	7,000

Camelot Care Centers, Inc.	USA	The Providence Service Corporation	Class A Voting Common Shares	100%	250,000	4

	USA	The Providence Service Corporation	Class B Voting Common Shares	100%	250,000	996

Charter LCI Corporation	USA	The Providence Service Corporation	Common Shares	100%	1,000	100

Children’s Behavioral Health, Inc.	USA	The Providence Service Corporation	Common Shares	100%	10,000	1,000

Choices Group, Inc.	USA	The Providence Service Corporation	Common Shares	100%	3,000	100

College Community Services	USA	The Providence Service Corporation	Membership Interest	100%	100 units	100 units

SCHEDULE 5.13

Entity Name	Country /Region	Record Owner	Type of Security	Ownership Interest	Shares Authorized	Shares Outstanding
Cypress Management Services, Inc. (In the process of being dissolved)	USA	The Providence Service Corporation	Common Shares	100%	1,000	100

Dockside Services, Inc.	USA	The Providence Service Corporation	Common Shares	100%	1,000	100

Drawbridges Counseling Services, LLC	USA	The Providence Service Corporation	Membership Interest	100%	N/A	Sole Member LLC

Family-Based Strategies, Inc.	USA	The Providence Service Corporation	Class A Common Shares	100%	100,000	84,700
			Class B Common Shares	100%	200,000	-0-

Family Preservation Services, Inc.	USA	The Providence Service Corporation	Common Shares	100%	25,000	25,000

Family Preservation Services of Florida, Inc.	USA	The Providence Service Corporation	Common Shares	100%	100,000	1,000

Family Preservation Services of North Carolina, Inc.	USA	The Providence Service Corporation	Common Shares	100%	100,000	1,000

Family Preservation Services of Washington D.C., Inc.	USA	The Providence Service Corporation	Common Shares	100%	10,000	1,000

Family Preservation Services of West Virginia, Inc.	USA	The Providence Service Corporation	Common Shares	100%	10,000	1,000

Health Trans, Inc.	USA	LogistiCare Solutions, LLC	Common Shares	100%	1,000	1,000

Jobwave Alberta Ltd.	Canada	WCG International Consultants Ltd.	Common Shares	100%	Unlimited Shares of Common Stock	100

Jobwave Ontario Ltd.	Canada	WCG International Consultants Ltd.	Common Shares	100%	Unlimited Shares of Common Stock	100

LogistiCare, Inc.	USA	Charter LCI Corporation	Common Shares	100%	1,000	100

SCHEDULE 5.13

Entity Name	Country /Region	Record Owner	Type of Security	Ownership Interest	Shares Authorized	Shares Outstanding
LogistiCare Solutions, LLC	USA	LogistiCare Inc.	Membership Interest	100%	N/A	Sole Member LLC

Maple Star Colorado	USA	N/A Non-Profit (no members)	N/A	N/A	N/A	No Members

Maple Star Nevada	USA	The Providence Service Corporation	Common Shares	100%	4,000	2,000

Maple Star Oregon, Inc.	USA	The Providence Service Corporation	Membership Interest	100%	N/A	Sole Member LLC

Oasis Comprehensive Foster Care LLC	USA	The Providence Service Corporation	Membership Interest	100%	N/A	Sole Member LLC

Provado Insurance Services, Inc.	USA	LogistiCare Inc.	Common Shares	100%	100,000	25,000

Provado Technologies, Inc.	USA	LogistiCare Inc.	Common Shares	100%	1,000	100

Providence Community Corrections, Inc. (f/k/a Camelot Care Corporation)	USA	The Providence Service Corporation	Common Shares	100%	1,000	1,000

Providence Community Services, Inc. (f/k/a Pottsville Behavioral Counselling Group, Inc.)	USA	The Providence Service Corporation	Common Shares	100%	100,000	3,000

Providence Community Services, LLC	USA	The Providence Service Corporation	Membership Interest	100%	N/A	Sole Member LLC

Providence Management Corporation of Florida	USA	The Providence Service Corporation	Common Shares	100%	100,000	1,000

Providence of Arizona, Inc.	USA	The Providence Service Corporation	Common Shares	100%	1,000,000	2,100

Providence Service Corporation of Alabama	USA	The Providence Service Corporation	Common Shares	100%	1,000	100

Providence Service Corporation of Delaware	USA	The Providence Service Corporation	Common Shares	100%	10,000	1,000

SCHEDULE 5.13

Entity Name	Country /Region	Record Owner	Type of Security	Ownership Interest	Shares Authorized	Shares Outstanding
Providence Service Corporation of Maine	USA	The Providence Service Corporation	Common Shares	100%	3,000	1,000

Providence Service Corporation of New Jersey, Inc.	USA	The Providence Service Corporation	Common Shares	100%	2,500	2,500

Providence Service Corporation of Oklahoma	USA	The Providence Service Corporation	Common Shares	100%	1,000	1,000

Providence Service Corporation of Texas	USA	The Providence Service Corporation	Common Shares	100%	100,000	1,000

PSC of Canada Exchange Corp.	Canada	0798576 B.D. Ltd.	Common Shares	100%	100	100

		Wells Fargo Bank, N.A., as escrow agent for Ian Ferguson	Class A Special Shares		1,000,000	6,582

		Wells Fargo Bank, N.A., as escrow agent for Elizabeth Ferguson				6,323

		Wells Fargo Bank, N.A., as escrow agent for James Rae				21,568

		Wells Fargo Bank, N.A., as escrow agent for Robert Skene				14,379

		Wells Fargo Bank, N.A., as escrow agent for Walrus Holdings ltd.				11,503

		Wells Fargo Bank, N.A., as escrow agent for John Parker				10,065

		Wells Fargo Bank, N.A., as escrow agent for Jenco Enterprises Ltd.				73,368

		Ian Ferguson				6,582

		Elizabeth Ferguson				6,323

		James Rae				21,568

		Robert Skene				14,379

		Walrus Holdings Ltd.				11,503

		John Parker				10,065

SCHEDULE 5.13

Entity Name	Country /Region	Record Owner	Type of Security	Ownership Interest	Shares Authorized	Shares Outstanding
		Jenco Enterprises Ltd.				73,368

Red Top Transportation, Inc.	USA	LogistiCare Solutions, LLC	Common Shares	100%	5,320	5,320

Rio Grande Management Company, L.L.C.	USA	The Providence Service Corporation	Membership Interest	100%	N/A	Sole Member LLC

Social Services Providers, Captive Insurance Co.	USA	The Providence Service Corporation	Common Shares	100%	100,000	10,000

Transitional Family Services Inc.	USA	The Providence Service Corporation	Common Shares	100%	500,000	9,500

W.D. Management, L.L.C.	USA	The Providence Service Corporation	Membership Interest	100%	N/A	Sole Member LLC

WCG International Consultants Ltd.	Canada	PSC of Canada Exchange Corp.	Class “A” Common Voting Shares	100%	1,000,000	240,000

	Canada	PSC of Canada Exchange Corp.	Class “B” Common Voting Shares	100%	1,000,000	760,000

	Canada	PSC of Canada Exchange Corp.	Class “A” Preferred	100%	Unlimited Shares of Common Stock	8,374

	Canada	PSC of Canada Exchange Corp.	Class “B” Preferred	100%	Unlimited Shares of Common Stock	5,153

SCHEDULE 5.17

Patents, Patent Licenses, Trademarks and Trademark Licenses

Trademarks and Servicemarks

Mark	Registration Number	Status	Owner
A TO Z IN-HOME TUTORING (typed form)	2804517	Section 8&15 Declaration due 1/13/2010	A to Z In-Home Tutoring LLC

AS THE TWIG IS BENT, SO GROWS THE TREE	2126709	01/06/2008	Camelot Care Centers, Inc.

CAMELOT	1680681	03/24/2012	Camelot Care Centers, Inc.

Miscellaneous Design	1750063	02/12/2013	Camelot Care Centers, Inc.

Miscellaneous Design	1653278	08/06/2011	Camelot Care Centers, Inc.

MONITOR PRIME	1826690	03/15/2014	Camelot Care Centers, Inc.

TWIG BENDERS	1629648	12/25/2010	Camelot Care Centers, Inc.

VIRTUAL RESIDENTIAL PROGRAM (VRP)	2760996	Section 8&15 Declaration due 9/9/2009	Family Preservation Services, Inc.

LOGISTICARE	2431949	2/27/2011	LogistiCare Solutions, LLC

LOGISTICARE (Stylized)	2419882	1/9/2011	LogistiCare Solutions, LLC

PROVADO TECHNOLOGIES and Design	3298872	Section 8&15 Declaration due 9/25/2013	Provado Technologies, Inc.

SCHEDULE 5.17

Mark	Registration Number	Status	Owner

HUMAN SERVICES WITHOUT WALLS	2308229	1/18/2010	The Providence Service Corporation

PC PROVIDENCE CORPORATION (Stylized)	2252504	Renewal due 6/15/2009	The Providence Service Corporation

PC PROVIDENCE SERVICE CORPORATION (Stylized)	3098098	Section 8&15 Declaration due 5/30/2012	The Providence Service Corporation

Trademark/Service Marks Applications

Mark	Serial Number	Status	Owner
LOGISTICAD	78349219	SOU or 4th Extension due 12/6/2007	Provado Technologies, Inc.

LOGISTICARE	78349223	SOU or 4th Extension due 12/20/2007	Provado Technologies, Inc.

Miscellaneous Design	78518487	SOU or Extension Past Due (5/23/2007)	Provado Technologies, Inc.

PROVADO TECHNOLOGIES	78496821	SOU or 4th Extension due 4/4/2008	Provado Technologies, Inc.

SCHEDULE 5.17

Patents

Title	Patent Number	Expiry Date	Owner
Transportation Dispatch and Delivery Tracking System	5122959	6/16/2009	Logisticare Solutions, LLC

Copyrights and Copyright Licenses

Title	Copyright Registration Number	Expiry Date	Owner
Florida Camelot, Inc., policies	TXu346991	12/8/2083	Camelot Care Centers, Inc.

Camelot Care Centers, Inc., Florida Camelot, Inc., staff training manual: level one: orientation	TXu346993	12/8/2083	Camelot Care Centers, Inc.

Camelot Care Centers, Inc., Florida Camelot, Inc., policies and procedures: vol. one-two	TXu346969	12/8/2083	Camelot Care Centers, Inc.

Camelot Care Centers, Inc., Florida Camelot, Inc., staff training manual: level two: inservice	TXu346992	12/8/2083	Camelot Care Centers, Inc.

Twig Benders Manual Section II: Getting to Be Human/the Developmental Process	TX1071159	4/21/2077	Camelot Care Centers, Inc.

Special People, Special Places for Special Kids: Family Treatment Centers	TX892720	4/21/2077	Camelot Care Centers, Inc.

Camelot Care Centers: Special People for Special Kids	TX892723	4/21/2077	Camelot Care Centers, Inc.

The Twig Benders’ Manual / by James E. Spicer	TX946160	7/26/2077	Camelot Care Centers, Inc.

Camelot Care Center Staff Training Manual	TX1071158	9/20/2077	Camelot Care Centers, Inc.

The Twig Benders Manual: V.III/by James E. Spicer	TX1462284	4/24/2080	Camelot Care Centers, Inc.

Process therapy	TX1660530 (supplement to TX1462284)	4/24/2080	Camelot Care Centers, Inc.

SCHEDULE 5.19

Labor Matters

Collective Bargaining Agreement, by and between LogistiCare Solutions, LLC and Service Employees International Union, Local 760 (Hartford, CT).

SCHEDULE 5.20(a)

Locations of Real Property

Name of Loan Party	All Locations where Loan Party Maintains Equipment to Bill, Collect and Track Accounts
The Providence Service Corporation	5524 E. Fourth St. Tucson, Arizona 85711
A to Z In-Home Tutoring LLC	215 Centerview Drive, Suite 300 Brentwood, TN 37027
AlphaCare Resources, Inc.	South Division Back Office 4910-D Creekside Drive Clearwater, FL 33760
Charter LCI Corporation	1800 Phoenix Blvd., Suite 120 College Park, GA 30349
Children’s Behavioral Health, Inc.	College Park Plaza, #203 Johnstown, PA 15904 1392 East State Street Sharon, PA 16416
Choices Group, Inc.	800 S. Valley Blvd. Las Vegas, NV 89101
Dockside Services, Inc.	10304 Spotsylvania Ave., 3rd floor Fredericksburg, VA 22408
Drawbridges Counseling Services, LLC	10304 Spotsylvania Ave., 3rd floor Fredericksburg, VA 22408
Family-Based Strategies, Inc.	10304 Spotsylvania Ave., 3rd floor Fredericksburg, VA 22408
Family Preservation Services, Inc.	10304 Spotsylvania Ave., 3rd floor Fredericksburg, VA 22408
Family Preservation Services of Florida, Inc.	South Division Back Office 4910-D Creekside Drive Clearwater, FL 33760
Family Preservation Services of North Carolina, Inc.	4601 Park Road, Suite 580 Charlotte, NC 28209 53 S. French Broad Ave., 3rd floor Asheville, NC 28801

SCHEDULE 5.20(a)

Name of Loan Party	All Locations where Loan Party Maintains Equipment to Bill, Collect and Track Accounts
Family Preservation Services of Washington, D.C., Inc.	10304 Spotsylvania Ave., 3rd floor Fredericksburg, VA 22408
Family Preservation Services of West Virginia, Inc.	10304 Spotsylvania Ave., 3rd floor Fredericksburg, VA 22408
Health Trans, Inc.	1800 Phoenix Blvd., Suite 120 College Park, GA 30349
LogistiCare, Inc.	1800 Phoenix Blvd., Suite 120 College Park, GA 30349
LogistiCare Solutions, LLC	1800 Phoenix Blvd., Suite 120 College Park, GA 30349
Maple Star Nevada	630 N. Craycroft Road Tucson, AZ 85711
Oasis Comprehensive Foster Care LLC	10304 Spotsylvania Ave. Fredericksburg, VA 22408
Provado Insurance Services, Inc.	1800 Phoenix Blvd., Suite 120 College Park, GA 30349
Provado Technologies, Inc.	1800 Phoenix Blvd., Suite 120 College Park, GA 30349
Providence Community Corrections, Inc. (f/k/a Camelot Care Corporation)	1000 Iris Drive, Suite E Conyers, GA 30094
Providence Community Services, Inc. (f/k/a Pottsville Behavioral Counseling Group, Inc.)	221 Mahantongo Street* Pottsville, PA 17901 210 S. Centre Street Pottsville, PA 17901 *Property owned by Providence Community Services, Inc.

SCHEDULE 5.20(a)

Name of Loan Party	All Locations where Loan Party Maintains Equipment to Bill, Collect and Track Accounts
Providence Community Services, LLC

4281 Katella Ave., Ste. 201

Los Alamitos, CA 90720

11745 Firestone Blvd.., #102

Norwalk, CA 90650

21520 S. Pioneer Blvd., #110

Hawaiian Gardens, CA 90716

2183 Fairview, Ste. 100 & 211

Costa Mesa, CA 92627

217 W. Cerritos Avenue, Bldg. 8

Anaheim, CA 92805

1633 E. 4th Street, #120

Santa Ana, CA 92701

Providence Community Services, LLC (cont.)

17542 Irivne Blvd., #F

Tustin, CA 92780

1717 Orangewood Ave., #G

Orange, CA 92868

3188 “F” Airway Ave.

Costa, CA 92626

4660 El Cajon Blvd., #210

San Diego, CA 92115

3635 Ruffin Road, Suite 100

San Diego, CA 92123

Providence Management Corporation of Florida, Inc.	South Division 4910-D Creekside Drive Clearwater, FL 33760
Providence of Arizona, Inc.	630 N. Craycroft Road Tucson, AZ 85711
Providence Service Corporation of Alabama	600 Vestavia Pkwy, Ste. 220 Birmingham, AL 35216
Providence Service Corporation of Delaware	260 Chapman Road, Ste. 100-B Newark, DE 19702
Providence Service Corporation of Maine	10304 Spotsylvania Ave., 3rd floor Fredericksburg, VA 22408

SCHEDULE 5.20(a)

Name of Loan Party	All Locations where Loan Party Maintains Equipment to Bill, Collect and Track Accounts
Providence Service Corporation of New Jersey, Inc.	10304 Spotsylvania Ave., 3rd floor Fredericksburg, VA 22408
Providence Service Corporation of Oklahoma	630 N. Craycroft Road Tucson, AZ 85711 134 N. 12th Durant, OK 74701 105 Plaza Madill, OK 73446
Providence Service Corporation of Texas	South Division Back Office 4910-D Creekside Drive Clearwater, FL 33760
Red Top Transportation, Inc.	1800 Phoenix Blvd., Suite 120 College Park, GA 30349
Rio Grande Management Company, L.L.C.	425-C Telshor Blvd., #201 Las Cruces, NM 88011
Transitional Family Services, Inc.	1830 Water Place, Ste. 220 Atlanta, GA 30339 South Division Back Office 4910-D Creekside Dr. Clearwater, FL 33760
W.D. Management, L.L.C.	2626 W. College Road Springfield, MO 65802

SCHEDULE 5.20(b)

Locations of Chief Executive Office

Exact Legal Name of Loan Party	Address of Chief Executive Office	Organization ID No.	Federal Taxpayer ID No.
The Providence Service Corporation	5524 E. Fourth St. Tucson, AZ 85711	2697846	86-0845127

A to Z In-Home Tutoring LLC	5524 E. Fourth St. Tucson, AZ 85711	LLC14823-2002	61-1436598

AlphaCare Resources, Inc.	5524 E. Fourth St. Tucson, AZ 85711	J803504	58-1779414

Camelot Care Centers, Inc.	5524 E. Fourth St. Tucson, AZ 85711	54319363	36-3465604

Charter LCI Corporation	5524 E. Fourth St. Tucson, AZ 85711	3784725	20-0956611

Children’s Behavioral Health, Inc.	5524 E. Fourth St. Tucson, AZ 85711	3295728	20-2639439

Choices Group, Inc.	5524 E. Fourth St. Tucson, AZ 85711	3271676	88-0469530

Dockside Services, Inc	5524 E. Fourth St. Tucson, AZ 85711	1999091199 (Indiana)	35-2085281

Drawbridges Counseling Services, LLC	5524 E. Fourth St. Tucson, AZ 85711	0548838	61-1432345

Family-Based Strategies, Inc.	5524 E. Fourth St. Tucson, AZ 85711	3871280	20-1159678

Family Preservation Services, Inc.	5524 E. Fourth St. Tucson, AZ 85711	03917762	54-1620121

Family Preservation Services of Florida, Inc.	5524 E. Fourth St. Tucson, AZ 85711	P98000061241	65-0848685

Family Preservation Services of North Carolina, Inc.	5524 E. Fourth St. Tucson, AZ 85711	0516126	86-0976674

Family Preservation Services of Washington D.C., Inc.	5524 E. Fourth St. Tucson, AZ 85711	232743	20-0086731

Family Preservation Services of West Virginia, Inc.	5524 E. Fourth St. Tucson, AZ 85711	41991	86-1035573

Health Trans, Inc.	5524 E. Fourth St. Tucson, AZ 85711	2524589	65-0613681

LogistiCare, Inc.	5524 E. Fourth St. Tucson, AZ 85711	2387136	13-3765416

LogistiCare Solutions, LLC	5524 E. Fourth St. Tucson, AZ 85711	3090594	58-2491253

SCHEDULE 5.20(b)

Exact Legal Name of Loan Party	Address of Chief Executive Office	Organization ID No.	Federal Taxpayer ID No.
Maple Star Nevada	5524 E. Fourth St. Tucson, AZ 85711	C11396-1994	88-0321776

Oasis Comprehensive Foster Care LLC	5524 E. Fourth St. Tucson, AZ 85711	0571424	35-2230313

Provado Technologies, Inc.	5524 E. Fourth St. Tucson, AZ 85711	P02000130087	22-3895026

Providence Community Corrections, Inc.	5524 E. Fourth St. Tucson, AZ 85711	2656006	62-1651095

Providence Community Services, Inc.	5524 E. Fourth St. Tucson, AZ 85711	2654779	23-2820336

Providence Community Services, LLC	5524 E. Fourth St. Tucson, AZ 85711	2903957	33-0797276

Providence Management Corporation of Florida	5524 E. Fourth St. Tucson, AZ 85711	P04000048214	20-0991181

Providence of Arizona, Inc.	5524 E. Fourth St. Tucson, AZ 85711	05265760	86-0706547

Providence Service Corporation of Alabama	5524 E. Fourth St. Tucson, AZ 85711	D/C 254-522	Pending

Providence Service Corporation of Delaware	5524 E. Fourth St. Tucson, AZ 85711	3616438	59-3766748

Providence Service Corporation of Maine	5524 E. Fourth St. Tucson, AZ 85711	200008460	86-0970832

Providence Service Corporation of New Jersey, Inc.	5524 E. Fourth St. Tucson, AZ 85711	01000954635	91-1908614

Providence Service Corporation of Oklahoma	5524 E. Fourth St. Tucson, AZ 85711	1900604755	74-2884198

Providence Service Corporation of Texas	5524 E. Fourth St. Tucson, AZ 85711	0147065000	74-2868929

Red Top Transportation, Inc.	5524 E. Fourth St. Tucson, AZ 85711	M10450	59-2499262

Rio Grande Management Company, L.L.C.	5524 E. Fourth St. Tucson, AZ 85711	L10016299	86-1041182

Transitional Family Services, Inc.	5524 E. Fourth St. Tucson, AZ 85711	K101001	58-1923779

W.D. Management, L.L.C.	5524 E. Fourth St. Tucson, AZ 85711	LC0002505	43-1699690

SCHEDULE 5.23

Material Contracts

None.

SCHEDULE 5.28

Medicare and Medicaid Notices and Filings

None.

SCHEDULE 6.17

Deposit Accounts

Bank	Account Number	Description
Compass Bank		Providence Service Corporation Lockbox

Wachovia Bank		Family Preservation Services, Inc. Lockbox

Wachovia Bank		Transitional Family Services, Inc. Lockbox

Wachovia Bank		Family Preservation Services of Florida, Inc. Lockbox

Compass Bank		The Providence Service Corporation

Bank of Tucson		The Providence Service Corporation

Raymond James and Associates, Inc.		Providence Service Corporation Investment Account

Logisticare:

SunTrust		Solutions Master

SunTrust		Solution Master Lockbox

SunTrust		Solutions Operation

SunTrust		Solutions CBL

SunTrust		Provado Technology Services Operating

SunTrust		Provado Technology Services Lockbox

Bank of America		Solutions Debt & Overnight Investment Account

Bank of America		Provado Technology Services

SCHEDULE 7.01

Liens Existing on the Closing Date

1.	Reinsurance Trust Agreement dated August 1, 2006, by and between Provado Insurance Services, Inc. and Discover Reinsurance Company named Discover Reinsurance Company beneficiary of Provado Insurance Services, Inc. Fifth Third Bank Investment bank account #

2.	South Carolina Department of Insurance Certificate of Authority dated December 31, 2004, by and between South Carolina Department of Insurance and Provado Insurance Services, Inc requires statutory obligation of $250,000 in unencumbered capital and surplus in an account in the name of Provado Insurance Services, Inc with Bank of America.

3.	Florida Miami Dade County Bid Deposit, dated November 6, 2006 in the amount of $10,000

4.	Liens on Certificate of Deposit number securing Irrevocable Standby Letter of Credit No. , dated 6/30/07, issued by Bank of Tucson, on behalf of Providence Service Corporation, to AmSouth Bank for $175,000

5.	Liens on Certificate of Deposit number securing Irrevocable Letter of Credit No. , dated 12/29/06, issued by Wells Fargo Bank N.A., on behalf of Social Services Providers Captive Insurance Company, to Ace American Insurance Company for $1,046,000

6.	Liens on Certificate of Deposit number securing Irrevocable Letter of Credit No. , dated 9/8/07, issued by Wells Fargo Bank N.A., on behalf of Social Services Providers Captive Insurance Company, to Lexington Insurance Company for $1,000,000

7.	Liens on Certificate of Deposit number securing Irrevocable Letter of Credit No. , dated 7/8/07, issued by Wells Fargo Bank N.A., on behalf of Social Services Providers Captive Insurance Company, to Ace American Insurance Company for $775,000

8.	Liens on Certificate of Deposit number securing Irrevocable Letter of Credit No. , dated 7/18/07, issued by Wells Fargo Bank N.A., on behalf of Social Services Providers Captive Insurance Company, to Lexington Insurance Company for $2,250,000

9.	Liens on Certificate of Deposit number securing Irrevocable Letter of Credit No. , dated 7/18/07, issued by Wells Fargo Bank N.A., on behalf of Social Services Providers Captive Insurance Company, to Ace American Insurance Company for $1,140,000

SCHEDULE 7.01

10.	Liens evidenced by the following UCC-1 Financing Statements:

DEBTORS	JURISDICTION SEARCHED	SEARCH RESULTS
A to Z In-Home Tutoring, LLC	STATE OF NEVADA (SOO)	#2004036624-4 filed 12/02/2004 SP: BancLease Acceptance Corporation Collateral: leased equipment

A to Z In-Home Tutoring, LLC (continued)	STATE OF TENNESSEE	#205-041242 filed 10/19/2005 SP: Wells Fargo Financial Leasing Collateral: leased equipment

Camelot Care Centers, Inc.	STATE OF ILLINOIS (SOO)	#9097422 filed 09/22/2004 SP: Greatamerica Leasing Corporation Collateral: leased equipment, proceeds

#12213190 filed 06/16/2007 SP: US Bancorp Collateral: specific equipment

#12426747 filed 08/24/2007 SP: Greatamerica Leasing Corporation Collateral: leased equipment, proceeds

Choices Group, Inc.	STATE OF DELAWARE (SOO)	#10775390 filed 08/03/2001 Continuation filed 05/23/2006 SP: Dade Behring Financial Services Collateral: specific equipment, proceeds

Family Preservation Services of Florida, Inc.	FLORIDA UCC (SOO)	#200407695808 filed 08/19/2004 SP: US Bancorp Collateral: leased equipment

#200407797554 filed 09/01/2004 SP: US Bancorp Collateral: leased equipment

#200604027158 filed 10/31/2006 SP: US Bancorp Collateral: leased equipment

Logisticare, Inc.	STATE OF DELAWARE (SOO)	#51552711 filed 05/19/2005 SP: Konica Minolta Business Solutions U.S.A., Inc. Collateral: leased equipment

#2007 0232503 filed 01/18/2007 SP: Konica Minolta Business Solutions U.S.A., Inc. Collateral: leased equipment

SCHEDULE 7.01

DEBTORS	JURISDICTION SEARCHED	SEARCH RESULTS
Logisticare Solutions, LLC	STATE OF DELAWARE (SOO)

#23020397filed 12/03/2002

SP: HSBC Business Credit (USA), Inc.

Collateral: specific leased motor vehicles, proceeds in the form of goods, accounts, general intangibles, intellectual property, investment property, deposit accounts, letter of credit rights

#31417305filed 05/07/2003 SP: US Bancorp Collateral: leased equipment

Logisticare Solutions, LLC (continued)		#32119371filed 07/30/2003 SP: Minolta Business Solutions, Inc. Collateral: D1 551L# 3796470

#32477225filed 09/24/2003 SP: US Bancorp Collateral: leased equipment

#32559402filed 10/02/2003 SP: Minolta Business Solutions Collateral: leased equipment

#50080086filed 12/31/2004

SP: Fleet Capital Corporation

Collateral: specific leased motor vehicles, proceeds in the form of goods, accounts, general intangibles, intellectual property, investment property, deposit accounts, letter of credit rights

#51093377filed 04/04/2005

SP: Fleet Capital Corporation

Collateral: specific leased motor vehicles, proceeds in the form of goods, accounts, general intangibles, intellectual property, investment property, deposit accounts, letter of credit rights

#51693457filed 06/02/2005 SP: Konica Minolta Business Solutions U.S.A., Inc. Collateral: leased equipment

The Providence Service Corporation	STATE OF DELAWARE (SOO)	#30663941filed 02/24/2003 SP: U.S. Bancorp Collateral: leased equipment

#30514375filed 03/03/2003 SP: General Electric Credit Corporation Collateral: leased equipment, proceeds

SCHEDULE 7.01

DEBTORS	JURISDICTION SEARCHED	SEARCH RESULTS
#30699275filed 03/03/2003 SP: US Bancorp Collateral: leased equipment

#31038952filed 04/09/2003 Assignee: General Electric Credit Corporation Assignor: Toshiba America Information Systems, Inc. Collateral: leased equipment

#31718645filed 07/08/2003 SP: US Bancorp Collateral: lease #13590

The Providence Service Corporation (continued)		#32226275filed 08/27/2003 SP: US Bancorp Collateral: leased #13590

#20070109578 filed 01/10/2007 SP: Netbank Business Finance Collateral: specific equipment

#20073634283 filed 09/26/2007 SP: Marlin Leasing Corp. Collateral: leased equipment, proceeds and accounts arising therefrom

SCHEDULE 7.02

Investments Existing on the Closing Date

Certificate of Deposit – The Providence Service Corporation

Bank of Tucson

Certificate No.

Maturity Date: 5/31/09

Beginning Balance: $175,000

Interest rate: 4.75%

(5 CD’s – Excluded Subsidiary)

Certificate of Deposit - Social Services Providers Captive Insurance Co.

Bank of Tucson

Certificate No.

Maturity Date: 6/30/08

Beginning Balance: $775,000

Interest rate: 5.25%

Certificate of Deposit - Social Services Providers Captive Insurance Co.

Bank of Tucson

Certificate No.

Maturity Date: 5/31/09

Beginning Balance: $1,140,000

Interest rate: 4.75%

Certificate of Deposit - Social Services Providers Captive Insurance Co.

Bank of Tucson

Certificate No.

Maturity Date: 5/31/09

Beginning Balance: $2,250,000

Interest rate: 4.75%

Certificate of Deposit - Social Services Providers Captive Insurance Co.

Bank of Tucson

Certificate No.

Maturity Date: 9/2/08

Beginning Balance: $1,000,000

Interest rate: 5.25%

Certificate of Deposit - Social Services Providers Captive Insurance Co.

Bank of Tucson

Certificate No.

Maturity Date: 12/7/07

Beginning Balance: $1,046,000

Interest rate: 4.65%

SCHEDULE 7.02

Instrument:	Promissory Note
Holder:	Providence Service Corporation of Maine.
Borrower:	FCP, Inc.
Original Amount:	$250,000
Balance at 10/31/07:	$213,102

Instrument:	Promissory Note
Holder:	The Providence Service Corporation
Borrower:	The ReDCo Group, Inc.
Original Amount:	$600,000
Balance at 10/31/07:	$600,000

Instrument:	Promissory Note
Holder:	Children’s Behavioral Health, Inc.
Borrower:	Clearfield Jefferson Community Mental Health Center, Inc.
Original Amount:	$52,000
Balance at 10/31/07:	$52,000

Instrument:	Promissory Note
Holder:	The Providence Service Corporation
Borrower:	Artfare*
Original Amount:	$105,270
Balance at 10/31/07:	$105,270
*100% reserved

Instrument:	Promissory Note
Holder:	The Providence Service Corporation
Borrower:	Social Services Providers Captive Insurance Company
Amount:	$775,000

Instrument:	Promissory Note
Holder:	The Providence Service Corporation
Borrower:	Social Services Providers Captive Insurance Company
Amount:	$1,140,000

Instrument:	Promissory Note
Holder:	The Providence Service Corporation
Borrower:	Social Services Providers Captive Insurance Company
Amount:	$1,046,000

Instrument:	Promissory Note
Holder:	Provado Insurance Services, Inc.
Borrower:	LogistiCare Solutions, LLC
Amount:	$1,600,000

SCHEDULE 7.02

Eastern Investment Advisors

Account Name: Eastern Bank, Trustee of Logisticare Solutions, LLC, Rabbi Trust effective 08/07/07

Account Description: Rabbi Trust for Deferred Compensation Plan (Money market account where funds are held prior to sending funds to MetLife for investment)

Account Number #

Approximate Balance: $46,168.29

MetLife Insurance Company of Connecticut – Account Information

JP Morgan Chase Bank N/A

Account Name: MetLife Insurance Company of Connecticut – COLI LogistiCare LLC 5002

Account Purpose: Makes notional investments for the deferred compensation plan (Rabbi Trust)

Account Number #

Approximate Balance: $30,798.91

Fifth Third Bank

Account Name: Trustee for Provado Insurance Services Discover Reinsurance

Account Purpose: Restricted trust account for the benefit of Discover Reinsurance Company in accordance with the Reinsurance Trust Agreement with Discover Reinsurance Company

Account Number:

Approximate Balance: $5,225,061

Bank of America

Account Name: Provado Insurance Services

Account Purpose: Money Market Account

Account:

Approximate Balance: $208,550

Investment by LogistiCare Inc. in Provado Insurance Services, Inc.(Intercompany Investment dated April 1, 2005) in the amount of $3,093,103

Investment by The Providence Service Corporation in Social Services Providers Captive Insurance Company in the amount of $2,080,860

Investment by The Providence Service Corporation in 0798576 B.C. Ltd. in the amount of $6,884,702

Investment by The Providence Service Corporation in College Community Services in the amount of $1,656,285

Investment by The Providence Service Corporation in Maple Star Oregon in the amount of $125,135

SCHEDULE 7.03(b)

Indebtedness Existing on the Closing Date

Earn-Outs

1.	Family-Based Strategies, Inc.: Due second quarter of 2008 based on the financial performance of Family-Based Strategies, Inc. over the period from March 1, 2006 to December 31, 2007 (no earn-out is anticipated to be paid). To be paid in cash.

2.	W.D. Management, L.L.C.: Due second quarter of 2008 based on the financial performance of W.D. Management, L.L.C. for April 1, 2006 to December 31, 2007 (in an amount estimated to be less than $10 million). To be paid in cash and stock.

3.	WCG International Consultants Ltd.: Due first quarter of 2009 based on the financial performance of WCG International Consultants Ltd. during the period August 1, 2007 to December 31, 2008 (limited to $10.8 million Canadian dollars). To be paid in cash and stock.

4.	LogistiCare – Merger Agreement: Expected to be due first quarter of 2009 , based on the financial performance of LogistiCare during the period of January 1, 2007 - December 31, 2008 (limited to $40 million) - To be paid in cash, provided, however, to the extent stockholder approval related to the issuance of our common stock in lieu of cash to fund the earn-out payment is obtained, each of the sellers will have the right to elect to receive up to 50% of their pro rata share of the earn-out payment in shares of our common stock (based upon our stock price on November 6, 2007).

Promissory Notes

Instrument:	Promissory Note
Holder:	Larry Nulton
Borrower:	The Providence Service Corporation
Amount:	$618,680

Instrument:	Promissory Note
Holder:	The Providence Service Corporation
Borrower:	Social Services Providers Captive Insurance Company
Amount:	$775,000

Instrument:	Promissory Note
Holder:	The Providence Service Corporation
Borrower:	Social Services Providers Captive Insurance Company
Amount:	$1,140,000

SCHEDULE 7.03(b)

Instrument:	Promissory Note
Holder:	The Providence Service Corporation
Borrower:	Social Services Providers Captive Insurance Company
Amount:	$1,046,000

Instrument:	Promissory Note
Holder:	Provado Insurance Services, Inc.
Borrower:	LogistiCare Solutions, LLC
Amount:	$1,600,000

Existing Letters of Credit

1.	Irrevocable Standby Letter of Credit No. , dated 6/30/07, issued by Bank of Tucson, on behalf of Providence Service Corporation, to AmSouth Bank in the face amount of $175,000

2.	Irrevocable Letter of Credit No. , dated December 29, 2006, issued by Wells Fargo Bank N.A., on behalf of Social Services Providers Captive Insurance Company, to Ace American Insurance Company in the face amount of $1,046,000

3.	Irrevocable Letter of Credit No. , dated September 8, 2007, issued by Wells Fargo Bank N.A., on behalf of Social Services Providers Captive Insurance Company, to Lexington Insurance Company in the face amount of $1,000,000

4.	Irrevocable Letter of Credit No. , dated July 8, 2007, issued by Wells Fargo Bank N.A., on behalf of Social Services Providers Captive Insurance Company, to Ace American Insurance Company in the face amount of $775,000

5.	Irrevocable Letter of Credit No. , dated July 18, 2007, issued by Wells Fargo Bank N.A., on behalf of Social Services Providers Captive Insurance Company, to Lexington Insurance Company in the face amount of $2,250,000

6.	Irrevocable Letter of Credit No. , dated July 18, 2007, issued by Wells Fargo Bank N.A., on behalf of Social Services Providers Captive Insurance Company, to Ace American Insurance Company in the face amount of $1,140,000

Lease Agreements

Master Lease Agreement No. 1110519/1233826, dated August 1, 2006, by and between Key Equipment Finance Inc. and LogistiCare Solutions, LLC (Automobiles) in the amount of $121,637.51

Master Lease Agreement dated No. 1110519/1236993, dated July 26, 2006, by and between Key Equipment Finance, Inc. and LogistiCare Solutions, LLC (Automobiles) in the amount of $115,904.59

SCHEDULE 7.03(j)

Letters of Credit Issued for the Target’s Account

1.	Letter of Credit No. , dated April 1, 2005, issued by Bank of America, N.A. on behalf of LogistiCare Solutions, LLC, to First Indemnity of America Insurance Company in the outstanding amount of $1,250,000.

2.	Letter of Credit No. , dated December 9, 2004, issued by Fleet National Bank, on behalf of Provado Insurance Services, Inc. to Discover Reinsurance Company in the amount of $1,084,360.00.

3.	Letter of Credit No. , dated January 17, 2006, issued by Fleet National Bank, on behalf of Provado Insurance Services, Inc. to Discover Reinsurance Company in the amount of $2,008,743.

4.	Letter of Credit No. , dated December 29, 2005, issued by Bank of America, N.A., on behalf of LogistiCare Solutions, LLC, to Humana Medicaid in the outstanding amount of $135,000.

5.	Letter of Credit No. , dated November 30, 2006, issued by Bank of America, N.A., on behalf of LogistiCare Solutions, LLC, to The Hanover Insurance Company in the outstanding principal amount of $2,546,237.

6.	Letter of Credit No. , dated February 7, 2007, issued by Bank of America, N.A. on behalf of LogistiCare Solutions, LLC, to The Westchester Fire Insurance Company in the outstanding amount of $5,689,337.24.

7.	Letter of Credit No. , dated June 14, 2007, issued by Bank of America, N.A., on behalf of LogistiCare Solutions, LLC, to Amerigroup Corporation in the outstanding face amount of $423,387.

SCHEDULE 7.13

Subsidiaries

Entity Name	Country /Region	Record Owner	Type of Security	Ownership Interest	Shares Authorized	Shares Outstanding
WCG International Consultants Ltd.	Canada	PSC of Canada Exchange Corp.	Class “A” Preferred	100%	Unlimited Shares of Common Stock	8,374

	Canada	PSC of Canada Exchange Corp.	Class “B” Preferred	100%	Unlimited Shares of Common Stock	5,153

PSC of Canada Exchange Corp.	Canada	Wells Fargo Bank, N.A., as escrow agent for Ian Ferguson	Class A Special Shares		1,000,000	6,582

		Wells Fargo Bank, N.A., as escrow agent for Elizabeth Ferguson	Class A Special Shares		1,000,000	6,323

		Wells Fargo Bank, N.A., as escrow agent for James Rae	Class A Special Shares		1,000,000	21,568

		Wells Fargo Bank, N.A., as escrow agent for Robert Skene	Class A Special Shares		1,000,000	14,379

		Wells Fargo Bank, N.A., as escrow agent for Walrus Holdings ltd.	Class A Special Shares		1,000,000	11,503

		Wells Fargo Bank, N.A., as escrow agent for John Parker	Class A Special Shares		1,000,000	10,065

		Wells Fargo Bank, N.A., as escrow agent for Jenco Enterprises Ltd.	Class A Special Shares		1,000,000	73,368

		Ian Ferguson	Class A Special Shares		1,000,000	6,582

		Elizabeth Ferguson	Class A Special Shares		1,000,000	6,323

		James Rae	Class A Special Shares		1,000,000	21,568

SCHEDULE 7.13

Robert Skene	Class A Special Shares	1,000,000	14,379

Walrus Holdings Ltd.	Class A Special Shares	1,000,000	11,503

John Parker	Class A Special Shares	1,000,000	10,065

Jenco Enterprises Ltd.	Class A Special Shares	1,000,000	73,368

SCHEDULE 12.02

CERTAIN ADDRESSES FOR NOTICES

Administrative Agent:

CIT HEALTHCARE LLC

505 Fifth Avenue

New York, NY 10017

Attention: Chief Risk Officer

Facsimile No.: (212) 771-9317

Borrower and Loan Parties:

THE PROVIDENCE SERVICE CORPORATION

5524 E. Fourth Street

Tucson, AZ 85711

Attention; Michael N. Deitch, Chief Executive Officer

Facsimile No.: (520) 747-6611

EXHIBIT A

FORM OF LOAN NOTICE

CIT Healthcare LLC,

as Administrative Agent

under the Credit Agreement

referred to below

505 Fifth Avenue

New York, NY 10017

[Date]

Attention: Chief Risk Officer

Ladies and Gentlemen:

The undersigned, The Providence Service Corporation, refers to the Credit Agreement dated as of December     , 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, CIT Healthcare LLC, as Administrative Agent and the other financial institutions party thereto, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing as required by Section 2.02(a) of the Credit Agreement:

The Borrower is requesting a [Borrowing]/[conversion of Loans from one Type to the other]/[continuation of LIBOR Loans].

The Business Day of the proposed [Borrowing]/[conversion]/[continuation] is             ,     , 20    .

The principal amount of Loans to be [borrowed]/[converted]/[continued] is $        .

[The Type of Loans to be borrowed]/[The Type of Loans to which existing [Base Rate Loans]/[LIBOR Loans] are to be converted] are             .

The duration of the Interest Period with respect to the proposed [Borrowing]/[conversion]/[continuation] is [one]/[two]/[three]/[six] months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [Borrowing]/[conversion]/[continuation]:

The representations and warranties of each Loan Party contained in Article 5 of the Credit Agreement (other than the representation and warranty set forth in Section 5.05(e) of the Credit Agreement) or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith, shall be true and correct in all material respects

(provided, that if any representation or warranty is by its terms qualified by concepts of materiality, such representation shall be true and correct in all respects) on and as of even date herewith, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of Section 4.02 of the Credit Agreement, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement.

No Default or Event of Default shall exist, or would result from such proposed [Borrowing]/[conversion]/[continuation].

After giving effect to such proposed Borrowing, the total Revolving Exposures shall not exceed the total Revolving Commitments.

[With respect to the Incremental Term Loan, attached hereto is a certificate of the Borrower certifying that (i) such Loan shall be used to satisfy all or a portion of the earnout payments (as provided in the Target Acquisition Agreement) together with a reasonably detailed schedule showing the computation thereof and (ii) after giving pro forma effect thereto, the Consolidated Senior Leverage Ratio is not more than 3.25 to 1.00 and the Consolidated Total Leverage Ratio is not more than 4.50 to 1.00, in each case with Consolidated EBITDA to be determined as of the end of the immediately preceding Fiscal Quarter.

Delivery of an executed counterpart of this Notice of Borrowing by facsimile shall be effective as delivery of an original executed counterpart of this Notice of Borrowing.

Very truly yours,

THE PROVIDENCE SERVICE CORPORATION

By:
Name:
Title:

EXHIBIT B-1

FORM OF REVOLVING NOTE

$	Dated: , 200

FOR VALUE RECEIVED, the undersigned, THE PROVIDENCE SERVICE CORPORATION, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY             or its registered assigns (the “Lender”) for the account of the Lender on the Termination Date the aggregate outstanding principal amount of the advances made by such Lender under its Revolving Commitment owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of December     , 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, are being used herein as therein defined) among the Borrower, the Lender, the other financial institutions party thereto, and CIT Healthcare LLC, as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to Article 11 of the Credit Agreement, the “Administrative Agent”).

The Borrower promises to pay to the Lender interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent, at the Administrative Agent’s Office in same day funds. Each Revolving Loan owing to the Lender by the Borrower, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of advances by the Lender to or for the benefit of the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Revolving Commitment, the indebtedness of the Borrower resulting from each such advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

THE PROVIDENCE SERVICE CORPORATION

By:
Name:
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B-2

FORM OF TERM NOTE

$	Dated: ,

FOR VALUE RECEIVED, the undersigned, THE PROVIDENCE SERVICE CORPORATION, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY              or its registered assigns (the “Lender”) for the account of the Lender the aggregate outstanding principal amount of the Term Loan Commitment owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of December,     , 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, are being used herein as therein defined) among the Borrower, the Lender, the other financial institutions party thereto, and CIT Healthcare LLC, as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to Article 11 of the Credit Agreement, the “Administrative Agent”).

The Borrower promises to pay the Lender interest on the unpaid principal amount of the Term Loan Commitment of Lender from the date of such Term Loan, as the case may be, until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at the Administrative Agent’s Office in same day funds. The outstanding portion of the Term Loan owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making or purchasing of a portion of the outstanding Term Loan by the Lender to or for the benefit of the Borrower on the Closing Date in an aggregate amount not to exceed at any time outstanding the Term Loan Commitment of the Lender, the indebtedness of the Borrower resulting from the portion of the Term Loan being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of maturity upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

THE PROVIDENCE SERVICE CORPORATION

By:
Name:
Title:

TERM LOAN AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B-3

FORM OF INCREMENTAL TERM LOAN NOTE

$	Dated: ,

FOR VALUE RECEIVED, the undersigned, THE PROVIDENCE SERVICE CORPORATION, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY              or its registered assigns (the “Lender”) for the account of the Lender the aggregate outstanding principal amount of the Incremental Term Loan owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of December,     , 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, are being used herein as therein defined) among the Borrower, the Lender, the other financial institutions party thereto, and CIT Healthcare LLC, as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to Article 11 of the Credit Agreement, the “Administrative Agent”).

The Borrower promises to pay to the Lender or its registered assigns interest on the unpaid principal amount of such Lender’s portion of the Incremental Term Loan from the date of such Incremental Term Loan, as the case may be, until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at the Administrative Agent’s Office in same day funds. The outstanding portion of the Incremental Term Loan owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making or purchasing of a portion of the outstanding Incremental Term Loan by the Lender to or for the benefit of the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the original principal amount of the Incremental Term Loan, the indebtedness of the Borrower resulting from the portion of the Incremental Term Loan being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of maturity upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

THE PROVIDENCE SERVICE CORPORATION

By:
Name:
Title:

INCREMENTAL TERM LOAN AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Compliance Certificate

Please refer to the Credit Agreement dated as of             ,     , 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the undersigned (“Borrower”), the Guarantors party thereto from time to time, the financial institutions party thereto and CIT Healthcare LLC, as administrative agent (the “Administrative Agent”). This certificate (this “Certificate”) is delivered to the Administrative Agent and the Lenders pursuant to the terms of the Credit Agreement. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned, being a Responsible Officer of the Borrower, hereby certifies and warrants in his/her capacity as a Responsible Officer and not in his/her individual capacity, as follows:

(i) Enclosed are the following [end of Fiscal Year financial statements:]//[end of Fiscal Quarter financial statements:]

[Use following paragraph for fiscal year-end financial statements]

[The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of                  , 20    , together with the report and opinion of an independent certified public accountant required by such section.]

[Use following paragraph for fiscal quarter-end financial statements]

[The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of                  , 20__. Such consolidated financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Loan Parties and their Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

(ii) The representations and warranties of each Loan Party contained in Article 5 of the Credit Agreement (other than the representation and warranty set forth in Section 5.05(e) of the Credit Agreement) or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith, are true and correct in all material respects (provided, that if any representation or warranty is by its terms qualified by concepts of materiality, such representation shall be true and correct in all respects) on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(iii) No Default or Event of Default exists.

(iv) No Material Adverse Effect has occurred.

(v) The Consolidated Total Leverage Ratio is [    ] to 1.

(vi) The Consolidated Fixed Charges Coverage Ratio is [    ] to 1.

(vii) The Consolidated Senior Leverage Ratio is [    ] to 1.

(viii) Excess Liquidity was not less than $15,000,000 as of the last day of any month covered in the financial statements being certified hereto.

[Remainder of page intentionally left blank.]

Borrower has caused this Certificate to be executed and delivered by the Responsible Officer (solely in such capacity and not as an individual) thereunto duly authorized on                  , 20__.

THE PROVIDENCE SERVICE CORPORATION

By:
Name:
Title:

EXHIBIT D

FORM OF ASSIGNMENT AND

ASSUMPTION AGREEMENT

Reference is made to the Credit Agreement dated as of                  , 20     (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein, unless otherwise defined herein, being used herein as therein defined) among The Providence Service Corporation, a Delaware corporation (the “Borrower”), the Lenders party thereto, CIT Healthcare LLC, as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to Article 11 of the Credit Agreement, the “Administrative Agent”), and the other Agents party thereto.

Each “Assignor” referred to on Schedule 1 hereto (each, an “Assignor”) and each “Assignee” referred to on Schedule 1 hereto (each, an “Assignee”) agrees severally with respect to all information relating to it and its assignment hereunder and on Schedule 1 hereto as follows:

(1) Such Assignor hereby sells and assigns, without recourse except as to the representations and warranties made by it herein, to such Assignee, and such Assignee hereby purchases and assumes from such Assignor, an interest in and to such Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, such Assignee’s Commitments and the amount of the Loans owing to such Assignee will be as set forth on Schedule 1 hereto.

(2) Such Assignor (i) represents and warrants that its name set forth on Schedule 1 hereto is its legal name, that it is the legal and beneficial owner of the interest or interests being assigned by it hereunder and that such interest or interests are free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note or Notes (if any) held by such Assignor and requests that the Administrative Agent exchange such Note or Notes for a new Note or Notes payable to the order of such Assignee in an amount equal to the Commitments assumed by such Assignee pursuant hereto or new Notes payable to the order of such Assignee in an amount equal to the Commitments assumed by such Assignee pursuant hereto and such Assignor in an amount equal to the Commitments retained by such Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

(3) Such Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, any Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) represents and warrants that its name set forth on Schedule 1 hereto is its legal name; (iv) appoints and authorizes the Administrative Agent to take such action as the Administrative Agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender party thereto; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 3.01 of the Credit Agreement.

(4) Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Assumption (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto.

(5) Upon such acceptance and recording by the Administrative Agent, as of the Effective Date (as defined on the signature page hereto), (i) such Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and (ii) such Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement (other than its rights and obligations under the Loan Documents that are specified under the terms of such Loan Documents to survive the payment in full of the Obligations of the Loan Parties under the Loan Documents to the extent any claim thereunder relates to an event arising prior to the Effective Date) and, if this Assignment and Assumption covers all of the remaining portion of the rights and obligations of such Assignor under the Credit Agreement, such Assignor shall cease to be a party thereto.

(6) Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to such Assignee. Such Assignor and such Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the other Loan Documents for periods prior to the Effective Date directly between themselves.

(7) This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

(8) This Assignment and Assumption may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Assumption by facsimile shall be effective as delivery of an original executed counterpart of this Assignment and Assumption.

IN WITNESS WHEREOF, each Assignor and each Assignee have caused Schedule 1 to this Assignment and Assumption to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule 1

ASSIGNORS:
Revolving Credit Facility
Percentage interest assigned	%	%	%	%	%
Revolving Commitment assigned	$	$	$	$	$
Aggregate outstanding principal amount of Revolving Loans assigned	$	$	$	$	$
Principal amount of Revolving Note payable to Assignor	$	$	$	$	$
Letter of Credit Liabilities assigned	$	$	$	$	$
Letter of Credit Liabilities retained	$	$	$	$	$
Term Loan Facility
Percentage interest assigned	%	%	%	%	%
Term Loan Commitment assigned	$	$	$	$	$
Outstanding principal amount of Term Loan assigned	$	$	$	$	$
Principal amount of Term Note payable to Assignor	$	$	$	$	$
Incremental Term Facility
Percentage interest assigned	%	%	%	%	%
Incremental Term Loan commitment assigned	$	$	$	$	$
Outstanding principal amount of Incremental Term Loan assigned	$	$	$	$	$
Principal amount of Incremental Term Loan Note payable to Assignor	$	$	$	$	$

ASSIGNEES:
Revolving Credit Facility
Percentage interest assumed		%		%		%		%		%
Revolving Commitment assumed	$		$		$		$		$
Aggregate outstanding principal amount of Revolving Loans assumed	$		$		$		$		$
Principal amount of Revolving Note payable to Assignee	$		$		$		$		$
Letter of Credit Liabilities assumed	$		$		$		$		$
Term Loan Facility
Percentage interest assumed		%		%		%		%		%
Term Loan Commitment assumed	$		$		$		$		$
Outstanding principal amount of Term Loan assumed	$		$		$		$		$
Principal amount of Term Note payable to Assignee	$		$		$		$		$
Incremental Term Facility
Percentage interest assumed		%		%		%		%		%
Incremental Term Loan commitment assumed	$		$		$		$		$
Outstanding principal amount of Incremental Term Loan assumed	$		$		$		$		$
Principal amount of Incremental Term Loan Note Payable to Assignee	$		$		$		$		$

Effective Date (if other than date of acceptance by Administrative Agent):

            , 20     (the “Effective Date”)

Assignors

, as Assignor
[Type or print legal name of Assignor]

By:
Name:
Title:

Dated: , 20

, as Assignor
[Type or print legal name of Assignor]

By:
Name:
Title:

Dated: , 20

, as Assignor
[Type or print legal name of Assignor]

By:
Name:
Title:

Dated: , 20

Assignees

, as Assignee
[Type or print legal name of Assignee]

By:
Name:
Title:

Dated: , 20

, as Assignee
[Type or print legal name of Assignee]

By:
Name:
Title:

Dated: , 20

Accepted [and Approved] this day of , 20

1CIT Healthcare LLC as Administrative Agent

By:
Title:

[Consented to this day of , 20

2THE PROVIDENCE SERVICE CORPORATION

By:
Title: ]

[1]	If required by Section 12.07(b)(iii)(A) of the Credit Agreement.
[2]	If required by Section 12.07(b)(iii)(B) of the Credit Agreement.

EXHIBIT E

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT dated as of [                    ] (the “Joinder Agreement”) to the Credit Agreement, dated as of                  , 20     (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meaning given to such term in the Credit Agreement), among THE PROVIDENCE SERVICE CORPORATION (the “Borrower”), the Guarantors party thereto from time to time, CIT Healthcare LLC, as Administrative Agent, the other Agents party thereto, and each financial institution from time to time party thereto as a Lender (collectively, the “Lenders” and individually, a “Lender”).

W I T N E S S E T H:

WHEREAS, the Guarantors have entered into the Credit Agreement and the Security Agreement in order to induce the Lenders to make the Loans to or for the benefit of the Borrower;

WHEREAS, pursuant to Section 6.12 of the Credit Agreement, each Subsidiary (other than an Excluded Subsidiary) that was not a Subsidiary (other than an Excluded Subsidiary) on the date of the Credit Agreement is required to become a Guarantor under the Credit Agreement by executing this Joinder Agreement. The undersigned (the “New Guarantor”) is executing this Joinder Agreement to the Credit Agreement as consideration for the Loans previously made to or for the benefit of the Borrower.

NOW, THEREFORE, the Administrative Agent and each New Guarantor hereby agree as follows:

1. Guarantee. In accordance with Section 6.12(b) of the Credit Agreement, the New Guarantor by its signature below becomes a Guarantor under the Credit Agreement with the same force and effect as if originally named therein as a Guarantor. Simultaneously with the execution of this Joinder Agreement, the New Guarantor hereby delivers to the Administrative Agent all documents and information required pursuant to Section 6.12(b) of the Credit Agreement.

2. Representations and Warranties. In accordance with Section 6.12(b) of the Credit Agreement the New Guarantor hereby (a) agrees to all the terms and provisions of the Credit Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects (provided, that if any representation and warranty is by its terms qualified by concepts of materiality, such representation shall be true and correct in all respects) on and as of the date hereof, provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date. Each reference to a Guarantor in the Credit Agreement shall be deemed to include the New Guarantor. The New Guarantor hereby attaches supplements to each of the schedules to the Credit Agreement applicable to it.

3. Severability. If any provision of this Joinder Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Joinder Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4. Counterparts. This Joinder Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. No Waiver. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

6. Notices. All notices, requests and demands to or upon any New Guarantor, the Administrative Agent or any Lender shall be governed by the terms of Section 12.02 of the Credit Agreement.

7. Governing Law. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned have caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

[NEW GUARANTOR]

By:
Name:
Title:

Address for Notices:

CIT HEALTHCARE LLC, as Administrative Agent

By:
Name:
Title: